                                            Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-45872



PROSPECTUS
October 4, 2000


                          CHESAPEAKE ENERGY CORPORATION

                         389,378 SHARES OF COMMON STOCK



         The selling shareholder described in this prospectus may offer and sell from time to time 389,378 shares of our common stock.

         We will not receive any proceeds from the sale of shares of common stock by the selling shareholder, but we will bear all of the expenses, other than commissions or discounts of broker-dealers.

         On October 3, 2000, the last reported sale price of the common stock (symbol "CHK") on the New York Stock Exchange was $7.44.


         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS

                                                                                                           PAGE
The Company...................................................................................................3

Risk Factors..................................................................................................4

Forward-Looking Statements....................................................................................7

Use of Proceeds...............................................................................................9

Dividend Policy...............................................................................................9

Market Price of Common Stock.................................................................................10

Selected Financial Data......................................................................................11

Management's Discussion and Analysis of Financial Condition and Results of Operations........................13

Quantitative and Qualitative Disclosures About Market Risk...................................................22

Business.....................................................................................................24

Management...................................................................................................36

Executive Compensation.......................................................................................39

Certain Transactions.........................................................................................44

Security Ownership...........................................................................................46

Selling Shareholder..........................................................................................48

Description of the Capital Stock.............................................................................49

Plan of Distribution.........................................................................................57

Legal Matters................................................................................................58

Experts......................................................................................................58

Where You Can Find More Information..........................................................................58

Glossary.....................................................................................................59

Index to Financial Statements...............................................................................F-1

                                  ----------

                                   THE COMPANY

         Chesapeake Energy Corporation is an independent energy company focused on the exploration, development, acquisition and production of onshore natural gas reserves, principally in the Mid-Continent region of the United States. We began operations in 1989 and completed our initial public offering in 1993. Our common stock trades on the New York Stock Exchange under the symbol CHK. Our principal offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118 (telephone 405/848-8000 and website address of www.chkenergy.com).

         At year-end 1999, we owned interests in approximately 4,700 producing oil and gas wells. Our primary operating area is the Mid-Continent region, which includes Oklahoma, western Arkansas, southwestern Kansas and the Texas Panhandle. Our other operating areas are:

             o the Gulf Coast region consisting primarily of the Austin Chalk Trend in Texas and Louisiana and the Tuscaloosa Trend in Louisiana;
             o  the Helmet area of northeastern British Columbia; and
             o  the Permian Basin region of West Texas and Southeastern New
                Mexico.

During 1999, we produced 133.5 Bcfe, making Chesapeake one of the 15 largest public independent oil and gas producers in the United States. During the six months ended June 30, 2000, we produced 68.0 Bcfe.

RECENT DEVELOPMENTS

         On September 8, 2000, we entered into an Agreement and Plan of Merger to acquire Gothic Energy Corporation (OTC Bulletin Board "GOTH") for 4.0 million shares of common stock. Upon the closing of the transaction, Gothic's shareholders will own approximately 2.5% of Chesapeake's common stock. In addition, in a series of private transactions from June 27, 2000 through September 21, 2000, we purchased 99.8% of Gothic's $104 million of 14.125% Series B Senior Secured Discount Notes for total consideration of $80.8 million, comprised of $23.3 million in cash and $57.5 million of Chesapeake common stock (9,858,363 shares valued at $5.825 per share), subject to adjustment. We also purchased $20 million of the $235 million of 11.125% Senior Secured Notes issued by Gothic's operating subsidiary for $22 million of Chesapeake common stock (3,694,939 shares valued at $6.0371 per share, subject to adjustment) in a private transaction that closed on September 1, 2000.

         Gothic's proved reserves, estimated to be 322 Bcfe at June 30, 2000, are 96% natural gas and 86% proved developed, have an average lifting cost of less than $0.20 per Mcfe, are located primarily in Chesapeake's core Mid-Continent operating area, and are unhedged after December 2000. Based on its current production rate of 80,000 Mcfe per day (or 30 Bcfe per year), Gothic has an 11-year reserves-to-production index. In addition, Chesapeake intends to allocate approximately $20 million of the purchase price to Gothic's undeveloped leasehold inventory, 3-D seismic inventory, lease operating telemetry system and other assets. Considering other announced transactions in the industry, we believe Chesapeake will be the 10th largest independent producer of natural gas in the U.S. after the transaction.

         The Gothic acquisition is subject to approval by Gothic's shareholders and other closing conditions. Completion of the transaction is expected in January 2001.

BUSINESS STRATEGY

         From inception as a start-up in 1989 through today, our business strategy has been to aggressively build and develop one of the largest onshore natural gas resource bases in the U.S. We have executed our strategy through a combination of active drilling and acquisition programs.

                                 RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks. In addition to other information included in this prospectus and any subsequent prospectus supplement, you should carefully consider the following risk factors before you decide to purchase the common stock offered by this prospectus.

         This prospectus contains statements that constitute forward-looking statements. They include statements about the intent, belief or current expectations of Chesapeake, our directors or our officers with respect to the future operating performance of Chesapeake and the proposed business combination with Gothic Energy Corporation. See "Business - Recent Developments." Prospective purchasers of our common stock are cautioned that any such forward-looking statements are not guaranties of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Information set forth below and elsewhere in this prospectus identifies important factors that could cause such differences. See "Forward-Looking Statements."

SUBSTANTIAL DEBT LEVELS COULD AFFECT OPERATIONS

         As of June 30, 2000, we had long-term indebtedness of $983.2 million (which included bank indebtedness of $63.0 million) and stockholders' equity was a deficit of $120.0 million. If our acquisition of Gothic Energy Corporation had been completed as of June 30, 2000, our long-term indebtedness, on a pro forma basis, would have been $1.2 billion. Our ability to meet our debt service requirements throughout the life of our senior notes and, if the acquisition of Gothic Energy Corporation is completed, the senior notes of Gothic's subsidiary and our ability to meet our preferred stock obligations will depend on our future performance, which will be subject to oil and gas prices, our production levels of oil and gas, general economic conditions, and various financial, business and other factors affecting our operations. Our level of indebtedness may have the following effects on future operations:

         o a substantial portion of our cash flow from operations may be dedicated to the payment of interest on indebtedness and will not be available for other purposes,
         o restrictions in our debt instruments limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in the energy industry, and
         o our ability to obtain additional capital in the future may be impaired.

THE VOLATILITY OF OIL AND GAS PRICES CREATES UNCERTAINTIES

         Our revenues, operating results and future rate of growth are highly dependent on the prices we receive for our oil and gas. Historically, the markets for oil and gas have been volatile and may continue to be volatile in the future. Various factors which are beyond our control will affect prices of oil and gas. These factors include:

         o  worldwide and domestic supplies of oil and gas,
         o  weather conditions,
         o the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,
         o  political instability or armed conflict in oil-producing regions,
         o  the price and level of foreign imports,
         o  the level of consumer demand,
         o  the price and availability of alternative fuels,
         o  the availability of pipeline capacity, and
         o  domestic and foreign governmental regulations and taxes.

         We are unable to predict the long-term effects of these and other conditions on the prices of oil and gas. Lower oil and gas prices may reduce the amount of oil and gas we produce, which may adversely affect our revenues and operating income. Significant reductions in oil and gas prices may require us to reduce our capital expenditures. Reducing drilling will make it more difficult for us to replace the reserves we produce.

WE MUST REPLACE RESERVES TO SUSTAIN PRODUCTION

         As is customary in the oil and gas exploration and production industry, our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable.

Unless we replace the reserves we produce through successful development, exploration or acquisition, our proved reserves will decline over time. In addition, approximately 28% by volume, or 20% by value, of our total estimated proved reserves at December 31, 1999 were undeveloped. By their nature, undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. We cannot assure you that we can successfully find and produce reserves economically in the future.

SIGNIFICANT CAPITAL EXPENDITURES WILL BE REQUIRED TO EXPLOIT RESERVES

         We have made and intend to make substantial capital expenditures in connection with the exploration, development and production of our oil and gas properties. Historically, we have funded our capital expenditures through a combination of internally generated funds, equity issuances and long-term debt financing arrangements and sale of non-core assets. From time to time, we have used short-term bank debt, generally as a working capital facility. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas, and our success in developing and producing new reserves. If revenue were to decrease as a result of lower oil and gas prices or decreased production, and our access to capital were limited, we would have a reduced ability to replace our reserves. If our cash flow from operations is not sufficient to fund our capital expenditure budget, there can be no assurance that additional debt or equity financing will be available to meet these requirements.


DRILLING AND OIL AND GAS OPERATIONS PRESENT UNIQUE RISKS

         Drilling activities are subject to many risks, including well blowouts, cratering, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gases and other environmental hazards and risk, any of which could result in substantial losses. In addition, we incur the risk that we will not encounter any commercially productive reservoirs through our drilling operations. We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment in wells drilled. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs.

EXISTING DEBT COVENANTS MAY RESTRICT OUR OPERATIONS

         Our bank credit agreement and the indentures which govern our senior notes contain covenants which may restrict our ability, and the ability of our subsidiaries other than CEMI, to engage in the following activities:

             o  incurring additional debt,
             o  creating liens,
             o  paying dividends and making other restricted payments,
             o  merging or consolidating with any other entity,
             o selling, assigning, transferring, leasing or otherwise disposing of all or substantially all of our assets, and

             o  guaranteeing indebtedness.

         From December 31, 1998 through March 31, 2000, we did not meet the debt incurrence test, and were therefore not able to incur unsecured debt or pay dividends on our preferred stock. Beginning June 30, 2000, we meet the debt incurrence test, but significantly lower oil and gas prices or poor operating results could cause us to fail the test in the future.

CANADIAN OPERATIONS PRESENT THE RISKS ASSOCIATED WITH CONDUCTING BUSINESS OUTSIDE THE U.S.

         A portion of our business is conducted in Canada. You may review the amounts of revenue, operating income (loss) and identifiable assets attributable to our Canadian operations in note 8 of the notes to our audited consolidated financial statements included at the end of this prospectus. Also, note 11 of the audited consolidated financial statements provides disclosures about our Canadian oil and gas producing activities. Our operations in Canada are subject to the risks associated with operating outside of the United States. These risks include the following:

             o  adverse local political or economic developments,
             o  exchange controls,
             o  currency fluctuations,
             o  royalty and tax increases,
             o  retroactive tax claims,
             o  negotiations of contracts with governmental entities, and
             o  import and export regulations.

In addition, in the event of a dispute, we may be required to litigate the dispute in Canadian courts since we may not be able to sue foreign persons in a United States court.


TRANSACTIONS WITH EXECUTIVE OFFICERS MAY CREATE CONFLICTS OF INTEREST

         Our Chief Executive Officer, Aubrey K. McClendon, and our Chief Operating Officer, Tom L. Ward, have the right to participate in certain wells we drill, subject to certain limitations outlined in their employment contracts. As a result of their participation, they routinely have significant accounts payable to Chesapeake for joint interest billings and other related advances. As of June 30, 2000, Messrs. McClendon and Ward had payables to Chesapeake of $1.5 million and $1.4 million, respectively, in connection with such participation. The rights to participate in wells we drill could present a conflict of interest with respect to Messrs. McClendon and Ward.

THE OWNERSHIP OF A SIGNIFICANT PERCENTAGE OF STOCK BY INSIDERS COULD INFLUENCE THE OUTCOME OF SHAREHOLDER VOTES

         At September 29, 2000, our board of directors and senior management beneficially owned an aggregate of 25,198,434 shares of common stock (including outstanding vested options), which represented approximately 16% of our outstanding shares. The beneficial ownership of Messrs. McClendon and Ward accounted for 14% of the outstanding common stock. As a result, Messrs. McClendon and Ward, together with other officers and directors of Chesapeake, are in a position to significantly influence matters requiring the vote or consent of our shareholders.

THE PROPOSED ACQUISITION OF GOTHIC ENERGY CORPORATION MAY NOT OCCUR OR COULD BE DELAYED

         There are significant conditions to be satisfied before Chesapeake is able to acquire Gothic as contemplated by the Agreement and Plan of Merger they executed on September 8, 2000. These conditions include the following:

             o registration under the Securities Act of 1933 of the Chesapeake common stock to be issued in the merger;
             o  approval of the merger by Gothic's shareholders;
             o fulfillment of the conditions contained in the Bear, Stearns & Co. Inc. financing commitment; and
             o compliance with the conditions precedent to a merger contained in Gothic's indentures.

         We cannot assure you that these conditions will be satisfied or, if they are satisfied, that the terms and timing of each will be as presently contemplated.

THE TWO COMPANIES MAY NOT BE SUCCESSFULLY COMBINED INTO A SINGLE ENTITY

         If we cannot successfully combine our operations, we may not realize the anticipated benefits of the merger. Combining two companies that have previously operated separately involves a number of risks and could result in adverse short-term effects on operating results.

         We believe opportunities for economies of scale and scope, opportunities for growth and operating efficiencies could result from the merger. Because of difficulties in combining operations, however, we may not be able to achieve the cost savings and other size-related benefits that we hope to achieve after the merger.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding oil and gas reserve estimates, planned capital expenditures, expected oil and gas production, Chesapeake's financial position, business strategy and other plans and objectives for future operations, expected future expenses and preferred stock dividend payments, realization of deferred tax assets, the proposed acquisition of Gothic Energy Corporation and the combined entity's future operations. Although we believe that the expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance that our expectations will prove to have been correct. Factors that could cause actual results to differ materially from those expected by Chesapeake, including, without limitation, factors discussed under "Risk Factors," are:

             o  substantial indebtedness;
             o  need to replace reserves;
             o  substantial capital requirements;
             o  fluctuations in the prices of oil and gas;
             o uncertainties inherent in estimating quantities of oil and gas reserves;
             o projecting future rates of production and the timing of development expenditures;
             o  operating risks;
             o  restrictions imposed by lenders;
             o  the effects of governmental and environmental regulation;
             o  pending litigation;
             o  conflicts of interest our CEO and COO may have; and
             o uncertainties relating to the proposed business combination with Gothic.


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


You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, and we undertake no obligation to update this information. You are urged to review carefully and consider the various disclosures made by us in this prospectus, in any subsequent prospectus supplement and in our other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business.

                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering. We are registering our common stock on behalf of the selling shareholder. If and when the selling shareholder sells its stock, it will receive the proceeds.

                                 DIVIDEND POLICY

         We paid quarterly dividends of $0.02 per share of common stock from July 1997 to July 1998. The payment of future cash dividends on common stock, if any, will be reviewed periodically by the Board of Directors and will depend upon, among other things, our financial condition, funds from operations, the level of capital and development expenditures, our future business prospects and any contractual restrictions.

         Our bank credit agreement and two of the indentures governing our outstanding senior notes contain restrictions on our ability to declare and pay dividends. Under these indentures, Chesapeake may not pay any cash dividends on its common or preferred stock if

         o a default or an event of default has occurred and is continuing at the time of or immediately after giving effect to the dividend payment;
         o Chesapeake would not be able to incur at least $1 of additional indebtedness under the terms of the indentures; or
         o immediately after giving effect to the dividend payment, the aggregate of all dividends and other restricted payments declared or made after the respective issue dates of the notes exceeds the sum of specified income, proceeds from the issuance of stock and debt by Chesapeake and other amounts from the quarter in which the respective note issuances occurred to the quarter immediately preceding the date of the dividend payment.

         From December 31, 1998 through March 31, 2000, we did not meet the debt incurrence tests under these indentures and were not able to pay dividends on our common or preferred stock. We did meet the tests as of June 30, 2000, and are therefore able to incur unsecured non-bank debt and are eligible to resume the payment of dividends on our preferred stock. On September 22, 2000, our board of directors declared a regular quarterly dividend and a special dividend in the amount of all accrued and unpaid dividends on the preferred stock, payable on November 1, 2000.

         During the first six months of 2000, we entered into a number of unsolicited transactions whereby we issued approximately 34.2 million shares of common stock, plus cash of $8.3 million, in exchange for 3,039,363 shares of preferred stock. These transactions reduced the number of preferred shares from
4.6 million to 1.6 million, reduced the liquidation amount of preferred stock outstanding by $152.0 million to $77.9 million, and reduced the amount of preferred dividends in arrears by $16.8 million to $9.5 million as of June 30, 2000.

         From July 1 to August 16, 2000, we engaged in additional transactions in which 9.2 million shares of common stock were exchanged for 933,000 shares of preferred stock with a liquidation value of $46.7 million plus dividends in arrears of $6.1 million.


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


                          MARKET PRICE OF COMMON STOCK

         The common stock trades on the New York Stock Exchange under the symbol "CHK". The following table sets forth, for the periods indicated, the high and low sales prices per share of the common stock as reported by the New York Stock
Exchange:

                                                          COMMON STOCK
                                                       -----------------
                                                        HIGH       LOW
                                                       ------    -------
Year ended December 31, 1998:
  First Quarter                                        $ 7.75    $  5.50
  Second Quarter                                         6.00       3.88
  Third Quarter                                          4.06       1.13
  Fourth Quarter                                         2.63       0.75
Year ended December 31, 1999:
  First Quarter                                          1.50       0.63
  Second Quarter                                         2.94       1.31
  Third Quarter                                          4.13       2.75
  Fourth Quarter                                         3.88       2.13
Nine months ending September 30, 2000:
  First Quarter                                          3.31       1.94
  Second Quarter                                         8.00       2.75
  Third Quarter                                          8.25       5.31

         At September 29, 2000 there were 1,041 holders of record of common stock and approximately 26,000 beneficial owners.


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


                             SELECTED FINANCIAL DATA

         The following table sets forth selected consolidated financial data of Chesapeake for the six months ended June 30, 2000 and 1999, the years ended December 31, 1999, 1998 and 1997, the six-month transition period ended December 31, 1997, the six months ended December 31, 1996 and the two fiscal years ended June 30, 1997 and 1996. The data are derived from the audited consolidated financial statements of Chesapeake, except for periods for the six months ended June 30, 2000 and 1999, the year ended December 31, 1997 and the six months ended December 31, 1996, which are derived from unaudited consolidated financial statements of Chesapeake. Acquisitions we made during the first and second quarters of 1998 materially affect the comparability of the selected financial data for 1997 and 1998. Each of the acquisitions was accounted for using the purchase method. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, appearing in this prospectus.

                                                         SIX MONTHS ENDED
                                                             JUNE 30,
                                                      ----------------------
                                                         2000         1999
                                                      ---------    ---------
                                                     ($ IN THOUSANDS, EXCEPT
                                                         PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
     Oil and gas sales ............................   $ 187,514    $ 120,078
     Oil and gas marketing sales ..................      61,610       26,491
                                                      ---------    ---------
          Total revenues ..........................     249,124      146,569
                                                      ---------    ---------
  Operating costs:
     Production expenses ..........................      25,126       25,175
     Production taxes .............................      10,933        4,788
     General and administrative ...................       6,220        7,292
     Oil and gas marketing expenses ...............      59,666       24,958
     Oil and gas depreciation,
        depletion  and amortization ...............      49,360       47,386
     Depreciation and amortization of
       other assets ...............................       3,702        4,138
                                                      ---------    ---------
          Total operating costs ...................     155,007      113,737
                                                      ---------    ---------
  Income from operations ..........................      94,117       32,832
                                                      ---------    ---------
  Other income (expense):
     Interest and other income ....................       2,859        3,840
     Interest expense .............................     (42,677)     (40,149)
                                                      ---------    ---------
                                                        (39,818)     (36,309)
                                                      ---------    ---------
  Income (loss) before income taxes ...............      54,299       (3,477)
  Provision (benefit) for income taxes ............       1,463          326
                                                      ---------    ---------
  Net income (loss) ...............................      52,836       (3,803)
  Preferred stock dividends .......................      (6,949)      (8,052)
  Gain on redemption of preferred stock ...........      11,895           --
                                                      ---------    ---------
  Net income (loss) available to common
       shareholders ...............................   $  57,782    $ (11,855)
                                                      =========    =========
  Earnings (loss) per common share:
       Basic ......................................   $    0.53    $   (0.12)
       Assuming dilution ..........................   $    0.36    $   (0.12)
Cash dividends declared per common share ..........   $      --    $      --
CASH FLOW DATA:
  Cash provided by operating activities before
       changes in working capital .................   $ 107,753    $  48,145
  Cash provided by operating activities ...........      83,870       47,566
  Cash used in investing activities ...............    (130,569)     (67,345)
  Cash provided by financing activities ...........      20,264       14,187
  Effect of exchange rate changes on cash .........        (204)       3,625
BALANCE SHEET DATA (at end of period):
  Total assets ....................................   $ 980,982          N/A
  Long-term debt, net of current maturities .......     983,230          N/A
  Stockholders' equity (deficit) ..................    (119,980)         N/A

                                                        YEARS ENDED                   SIX MONTHS ENDED            YEARS ENDED
                                                         DECEMBER 31,                    DECEMBER 31,               JUNE 30,
                                            ------------------------------------  ------------------------  ----------------------
                                               1999        1998         1997         1997         1996         1997        1996
                                            -----------  ----------  -----------  -----------  -----------  -----------  ---------
                                                                   ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
     Oil and gas sales ...................  $   280,445  $  256,887  $   198,410  $    95,657  $    90,167  $   192,920  $ 110,849
     Oil and gas marketing sales .........       74,501     121,059      104,394       58,241       30,019       76,172     28,428
     Oil and gas service operations ......           --          --           --           --           --           --      6,314
                                            -----------  ----------  -----------  -----------  -----------  -----------  ---------
          Total revenues .................      354,946     377,946      302,804      153,898      120,186      269,092    145,591
                                            -----------  ----------  -----------  -----------  -----------  -----------  ---------
  Operating costs:
     Production expenses .................       46,298      51,202       14,737        7,560        4,268       11,445      6,340
     Production taxes ....................       13,264       8,295        4,590        2,534        1,606        3,662      1,963
     General and administrative ..........       13,477      19,918       10,910        5,847        3,739        8,802      4,828
     Oil and gas marketing expenses ......       71,533     119,008      103,819       58,227       29,548       75,140     27,452
     Oil and gas service operations ......           --          --           --           --           --           --      4,895
     Oil and gas depreciation,
        depletion  and amortization ......       95,044     146,644      127,429       60,408       36,243      103,264     50,899
     Depreciation and amortization of
        other assets .....................        7,810       8,076        4,360        2,414        1,836        3,782      3,157
     Impairment of oil and gas
        properties .......................           --     826,000      346,000      110,000           --      236,000         --
     Impairment of other assets ..........           --      55,000           --           --           --           --         --
                                            -----------  ----------  -----------  -----------  -----------  -----------  ---------
          Total operating costs ..........      247,426   1,234,143      611,845      246,990       77,240      442,095     99,534
                                            -----------  ----------  -----------  -----------  -----------  -----------  ---------
  Income (loss) from operations ..........      107,520    (856,197)    (309,041)     (93,092)      42,946     (173,003)    46,057
                                            -----------  ----------  -----------  -----------  -----------  -----------  ---------
  Other income (expense):
     Interest and other income ...........        8,562       3,926       87,673       78,966        2,516       11,223      3,831
     Interest expense ....................      (81,052)    (68,249)     (29,782)     (17,448)      (6,216)     (18,550)   (13,679)
                                            -----------  ----------  -----------  -----------  -----------  -----------  ---------
                                                (72,490)    (64,323)      57,891       61,518       (3,700)      (7,327)    (9,848)
                                            -----------  ----------  -----------  -----------  -----------  -----------  ---------
  Income (loss) before income taxes
       and extraordinary item ............       35,030    (920,520)    (251,150)     (31,574)      39,246     (180,330)    36,209
  Provision (benefit) for income taxes ...        1,764          --      (17,898)          --       14,325       (3,573)    12,854
                                            -----------  ----------  -----------  -----------  -----------  -----------  ---------
  Income (loss) before extraordinary
       item ..............................       33,266    (920,520)    (233,252)     (31,574)      24,921     (176,757)    23,355
  Extraordinary item:
     Loss on early extinguishment of
       debt, net of applicable income
       taxes .............................           --     (13,334)        (177)          --       (6,443)      (6,620)        --
                                            -----------  ----------  -----------  -----------  -----------  -----------  ---------
  Net income (loss) ......................       33,266    (933,854)    (233,429)     (31,574)      18,478     (183,377)    23,355
  Preferred stock dividends ..............      (16,711)    (12,077)          --           --           --           --         --
                                            -----------  ----------  -----------  -----------  -----------  -----------  ---------
  Net income (loss) available to
       common shareholders ...............  $    16,555  $ (945,931) $  (233,429) $   (31,574) $    18,478  $  (183,377) $  23,355
                                            ===========  ==========  ===========  ===========  ===========  ===========  =========
  Earnings (loss) per common share -
       Basic:
  Income (loss) before extraordinary
       item ..............................  $      0.17  $    (9.83) $     (3.30) $     (0.45) $      0.40  $     (2.69) $    0.43
  Extraordinary item .....................           --       (0.14)          --           --        (0.10)       (0.10)        --
                                            -----------  ----------  -----------  -----------  -----------  -----------  ---------
  Net income (loss) ......................  $      0.17  $    (9.97) $     (3.30) $     (0.45) $      0.30  $     (2.79) $    0.43
                                            ===========  ==========  ===========  ===========  ===========  ===========  =========
  Earnings (loss) per common share -
       Assuming dilution:
  Income (loss) before extraordinary
       item ..............................  $      0.16  $    (9.83) $     (3.30) $     (0.45) $      0.38  $     (2.69) $    0.40
  Extraordinary item .....................           --       (0.14)          --           --        (0.10)       (0.10)        --
                                            -----------  ----------  -----------  -----------  -----------  -----------  ---------
  Net income (loss) ......................  $      0.16  $    (9.97) $     (3.30) $     (0.45) $      0.28  $     (2.79) $    0.40
                                            ===========  ==========  ===========  ===========  ===========  ===========  =========
  Cash dividends declared
       per common share ..................  $        --  $     0.04  $      0.06  $      0.04  $        --  $      0.02  $      --
CASH FLOW DATA:
  Cash provided by operating
       activities before changes in
       working capital ...................  $   138,727  $  117,500  $   152,196  $    67,872  $    76,816  $   161,140  $  88,431
  Cash provided by
       operating activities ..............      145,022      94,639      181,345      139,157       41,901       84,089    120,972
  Cash used in investing activities ......      159,773     548,050      476,209      136,504      184,149      523,854    344,389
  Cash provided by (used in)
       financing activities ..............       18,967     363,797      277,985       (2,810)     231,349      512,144    219,520
  Effect of exchange rate
       changes on cash ...................        4,922      (4,726)          --           --           --           --         --
BALANCE SHEET DATA (at end of period):
  Total assets ...........................  $   850,533  $  812,615  $   952,784  $   952,784  $   860,597  $   949,068  $ 572,335
  Long-term debt, net of current
       maturities ........................      964,097     919,076      508,992      508,992      220,149      508,950    268,431
  Stockholders' equity (deficit) .........     (217,544)   (248,568)     280,206      280,206      484,062      286,889    177,767

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

OVERVIEW

         The following table sets forth certain operating data of Chesapeake for the periods presented:

                                                      SIX MONTHS ENDED                       YEARS ENDED
                                                           JUNE 30,                          DECEMBER 31,
                                                  -------------------------   ---------------------------------------
                                                     2000          1999          1999          1998          1997
                                                  -----------   -----------   -----------   -----------   -----------
NET PRODUCTION DATA:
  Oil (MBbl) ..................................         1,655         2,362         4,147         5,976         3,511
  Gas (MMcf) ..................................        58,086        52,706       108,610        94,421        59,236
  Gas equivalent (MMcfe) ......................        68,016        66,878       133,492       130,277        80,302
OIL AND GAS SALES ($ IN 000'S):
  Oil .........................................   $    40,588   $    31,335   $    66,413   $    75,877   $    68,079
  Gas .........................................       146,926        88,743       214,032       181,010       130,331
                                                  -----------   -----------   -----------   -----------   -----------
          Total oil and gas sales .............   $   187,514   $   120,078   $   280,445   $   256,887   $   198,410
                                                  ===========   ===========   ===========   ===========   ===========
AVERAGE SALES PRICE:
  Oil ($ per Bbl) .............................   $     24.52   $     13.27   $     16.01   $     12.70   $     19.39
  Gas ($ per Mcf) .............................   $      2.53   $      1.68   $      1.97   $      1.92   $      2.20
  Gas equivalent ($ per Mcfe) .................   $      2.76   $      1.80   $      2.10   $      1.97   $      2.47
OIL AND GAS COSTS ($ PER MCFE):
  Production expenses and taxes ...............   $       .53   $       .45   $       .45   $       .45   $       .24
  General and administrative ..................   $       .09   $       .11   $       .10   $       .15   $       .14
  Depreciation, depletion and amortization ....   $       .73   $       .71   $       .71   $      1.13   $      1.59

RESULTS OF OPERATIONS

Three Months Ended June 30, 2000 vs. June 30, 1999

         General. For the three months ended June 30, 2000 (the "Current Quarter"), Chesapeake realized net income of $31.6 million, or $0.22 per diluted common share. This compares to net income of $8.1 million, or $0.04 per diluted common share, in the three months ended June 30, 1999 (the "Prior Quarter").

         Oil and Gas Sales. During the Current Quarter, oil and gas sales increased 47% to $100.2 million from $68.3 million in the Prior Quarter. For the Current Quarter, Chesapeake produced 34.1 Bcfe, consisting of 0.8 million barrels of oil and 29.3 Bcf of natural gas, compared to 1.1 million barrels of oil and 27.0 Bcf, or 33.6 Bcfe, in the Prior Quarter. Average oil prices realized were $24.46 per barrel of oil in the Current Quarter compared to $16.01 per barrel in the Prior Quarter, an increase of 53%. Average gas prices realized were $2.76 per Mcf in the Current Quarter compared to $1.88 per Mcf in the Prior Quarter, an increase of 47%.

         For the Current Quarter, Chesapeake realized an average price of $2.94 per Mcfe, compared to $2.03 per Mcfe in the Prior Quarter. Chesapeake's hedging activities resulted in decreased oil and gas revenues of $11.0 million, or $0.32 per Mcfe, in the Current Quarter, compared to increased oil and gas revenues of $2.9 million, or $0.09 per Mcfe, in the Prior Quarter.

         The following table shows Chesapeake's production by region for the Current Quarter and the Prior Quarter:

                                    FOR THE THREE MONTHS ENDED JUNE 30,
                             --------------------------------------------------
                                       2000                      1999
                             -----------------------    -----------------------
OPERATING AREAS                MMcfe       PERCENT         MMcfe       PERCENT
--------------------------   ----------   ----------    ----------   ----------
Mid-Continent ............       19,265           57%       17,520           52%
Gulf Coast ...............        8,650           25        10,683           32
Canada ...................        3,579           10         3,134            9
Permian Basin ............        1,528            5         1,239            4
Other Areas ..............        1,063            3           990            3
                             ----------   ----------    ----------   ----------
     Total ...............       34,085          100%       33,566          100%
                             ==========   ==========    ==========   ==========

         Natural gas production represented approximately 86% of Chesapeake's total production volume on an equivalent basis in the Current Quarter, compared to 81% in the Prior Quarter.

         Oil and Gas Marketing Sales. Chesapeake realized $34.2 million in oil and gas marketing sales to third parties in the Current Quarter, with corresponding oil and gas marketing expenses of $33.1 million, for a margin of $1.1 million. This compares to sales of $12.6 million, expenses of $11.7 million, and a margin of $0.9 million in the Prior Quarter. The increase in marketing sales and cost of sales was due primarily to higher oil and gas prices in the Current Quarter as compared to the Prior Quarter and Chesapeake's initial marketing of oil which began in June 1999.

         Production Expenses. Production expenses increased to $12.6 million in the Current Quarter, a $1.4 million increase from the $11.2 million of production expenses incurred in the Prior Quarter. On a unit of production basis, production expenses were $0.37 and $0.33 per Mcfe in the Current and Prior Quarters, respectively. Chesapeake anticipates production expenses will not vary significantly from current levels during the remainder of 2000.

         Production Taxes. Production taxes, which consist primarily of wellhead severance taxes, were $5.7 million and $2.8 million in the Current and Prior Quarters, respectively. On a per unit basis, production taxes were $0.17 per Mcfe in the Current Quarter compared to $0.08 per Mcfe in the Prior Quarter. The increase in the Current Quarter is due to higher oil and gas prices. In general, production taxes are calculated using value-based formulas that produce higher per unit costs when oil and gas prices are higher.

         Oil and Gas Depreciation, Depletion and Amortization. Depreciation, depletion and amortization of oil and gas properties ("DD&A") for the Current Quarter was $24.9 million, compared to $24.2 million in the Prior Quarter. The DD&A rate per Mcfe increased from $0.72 in the Prior Quarter to $0.73 in the Current Quarter. Chesapeake expects the DD&A rate will increase moderately from current levels during the remainder of 2000 and is expected to increase further upon the completion of the Gothic acquisition.

         Depreciation and Amortization of Other Assets. Depreciation and amortization of other assets ("D&A") was $1.8 million in the Current Quarter compared to $2.0 million in the Prior Quarter. Chesapeake anticipates D&A will continue at current levels during the remainder of 2000.

         General and Administrative. General and administrative expenses ("G&A"), which are net of capitalized internal payroll and non-payroll expenses, were $3.2 million in the Current Quarter compared to $3.3 million in the Prior Quarter. Chesapeake capitalized $1.5 million of internal costs in the Current Quarter directly related to Chesapeake's oil and gas exploration and development efforts, compared to $0.8 million in the Prior Quarter. The increase in capitalized internal costs is primarily due to the addition of technical employees and other related costs. Chesapeake anticipates that G&A costs during the remainder of 2000 will remain at approximately the same level as the Current Quarter.

         Interest and Other Income. Interest and other income for the Current Quarter was $1.7 million compared to $3.0 million in the Prior Quarter. The decrease is due primarily to a $1.5 million gain on the sale of certain marketing assets located in the Mid-Continent in the Prior Quarter.

         Interest Expense. Interest expense increased to $21.8 million in the Current Quarter from $20.3 million in the Prior Quarter as a result of lower capitalized interest and higher amounts of indebtedness. In addition to the interest expense reported, Chesapeake capitalized $0.6 million of interest during the Current Quarter compared to $1.0 million capitalized in the Prior Quarter.

         Provision for Income Taxes. Chesapeake recorded income tax expense of $1.4 million for the Current Quarter and $0.3 million in the Prior Quarter. The income tax expense recorded in both the Current Quarter and Prior Quarter is related to Chesapeake's Canadian operations. At June 30, 2000, Chesapeake had a U.S. net operating loss carryforward of approximately $640 million for regular federal income taxes which will expire in future years beginning in 2007. Management believes that it cannot be demonstrated at this time that it is more likely than not that the deferred income tax assets, comprised primarily of the U.S. net operating loss carryforwards, will be realized in future years, and therefore a valuation allowance of $424.3 million has been recorded. However, management continues to evaluate the deferred tax assets. If oil and gas prices as well as improvements in Chesapeake's operating performance continue to strengthen and stabilize in future periods, all or a portion of the valuation allowance may be reversed.

Six Months Ended June 30, 2000 vs. June 30, 1999

         General. For the six months ended June 30, 2000 (the "Current Period"), Chesapeake realized net income of $52.8 million, or $0.36 per diluted common share. This compares to a net loss of $3.8 million, or a net loss of $0.12 per diluted common share after deducting preferred dividends of $8.1 million, in the six months ended June 30, 1999 (the "Prior Period").

         Oil and Gas Sales. During the Current Period, oil and gas sales increased to $187.5 million from $120.1 million, an increase of $67.4 million, or 56%. For the Current Period, Chesapeake produced 1.7 million barrels of oil and 58.1 Bcf, compared to 2.4 million barrels of oil and 52.7 Bcf in the Prior Period. Average oil prices realized were $24.52 per barrel in the Current Period compared to $13.27 per barrel in the Prior Period, an increase of 85%. Average gas prices realized were $2.53 per Mcf in the Current Period compared to $1.68 per Mcf in the Prior Period, an increase of 51%.

         For the Current Period, Chesapeake realized an average price of $2.76 per Mcfe, compared to $1.80 per Mcfe in the Prior Period. Chesapeake's hedging activities resulted in decreased oil and gas revenues of $13.2 million, or $0.19 per Mcfe, in the Current Period, compared to increased oil and gas revenues of $3.2 million in the Prior Period.

         The following table shows Chesapeake's production by region for the Current Period and the Prior Period:

                                              FOR THE SIX MONTHS ENDED JUNE 30,
                                 -------------------------------------------------------
                                            2000                          1999
                                 --------------------------   --------------------------
OPERATING AREAS                     MMcfe         PERCENT         MMcfe        PERCENT
------------------------------   ------------   -----------   ------------    ----------
Mid-Continent.................      38,294          56%          33,828           51%
Gulf Coast....................      18,832          28           22,086           33
Canada........................       6,504          10            5,564            8
Permian Basin ................       3,127           4            2,469            4
Other areas...................       1,259           2            2,931            4
                                   -------       -----          -------         ----
Total.........................      68,016         100%          66,878          100%
                                   =======       =====          =======         ====

         Natural gas production represented approximately 85% of Chesapeake's total production volume on an equivalent basis in the Current Period, compared to 79% in the Prior Period.

         Oil and Gas Marketing Sales. Chesapeake realized $61.6 million in oil and gas marketing sales to third parties in the Current Period, with corresponding oil and gas marketing expenses of $59.7 million for a margin of $1.9 million. This compares to sales of $26.5 million and expenses of $25.0 million in the Prior Period for a margin of $1.5 million. The increase in marketing sales and cost of sales was due primarily to higher oil and gas prices in the Current Period as compared to the Prior Period and Chesapeake's initial marketing of oil which began in June 1999.

         Production Expenses. Production expenses decreased to $25.1 million in the Current Period, a $0.1 million decrease from $25.2 million incurred in the Prior Period. On a production unit basis, production expenses were $0.37 and $0.38 per Mcfe in the Current and Prior Periods, respectively.

         Production Taxes. Production taxes, which consist primarily of wellhead severance taxes, were $10.9 million and $4.8 million in the Current and Prior Periods, respectively. This increase was the result of increased natural gas production and higher oil and gas prices. On a per unit basis, production taxes were $0.16 per Mcfe in the Current Period compared to $0.07 per Mcfe in the Prior Period.

         Oil and Gas Depreciation, Depletion and Amortization. DD&A for the Current Period was $49.4 million, compared to $47.4 million in the Prior Period. This increase was caused by increased production as well as an increase in the DD&A rate per Mcfe from $0.71 to $0.73 in the Prior and Current Periods, respectively.

         Depreciation and Amortization of Other Assets. D&A decreased to $3.7 million in the Current Period compared to $4.1 million in the Prior Period.

         General and Administrative. G&A, which is net of capitalized internal payroll and non-payroll expenses, was $6.2 million in the Current Period compared to $7.3 million in the Prior Period. This decrease was primarily due to cost efficiencies that were generated throughout 1999 and an increase in capitalized internal costs between periods. Chesapeake capitalized $3.4 million of internal costs in the Current Period directly related to Chesapeake's oil and gas exploration and development efforts, compared to $2.0 million in the Prior Period. The increase in capitalized internal costs is primarily due to the addition of technical employees and other related costs.

         Interest and Other Income. Interest and other income for the Current Period was $2.9 million compared to $3.8 million in the Prior Period. This decrease is due primarily to a $1.5 million gain on the sale of certain marketing assets located in the Mid-Continent in the Prior Period.

         Interest. Interest expense increased to $42.7 million in the Current Period from $40.1 million in the Prior Period as a result of lower capitalized interest and higher amounts of indebtedness. Chesapeake capitalized $1.3 million of interest during the Current Period compared to $2.2 million capitalized in the Prior Period.

         Provision for Income Taxes. Chesapeake recorded income tax expense of $1.5 million for the Current Period, compared to $0.3 million in the Prior Period. The income tax expense in both Periods is entirely related to Chesapeake's operations in Canada. Management believes that it cannot be demonstrated that it is more likely than not that its domestic deferred income tax assets will be realizable in future years, and therefore a valuation allowance of $424.3 million has been recorded. However, management continues to evaluate the deferred tax assets. If oil and gas prices as well as improvements in Chesapeake's operating performance continue to strengthen and stabilize in future periods, all or a portion of the valuation allowance may be reversed.

Years Ended December 31, 1999, 1998 and 1997

         General. In 1999, Chesapeake had net income of $33.3 million, or $0.16 per diluted common share, on total revenues of $354.9 million. This compares to a net loss of $933.9 million, or a loss of $9.97 per diluted common share, on total revenues of $377.9 million during the year ended December 31, 1998, and a net loss of $233.4 million, or a loss of $3.30 per diluted common share, on total revenues of $302.8 million during the year ended December 31, 1997. The loss in 1998 was caused primarily by an $826.0 million oil and gas property writedown recorded under the full-cost method of accounting and a $55.0 million writedown of other assets. The loss in 1997 was caused primarily by a $346 million oil and gas property writedown. See "Impairment of Oil and Gas Properties" and "Impairment of Other Assets".

         Oil and Gas Sales. During 1999, oil and gas sales increased to $280.4 million versus $256.9 million in 1998 and $198.4 million in 1997. In 1999, Chesapeake produced 133.5 Bcfe at a weighted average price of $2.10 per Mcfe, compared to 130.3 Bcfe produced in 1998 at a weighted average price of $1.97 per Mcfe, and 80.3 Bcfe produced in 1997 at a weighted average price of $2.47 per Mcfe.

         The following table shows Chesapeake's production by region for 1999, 1998 and 1997:

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------------------------
                                                  1999                 1998                   1997
                                         --------------------- ---------------------  --------------------
OPERATING AREAS                             MMcfe     PERCENT     MMcfe     PERCENT      MMcfe    PERCENT
------------------------------------     ---------- ---------- ---------- ----------  ---------- ---------
Mid-Continent.......................        69,946        52%     61,930        48%      17,685        22%
Gulf Coast..........................        44,822        34      52,793        40       60,662        76
Canada..............................        11,737         9       7,746         6           --        --
Permian Basin.......................         5,408         4       3,939         3        1,656         2
All other areas.....................         1,579         1       3,869         3          299        --
                                          --------     ------   --------     -----      -------      ----
      Total production..............       133,492       100%    130,277       100%      80,302       100%
                                          ========     ======   ========     =====      =======      ====

         Natural gas production represented approximately 81% of Chesapeake's total production volume on an equivalent basis in 1999, compared to 72% in 1998 and 74% in 1997.

         For 1999, Chesapeake realized an average price per barrel of oil of $16.01, compared to $12.70 in 1998 and $19.39 in 1997. Gas price realizations fluctuated from an average of $1.92 per Mcf in 1998 and $2.20 in 1997 to $1.97 per Mcf in 1999. Chesapeake's hedging activities resulted in a decrease in oil and gas revenues of $1.7 million in 1999, an increase in oil and gas revenues of $11.3 million in 1998, and a decrease in oil and gas revenues of $4.6 million in 1997.

         Oil and Gas Marketing Sales. Chesapeake realized $74.5 million in oil and gas marketing sales for third parties in 1999, with corresponding oil and gas marketing expenses of $71.5 million, for a net margin of $3.0 million. This compares to sales of $121.1 million and $104.4 million, expenses of $119.0 million and $103.8 million, and a margin of $2.1 million and $0.6 million in 1998 and 1997, respectively.

         Production Expenses and Taxes. Production expenses and taxes, which include lifting costs, production taxes and ad valorem taxes, were $59.6 million in 1999, compared to $59.5 million and $19.3 million in 1998 and 1997, respectively. On a unit of production basis, production expenses and taxes were $0.45 per Mcfe in 1999 and 1998, and $0.24 per Mcfe in 1997.

         Impairment of Oil and Gas Properties. Chesapeake utilizes the full-cost method to account for its investment in oil and gas properties. Under this method, all costs of acquisition, exploration and development of oil and gas reserves (including such costs as leasehold acquisition costs, geological and geophysical expenditures, certain capitalized internal costs, dry hole costs and tangible and intangible development costs) are capitalized as incurred. These oil and gas property costs, along with the estimated future capital expenditures to develop proved undeveloped reserves, are depleted and charged to operations using the unit-of-production method based on the ratio of current production to proved oil and gas reserves as estimated by Chesapeake's independent engineering consultants and Chesapeake's engineers. Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization computation until it is determined whether or not proved reserves can be assigned to the property or whether impairment has occurred. The excess of capitalized costs of oil and gas properties, net of accumulated depreciation, depletion and amortization and related deferred income taxes, over the discounted future net revenues of proved oil and gas properties is charged to operations.

         Chesapeake incurred an impairment of oil and gas properties charge of $826 million in 1998. No such charge was incurred in 1999. The 1998 writedown was caused by a combination of several factors, including the acquisitions completed by Chesapeake during 1998, which were accounted for using the purchase method, and the significant decreases in oil and gas prices throughout 1998. Oil and gas prices used to value Chesapeake's proved reserves decreased from $17.62 per Bbl of oil and $2.29 per Mcf of gas at December 31, 1997, to $10.48 per Bbl of oil and $1.68 per Mcf of gas at December 31, 1998. Higher drilling and completion costs and the evaluation of certain leasehold, seismic and other exploration-related costs that were previously unevaluated were the remaining factors which contributed to the writedown in 1998.

         Chesapeake incurred an impairment of oil and gas properties charge of $346 million during 1997. The writedown in 1997 was caused by several factors, including declining oil and gas prices during the year, escalating drilling and completion costs, and poor drilling results primarily in Louisiana.

         Impairment of Other Assets. Chesapeake incurred a $55 million impairment charge during 1998. Of this amount, $30 million related to Chesapeake's investment in preferred stock of Gothic Energy Corporation, and the remainder was related to certain of Chesapeake's gas processing and transportation assets located in Louisiana. No such charge was recorded in 1999 or 1997.

         Oil and Gas Depreciation, Depletion and Amortization. DD&A of oil and gas properties was $95.0 million, $146.6 million and $127.4 million during 1999, 1998 and 1997, respectively. The average DD&A rate per Mcfe, which is a function of capitalized costs, future development costs, and the related underlying reserves in the periods presented, was $0.71 ($0.73 in U.S. and $0.52 in Canada), $1.13 ($1.17 in U.S. and $0.43 in Canada) and $1.59 in 1999, 1998 and
1997, respectively. Chesapeake did not have operations in Canada prior to 1998.

         Depreciation and Amortization of Other Assets. D&A of other assets was $7.8 million in 1999, compared to $8.1 million in 1998 and $4.4 million in 1997. The increase in 1998 compared to 1997 was caused by increased investments in depreciable buildings and equipment and increased amortization of debt issuance costs as a result of the issuance of senior notes in April 1998.

         General and Administrative. G&A expenses, which are net of capitalized internal payroll and non-payroll expenses (see note 11 of the notes to our audited consolidated financial statements included at the end of this prospectus), were $13.5 million in 1999, $19.9 million in 1998 and $10.9 million in 1997. The decrease in 1999 compared to 1998 was due primarily to various actions taken to lower corporate overhead, including staff reductions and office closings which occurred in late 1998 and early 1999. The increase in 1998 compared to 1997 is due primarily to increased personnel expenses required by Chesapeake's growth and industry wage inflation. Chesapeake capitalized $2.7 million, $5.3 million and $5.3 million of internal costs in 1999, 1998 and 1997, respectively, directly related to Chesapeake's oil and gas exploration and development efforts.

         Interest and Other Income. Interest and other income for 1999 was $8.6 million compared to $3.9 million in 1998, and $87.7 million in 1997. The increase from 1998 to 1999 was due primarily to gains on sales of various non-core assets during 1999. During 1997, Chesapeake realized a gain on the sale of its Bayard common stock of $73.8 million, the most significant component of interest and other income.

         Interest Expense. Interest expense increased to $81.1 million in 1999, compared to $68.2 million in 1998 and $29.8 million in 1997. The increase in 1999 is due primarily to a full year of interest on Chesapeake's $500 million senior notes. The increase in 1998 compared to 1997 was due primarily to the issuance of $500 million of senior notes in April 1998. In addition to the interest expense reported, Chesapeake capitalized $3.5 million of interest during 1999, compared to $6.5 million capitalized in 1998, and $10.4 million capitalized in 1997.

         Provision (Benefit) for Income Taxes. Chesapeake recorded income taxes of $1.8 million in 1999 compared to $0 in 1998 and an income tax benefit of $17.9 million in 1997. The income tax expense recorded in 1999 is related entirely to Chesapeake's Canadian operations.

         At December 31, 1999, Chesapeake had a U.S. net operating loss carryforward of approximately $613 million for regular federal income taxes which will expire in future years beginning in 2007. Management believes that it cannot be demonstrated at this time that it is more likely than not that the deferred income tax assets, comprised primarily of the net operating loss carryforwards generated for U.S. purposes, will be realizable in future years, and therefore a valuation allowance of $442 million was recorded.

RISK MANAGEMENT ACTIVITIES

         See "Quantitative and Qualitative Disclosures About Market Risk."

LIQUIDITY AND CAPITAL RESOURCES

         Chesapeake had working capital of $2.3 million at June 30, 2000 and a cash balance (including restricted cash) of $16.8 million. Chesapeake has a $100 million revolving bank credit facility, which matures in July 2002, with a committed borrowing base of $100 million. As of June 30, 2000, Chesapeake had borrowed $63.0 million under this facility. Borrowings under the facility are secured by certain producing oil and gas properties and bear interest at variable rates, which averaged 10.0% per annum as of June 30, 2000. On August 1, 2000, the borrowing base increased to $100 million from $75 million.

         In a series of private transactions from June 27, 2000 through September 21, 2000, we purchased 99.8% of Gothic's $104 million of 14.125% Series B Senior Secured Discount Notes for total consideration of $80.8 million, comprised of $23.3 million in cash and $57.5 million of Chesapeake common stock (9,858,363 million shares valued at $5.825 per share), subject to adjustment. The discount notes accrete at a rate per annum of 14.125%, compounded semiannually to an aggregate principal amount of $104.0 million at May 1, 2002. Thereafter, the discount notes accrue interest at the rate of 14.125% per annum, payable in cash semiannually in arrears on May 1 and November 1 of each year commencing November 1, 2002. The discount notes mature on May 1, 2006 and are secured by the stock of Gothic's operating subsidiary.

         On September 1, 2000, we purchased $20 million of the $235 million of 11.125% Senior Secured Notes issued by Gothic's operating subsidiary for $22 million of Chesapeake common stock (3,694,939 shares valued at $6.0371 per share, subject to adjustment) in a private transaction. The senior secured notes mature on May 1, 2005, bear interest at the rate of 11.125% per annum, payable semiannually in cash on May 1 and November 1 of each year and are secured by oil and gas interests owned by the issuer.

         On September 8, 2000, Chesapeake entered into an Agreement and Plan of Merger to acquire the common stock of Gothic for 4.0 million shares of Chesapeake common stock. Upon the closing of the transaction, Gothic's shareholders will own approximately 2.5% of Chesapeake's common stock. The total acquisition cost to Chesapeake, including the Gothic notes described above, will be approximately $345 million, plus transaction expenses and adjusted for any working capital at the time of the merger. The Gothic acquisition is subject to approval by Gothic's shareholders and other closing conditions. Completion of the transaction is expected in January 2001.

         At June 30, 2000, Chesapeake's senior notes represented $919.2 million of its $999.5 million of long-term liabilities. Debt ratings for the senior notes are B2 by Moody's Investors Service and B by Standard & Poor's Corporation as of August 1, 2000. On July 5, 2000, Standard & Poor's Corporation placed its ratings on Chesapeake on credit watch with positive implications. There are no scheduled principal payments required on any of the senior notes until March 2004, when $150 million is due.

         The senior note indentures restrict the ability of Chesapeake and its restricted subsidiaries to incur additional indebtedness. This restriction does not affect Chesapeake's ability to borrow under or expand its secured commercial bank facility. As of June 30, 2000, Chesapeake estimates that secured commercial bank indebtedness of $152.2 million could have been incurred under the indentures. The indenture restrictions do not apply to borrowings incurred by CEMI, an unrestricted subsidiary.

         The senior note indentures also limit Chesapeake's ability to make restricted payments (as defined), including the payment of preferred stock dividends, unless certain tests are met. From December 31, 1998 through March 31, 2000, Chesapeake was unable to meet the requirements to incur additional unsecured indebtedness, and consequently was not able to pay cash dividends on its 7% cumulative convertible preferred stock. Chesapeake had accumulated dividends in arrears of $9.5 million related to its preferred stock as of June 30, 2000. Chesapeake was unable to pay a dividend on the preferred stock on May 1, 2000, the sixth consecutive dividend payment date on which dividends had not been paid. As a result of Chesapeake's failure to pay dividends for six quarterly periods, the holders of preferred stock are entitled to elect two new directors to the Board. Based on the Current Quarter financial results, Chesapeake was able to pay a dividend on the preferred stock on August 1, 2000, although the Board of Directors did not declare a dividend that would have been payable on that date. On September 22, 2000, the Board of Directors declared a regular quarterly dividend and a special dividend in the amount of all accrued and unpaid dividends on the preferred stock, payable November 1, 2000.

         Between April 1, 2000 and June 30, 2000, Chesapeake engaged in unsolicited transactions in which a total of 24.7 million shares of common stock (newly issued shares), plus a cash payment of $8.3 million, were exchanged for 2,364,363 shares of its issued and outstanding preferred stock with a liquidation value of $118.2 million plus dividends in arrears of $13.6 million. A total of 34.2 million shares of common stock, plus a cash payment of $8.3 million, have been exchanged for 3,039,363 shares of preferred stock between January 1, 2000 and June 30, 2000. These transactions have reduced (i) the number of preferred shares from 4.6 million to 1.6 million, (ii) the liquidation value of the preferred stock from $229.8 million to $77.9 million, and (iii) dividends in arrears by $16.8 million to $9.5 million. A gain on redemption of all preferred shares exchanged through June 30, 2000 of $11.9 million ($1.5 million related to the quarter ended June 30, 2000) is reflected in net income available to common shareholders in determining basic earnings per share.

         Between July 1 and August 16, 2000, Chesapeake engaged in additional transactions in which 9.2 million shares of common stock (newly issued shares) were exchanged for 933,000 shares of its issued and outstanding preferred stock with a liquidation value of $46.7 million plus dividends in arrears of $6.1 million. A $5.3 million loss on the redemption of these preferred shares will be reflected in net income available to common shareholders in determining earnings per share in the third quarter.

         Chesapeake believes it has adequate resources, including cash on hand and budgeted cash flow from operations, to fund its capital expenditure budget for exploration and development activities during 2000, which are currently estimated to be approximately $160 million. However, low oil and gas prices or unfavorable drilling results could cause Chesapeake to reduce its drilling program, which is largely discretionary. Based on current oil and gas prices, Chesapeake expects to generate excess cash flow that will be available to fund acquisitions, reduce debt, make preferred stock dividend payments, acquire Gothic debt securities or a combination of the above.

         If the Gothic merger is completed, holders of the 11.125% Senior Secured Notes issued by Gothic's operating subsidiary will have the right, but not the obligation, to require Chesapeake to repurchase their senior secured notes at a purchase price equal to 101% of the principal amount of the senior secured notes, plus accrued and unpaid interest to the date of repurchase. Chesapeake presently holds $20 million of the $235 million principal amount of senior secured notes outstanding.

         Bear, Stearns & Co. Inc. has agreed to provide a $275 million standby commitment, consisting of a $175 million term credit facility and $100 million revolving credit facility. The term credit facility may be used to repurchase any 11.125% Senior Secured Notes tendered to Chesapeake. If used, the revolving credit facility will replace Chesapeake's existing revolving credit facility. Chesapeake has incurred costs of approximately $3.2 million in obtaining the commitment and will incur an additional $2.75 million of costs if the facility is used.

Six Months Ended June 30, 2000 and 1999

         Cash Flows From Operating Activities. Chesapeake's cash provided by operating activities increased 76% to $83.9 million during the Current Period compared to $47.6 million during the Prior Period. The increase was due primarily to higher oil and gas prices realized during the Current Period.
         Cash Flows From Investing Activities. Cash used in investing activities increased to $130.6 million during the Current Period from $67.3 million in the Prior Period. During the Current Period Chesapeake expended approximately $68.3 million to initiate drilling on 66 gross (35.6 net) wells and invested approximately $10.6 million in leasehold acquisitions. This compares to $68.3 million to initiate drilling on 80 gross (48.9 net) wells and $11.1 million to purchase leasehold in the Prior Period. During the Current Period, Chesapeake had acquisitions of oil and gas properties of $25.0 million, divestitures of oil and gas properties of $1.4 million, and a cash payment of $22.4 million related to the acquisition of the Gothic Discount Notes. This compares to acquisitions of $6.5 million and divestitures of $17.4 million in the Prior Period.

         Cash Flows From Financing Activities. There was $20.3 million of cash provided by financing activities in the Current Period, compared to $14.2 million in the Prior Period. The activity in the Current Period and the Prior Period reflects the net increase in borrowings under Chesapeake's commercial bank credit facility of $19.5 million and $14.0 million in the Current and Prior Periods, respectively, and cash received through the exercise of stock options.

Years Ended December 31, 1999, 1998 and 1997

         Cash Flows from Operating Activities. Cash provided by operating activities (inclusive of changes in working capital) was $145.0 million in 1999, compared to $94.6 million in 1998 and $181.3 million in 1997. The increase of $50.4 million from 1998 to 1999 was due primarily to increased oil and gas revenues. The decrease of $86.7 million from 1997 to 1998 was due primarily to reduced operating income resulting from significant decreases in average oil and gas prices between periods, as well as significant increases in G&A expenses and interest expense.

         Cash Flows from Investing Activities. Cash used in investing activities decreased to $159.8 million in 1999, compared to $548.1 million in 1998 and $476.2 million in 1997. During 1999, Chesapeake invested $153.3 million for exploration and development drilling, $49.9 million for the acquisition of oil and gas properties, and received $45.6 million related to divestitures of oil and gas properties. During 1998, $279.9 million was used to acquire certain oil and gas properties and companies with oil and gas reserves. However, the increase in cash used to acquire oil and gas properties was partially offset by reduced expenditures during 1998 for exploratory and developmental drilling. During 1998 and 1997, Chesapeake invested $259.7 million and $471.0 million, respectively, for exploratory and developmental drilling. Also during 1998, Chesapeake sold its 19.9% stake in Pan East Petroleum Corp. to Poco Petroleums, Ltd. for approximately $21.2 million. During 1997, Chesapeake received net proceeds from the sale of its investment in Bayard common stock of approximately $90.4 million.

         Cash Flows from Financing Activities. Cash provided by financing activities decreased to $19.0 million in 1999, compared to $363.8 million in 1998, and $278.0 million in 1997. During 1999, Chesapeake made additional borrowings under its commercial bank credit facility of $116.5 million, and had payments under this facility of $98.0 million. During 1998, Chesapeake retired $85 million of debt assumed at the completion of the DLB Oil & Gas, Inc. acquisition, $120 million of debt assumed at the completion of the Hugoton Energy Corporation acquisition, $90 million of senior notes, and $170 million of borrowings made under its commercial bank credit facilities. Also during 1998, Chesapeake issued $500 million in senior notes and $230 million in preferred stock. During 1997, Chesapeake issued $300 million of senior notes.

RECENTLY ISSUED ACCOUNTING STANDARDS


         On June 15, 1998, the Financial Accounting Standards Board issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. FAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. FAS 133 (as amended by FAS 137 and FAS 138) is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

         FAS 133 standardizes the accounting for derivative instruments by requiring that all derivatives be recognized as assets and liabilities and measured at fair value. The accounting for changes in the fair value of derivatives (gains and losses) depends on (i) whether the derivative is designated and qualifies as a hedge, and (ii) the type of hedging relationship that exists. Changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in FAS 133 are required to be reported in earnings. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of FAS 133. Chesapeake has not yet determined the impact that adoption of FAS 133 will have on the financial statements. However, Chesapeake believes that its commodity derivatives will be designated as hedges in accordance with the relevant accounting criteria.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

COMMODITY PRICE RISK

         Chesapeake's results of operations are highly dependent upon the prices received for oil and natural gas production.

COMMODITY HEDGING ACTIVITIES

         Periodically Chesapeake utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

        (i) swap arrangements that establish an index-related price above which Chesapeake pays the counterparty and below which Chesapeake is paid by the counterparty,
        (ii) the purchase of index-related puts that provide for a "floor" price below which the counterparty pays Chesapeake the amount by which the price of the commodity is below the contracted floor,
        (iii) the sale of index-related calls that provide for a "ceiling" price above which Chesapeake pays the counterparty the amount by which the price of the commodity is above the contracted ceiling, and

        (iv) basis protection swaps, which are arrangements that guarantee the price differential of oil or gas from a specified delivery point or points.

         Results from commodity hedging transactions are reflected in oil and gas sales to the extent related to Chesapeake's oil and gas production. Chesapeake only enters into commodity hedging transactions related to Chesapeake's oil and gas production volumes or CEMI's physical purchase or sale commitments. Gains or losses on crude oil and natural gas hedging transactions are recognized as price adjustments in the months of related production.

         As of June 30, 2000, Chesapeake had the following open natural gas swap arrangements designed to hedge a portion of Chesapeake's domestic gas production for periods after June 2000:

                                                                               NYMEX-INDEX
                                                                   VOLUME     STRIKE PRICE
MONTHS                                                             (MMBtu)     (PER MMBtu)
------                                                           -----------  ------------
July 2000......................................................    2,790,000      3.03
August 2000....................................................    2,790,000      3.03
September 2000.................................................    2,100,000      3.07
October 2000...................................................    1,240,000      2.55

         If the swap arrangements listed above had been settled on June 30, 2000, Chesapeake would have incurred a loss of $13.2 million. Subsequent to June 30, 2000, Chesapeake settled the July 2000 natural gas swaps for a loss of $4.5 million, which will be recognized as a price adjustment in July. Additionally, Chesapeake has closed hedges on 920,000 MMBtu of the August through October swaps which resulted in a loss of $0.6 million. This loss will be recognized as price adjustments from August through October 2000.

         On June 2, 2000, Chesapeake entered into a natural gas basis protection swap transaction for 13,500,000 MMBtu for the period of January 2001 through March 2001. This transaction requires that the counterparty pay Chesapeake if the NYMEX price exceeds the Houston Ship Channel Beaumont/Texas Index by more than $0.0675 for each of the related months of production. If the NYMEX price less $0.0675 does not exceed the Houston Ship Channel Beaumont/Texas Index for each month, Chesapeake will pay the counterparty. Gains or losses on basis swap transactions are recognized as price adjustments in the month of related production.

         As of June 30, 2000, Chesapeake had the following open crude oil swap arrangements designed to hedge a portion of Chesapeake's domestic crude oil production for periods after June 2000:

                                                              MONTHLY    NYMEX-INDEX
                                                              VOLUME     STRIKE PRICE
MONTHS                                                        (Bbls)      (per Bbl)
------                                                      -----------  ------------
July 2000................................................     125,000       $28.42
August 2000..............................................     125,000        28.42
September 2000...........................................     125,000        28.42
October 2000.............................................     125,000        28.42
November 2000............................................     125,000        28.42
December 2000............................................     125,000        28.42

         If the swap arrangements listed above had been settled on June 30, 2000, Chesapeake would have incurred a loss of $1.9 million.

         Chesapeake has also closed transactions designed to hedge a portion of Chesapeake's domestic oil and natural gas production as of June 30, 2000. The net unrecognized losses resulting from these transactions, $1.4 million as of June 30, 2000, will be recognized as price adjustments in the months of related production. These hedging losses are set forth below ($ in thousands):

                                           HEDGING GAINS (LOSSES)
                                       -----------------------------
MONTHS                                   GAS        OIL      TOTAL
------                                 --------   -------   --------
July 2000......................        $   (422)  $  (231)  $   (653)
August 2000....................            (432)       --       (432)
September 2000.................            (149)       --       (149)
October 2000...................            (196)       --       (196)
                                       --------   -------   --------
                                       $ (1,199)  $  (231)  $ (1,430)
                                       ========   =======   ========

         In addition to commodity hedging transactions related to Chesapeake's oil and gas production, CEMI periodically enters into various hedging transactions designed to hedge against physical purchase and sale commitments made by CEMI. Gains or losses on these transactions are recorded as adjustments to oil and gas marketing sales in the consolidated statements of operations and are not considered by management to be material.

INTEREST RATE RISK

         Chesapeake also utilizes hedging strategies to manage fixed-interest rate exposure. Through the use of a swap arrangement, Chesapeake has reduced its interest expense by $2.7 million from May 1998 through June 2000. During the Current Quarter, Chesapeake's interest rate swap resulted in a $36,000 increase of interest expense. The terms of the swap agreement are as follows:

  Months                      Notional Amount        Fixed Rate    Floating Rate
  ------                      ---------------        ----------    -------------
  May 1998 - April 2001        $230,000,000              7%        Average of three-month Swiss Franc LIBOR,
                                                                   Deutsche Mark and Australian Dollar plus 300
                                                                   basis points

  May 2001 - April 2008        $230,000,000              7%        Three-month LIBOR (USD) plus 300 basis points

         If the floating rate is less than the fixed rate, the counterparty will pay Chesapeake accordingly. If the floating rate exceeds the fixed rate, Chesapeake will pay the counterparty. The interest rate swap agreement contains a "knockout provision" whereby the agreement will terminate on or after May 1, 2001 if the average closing price for the previous twenty business days for the shares of Chesapeake's common stock is greater than or equal to $7.50 per share. The agreement also provides for a maximum floating rate of 8.5% from May 2001 through April 2008.

         As of June 30, 2000, based upon prevailing interest rates, the present value of Chesapeake's estimated future payments under the interest rate swap agreement, without ascribing any value to the knock-out provision, was $17.7 million. However, because of the knock-out provision discussed above and the volatility of interest rates, Chesapeake does not believe that this worst-case scenario is a fair measure of the market value of the swap agreement and, therefore, would not pay this amount to cancel the transaction. Results from interest rate hedging transactions are reflected as adjustments to interest expense in the corresponding months covered by the swap agreement.

         The table below presents principal cash flows and related weighted average interest rates by expected maturity dates. The fair value of the long-term debt has been estimated based on quoted market prices.

                                                                        JUNE 30, 2000
                                            ---------------------------------------------------------------------------------
                                                                      YEARS OF MATURITY
                                            ---------------------------------------------------------------------------------
                                             2000      2001      2002      2003     2004     THEREAFTER   TOTAL    FAIR VALUE
                                            ------    ------    ------    ------   -------   ----------  -------   ----------
LIABILITIES:                                                                 ($ IN MILLIONS)
  Long-term debt, including current
       portion - fixed rate.............    $  0.4    $  0.8    $  0.6    $   --   $ 150.0     $ 770.0   $ 921.8     $ 867.7
       Average interest rate............       9.1%      9.1%      9.1%       --       7.9%        9.3%      9.1%         --
  Long-term debt - variable rate........    $   --    $   --    $ 63.0    $   --   $    --     $    --   $  63.0     $  63.0
       Average interest rate............        --        --      10.0%       --        --          --      10.0%         --

                                    BUSINESS

GENERAL

         Chesapeake Energy Corporation is an independent energy company focused on the exploration, development, acquisition and production of onshore natural gas reserves, principally in the Mid-Continent region of the United States. We began operations in 1989 and completed our initial public offering in 1993. Our common stock trades on the New York Stock Exchange under the symbol CHK. Chesapeake's principal executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118. Our main telephone number is
(405)848-8000 and our website address is www.chkenergy.com.

         At the end of 1999, Chesapeake owned interests in approximately 4,700 producing oil and gas wells. Chesapeake's primary operating area is the Mid-Continent region, which includes Oklahoma, western Arkansas, southwestern Kansas and the Texas Panhandle. Chesapeake's other operating areas are:

o the Gulf Coast region consisting primarily of the Austin Chalk Trend in Texas and Louisiana and the Tuscaloosa Trend in Louisiana; and
o   the Helmet area of northeastern British Columbia; and
o   the Permian Basin region of west Texas and southeastern New Mexico.

During 1999, we produced 133.5 Bcfe, making Chesapeake one of the 15 largest public independent oil and gas producers in the United States. We participated in 211 gross (119.7 net) wells, 135 of which we operated. A summary of our 1999 drilling activities, capital expenditures and property sales by primary operating area is as follows ($ in thousands):

                                                               CAPITAL EXPENDITURES - OIL AND GAS PROPERTIES
                                               ----------------------------------------------------------------------------
                         GROSS        NET
                         WELLS       WELLS                                                          SALE OF
                        DRILLED     DRILLED     DRILLING    LEASEHOLD   SUB-TOTAL   ACQUISITIONS   PROPERTIES       TOTAL
                       ---------   ---------   ----------   ---------   ---------   ------------   ----------    ----------
Mid-Continent ......         169        95.3   $   55,670   $  12,478   $  68,148   $     47,364   $  (36,702)   $   78,810
Gulf Coast .........          10         3.7       22,049       8,288      30,337            629       (2,628)       28,338
Canada .............          12         7.5       27,380       1,982      29,362          4,100         (813)       32,649
Permian Basin ......           9         5.5        3,232         727       3,959             --           --         3,959
All other areas ....          11         7.7       20,874         588      21,462             --       (5,492)       15,970
                       ---------   ---------   ----------   ---------   ---------   ------------   ----------    ----------
    Total ..........         211       119.7   $  129,205   $  24,063   $ 153,268   $     52,093   $  (45,635)   $  159,726
                       =========   =========   ==========   =========   =========   ============   ==========    ==========

         Our proved reserves increased 11% to an estimated 1,206 Bcfe at December 31, 1999, compared to 1,091 Bcfe of estimated proved reserves at December 31, 1998. See note 11 of the notes to our audited consolidated financial statements included at the end of this prospectus.

         For 2000, we have established a capital expenditure budget of $210 million, including approximately $160 million allocated to drilling, acreage acquisition, seismic and related capitalized internal costs, and $50 million for acquisitions, debt repayment and general corporate purposes, excluding the pending acquisition of Gothic described below. This budget is subject to ongoing adjustments based on drilling results, oil and gas prices, and other factors.

RECENT DEVELOPMENTS

         On September 8, 2000, we entered into an Agreement and Plan of Merger to acquire Gothic Energy Corporation (OTC Bulletin Board "GOTH") for 4.0 million shares of common stock. Following the transaction, Gothic's shareholders will own approximately 2.5% of Chesapeake's common stock. In addition, in a series of private transactions from June 27, 2000 through September 21, 2000, we purchased 99.8% of Gothic's $104 million of 14.125% Series B Senior Secured Discount Notes for total consideration of $80.8 million, comprised of $23.3 million in cash and $57.5 million of Chesapeake common stock (9,858,363 shares valued at $5.825 per share), subject to adjustment. We also purchased $20 million of the $235 million of 11.125% Senior Secured Notes issued by Gothic's operating subsidiary for $22 million of Chesapeake common stock (3,694,939 shares valued at $6.04 per share, subject to adjustment) in a private transaction that closed on September 1, 2000. The resulting total acquisition cost to Chesapeake will be approximately $345 million, plus transaction expenses and adjusted for any working capital at the time of the merger.

         Gothic's proved reserves, estimated to be 322 Bcfe at June 30, 2000, are 96% natural gas and 86% proved developed, have an average lifting cost of less than $0.20 per Mcfe, are located primarily in Chesapeake's core Mid-Continent operating area, and are unhedged after December 2000. Based on its current production rate of 80,000 Mcfe per day (or 30 Bcfe per year), Gothic has an 11-year reserves-to-production index. In addition, Chesapeake intends to allocate approximately $20 million of the purchase price to Gothic's undeveloped leasehold inventory, 3-D seismic inventory, lease operating telemetry system and other assets.

         Gothic's previously announced plan of restructuring, which contemplated the redemption of our holdings of Gothic's preferred and common stock for oil and gas properties and other considerations, the exchange of the $104 million senior discount note issue for 94% of Gothic's equity and an equity rights offering of $15 million, has been terminated in anticipation of our acquisition of Gothic.

         Gothic presently has approximately 23.3 million common shares outstanding. Of the outstanding shares, Chesapeake owns 2.4 million shares and will not participate in the exchange for the 4.0 million Chesapeake common shares to be received by Gothic's other shareholders. Gothic's management and directors have agreed to vote in favor of the agreement.

         The Gothic acquisition is subject to approval by Gothic's shareholders and other closing conditions. Completion of the transaction is expected in January 2001. Chesapeake will record the transaction using purchase accounting. Gothic has agreed to provide Chesapeake with a $10 million break-up fee in the event the transaction is not completed. Bear, Stearns & Co. Inc. advised Chesapeake and CIBC World Markets advised Gothic.

PRIMARY OPERATING AREA

Mid-Continent Region

         Chesapeake's Mid-Continent proved reserves of 758 Bcfe represented 63% of Chesapeake's total proved reserves as of December 31, 1999 and this area produced 70 Bcfe, or 52% of Chesapeake's 1999 production. During 1999, Chesapeake invested approximately $56 million to drill 169 gross (95.3 net) wells in the Mid-Continent.

SECONDARY OPERATING AREAS

Gulf Coast

          Chesapeake's Gulf Coast proved reserves, consisting of the Austin Chalk Trend in Texas and Louisiana, the Wharton County area in Texas, and the Tuscaloosa Trend in Louisiana, represented 190 Bcfe, or 15% of Chesapeake's total proved reserves as of December 31, 1999. During 1999, the Gulf Coast assets produced 45 Bcfe, or 34% of Chesapeake's total production. During 1999, Chesapeake invested approximately $22 million to drill 10 gross (3.7 net) wells in the Gulf Coast.

Helmet Area

         Chesapeake's Canadian proved reserves of 178 Bcfe represented 15% of Chesapeake's total proved reserves at December 31, 1999. During 1999, production from Canada was 12 Bcfe, or 9% of Chesapeake's total production. During 1999, Chesapeake invested approximately $27 million to drill 12 gross (7.5 net) wells, install various pipelines and compressors, and to perform capital workovers in Canada.

Permian Basin

         Chesapeake's Permian Basin proved reserves of 33 Bcfe represented 3% of our total proved reserves as of December 31, 1999 and this area produced 5 Bcfe, or 4% of our 1999 production. During 1999, Chesapeake invested approximately $3 million to drill 9 gross (5.5 net) wells in the Permian Basin.

OIL AND GAS RESERVES

         The tables below set forth information as of December 31, 1999 with respect to Chesapeake's estimated proved reserves, the estimated future net revenue therefrom and the present value thereof at such date. Williamson Petroleum Consultants, Inc. evaluated 50% and Ryder Scott Company L.P. evaluated 16% of Chesapeake's combined discounted future net revenues from Chesapeake's estimated proved reserves at December 31, 1999. The remaining properties were evaluated internally by Chesapeake's engineers. All estimates were prepared based upon a review of production histories and other geologic, economic, ownership and engineering data developed by Chesapeake. The present value of estimated future net revenue shown is not intended to represent the current market value of the estimated oil and gas reserves owned by Chesapeake.

                         ESTIMATED PROVED RESERVES                                OIL         GAS           TOTAL
                          AS OF DECEMBER 31, 1999                               (MBbl)       (MMcf)         (MMcfe)
                          -----------------------                              ---------   ----------     ----------
Proved developed..........................................................       17,750       763,323        869,823
Proved undeveloped........................................................        7,045       293,503        335,772
                                                                                -------    ----------     ----------
Total proved..............................................................       24,795     1,056,826      1,205,595
                                                                                =======    ==========     ==========

                           ESTIMATED FUTURE
                              NET REVENUE                                    PROVED         PROVED          TOTAL
                      AS OF DECEMBER 31, 1999(a)                           DEVELOPED      UNDEVELOPED       PROVED
                      --------------------------                          -----------    -------------    ----------
                                                                                      ($ IN THOUSANDS)
Estimated future net revenue.........................................     $ 1,470,297      $ 420,878      $1,891,175
Present value of future net revenue..................................     $   867,985      $ 221,511      $1,089,496

----------

(a) Estimated future net revenue represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at December 31, 1999. The amounts shown do not give effect to non-property related expenses, such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization. The prices used in the external and internal reports yield weighted average prices of $24.72 per barrel of oil and $2.25 per Mcf of gas.

         The future net revenue attributable to Chesapeake's estimated proved undeveloped reserves of $420.9 million at December 31, 1999, and the $221.5 million present value thereof, have been calculated assuming that Chesapeake will expend approximately $212.5 million to develop these reserves. The amount and timing of these expenditures will depend on a number of factors, including actual drilling results, product prices and the availability of capital.

         No estimates of proved reserves comparable to those included herein have been included in reports to any federal agency other than the Securities and Exchange Commission.

         Chesapeake's ownership interest used in calculating proved reserves and the estimated future net revenue therefrom were determined after giving effect to the assumed maximum participation by other parties to Chesapeake's farmout and participation agreements. The prices used in calculating the estimated future net revenue attributable to proved reserves do not reflect market prices for oil and gas production sold subsequent to December 31, 1999. There can be no assurance that all of the estimated proved reserves will be produced and sold at the assumed prices or that existing contracts will be honored or judicially enforced.

         There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of Chesapeake. The reserve data set forth herein represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates, and such revisions may be material. Accordingly, reserve estimates are often different from the actual quantities of oil and gas that are ultimately recovered. Furthermore, the estimated future net revenue from proved reserves and the present value thereof are based upon certain assumptions, including prices, future production levels and cost, that may not prove correct. Predictions about prices and future production levels are subject to great uncertainty, and the foregoing uncertainties are particularly true as to proved undeveloped reserves, which are inherently less certain than proved developed reserves and which comprise a significant portion of Chesapeake's proved reserves.

         The following table sets forth Chesapeake's estimated proved reserves by area and the related present value (discounted at 10%) of the proved reserves (based on weighted average prices at December 31, 1999 of $24.72 per barrel of oil and $2.25 per Mcf of gas):

                                                                                                  PRESENT
                                                                                      PERCENT      VALUE
                                                                           GAS          OF       (DISC. @
                                                  OIL        GAS        EQUIVALENT    PROVED        10%)
            OPERATING AREAS                      (MBbl)     (MMcf)       (MMcfe)      RESERVES  ($ IN 000'S)
            ----------------------------        -------   ----------    ----------   --------  ------------
            Mid-Continent...............         12,230      684,178       757,559      63%    $    663,993
            Gulf Coast..................          4,169      164,693       189,708      15          211,348
            Canada......................             --      178,242       178,242      15           97,749
            Permian Basin...............          3,480       12,391        33,269       3           62,067
            Other areas.................          4,916       17,322        46,817       4           54,339
                                                -------   ----------    ----------    ----     ------------
                Total...................         24,795    1,056,826     1,205,595     100%    $  1,089,496
                                                =======   ==========    ==========    ====     ============

During 1999, Chesapeake increased its proved developed reserve percentage to 80% by present value and 72% by volume, and natural gas reserves accounted for 88% of proved reserves at December 31, 1999. See note 11 of the notes to our audited consolidated financial statements included at the end of this prospectus for other disclosures about Chesapeake's oil and gas producing activities.

DRILLING ACTIVITY

         The following table sets forth the wells drilled by Chesapeake during the periods indicated. In the table, "gross" refers to the total wells in which Chesapeake has a working interest and "net" refers to gross wells multiplied by Chesapeake's working interest therein.

                                                                              SIX MONTHS
                                        YEARS ENDED                              ENDED              YEAR ENDED
                                        DECEMBER 31,                          DECEMBER 31,           JUNE 30,
                              -----------------------------------------
                                      1999                 1998                   1997                 1997
                              -------------------   -------------------   -------------------   -------------------
                               GROSS       NET        GROSS      NET       GROSS       NET       GROSS       NET
                              --------   --------   --------   --------   --------   --------   --------   --------
United States
   Development:
    Productive ............        167       93.3        158       93.9         55       24.4         90       55.0
    Non-productive ........         17       10.6          9        4.7          1        0.3          2        0.2
                              --------   --------   --------   --------   --------   --------   --------   --------
    Total .................        184      103.9        167       98.6         56       24.7         92       55.2
                              ========   ========   ========   ========   ========   ========   ========   ========
   Exploratory:
    Productive ............          9        3.7         46       23.4         28       15.5         71       46.1
    Non-productive ........          6        4.6          9        6.8          2        0.9          8        5.7
                              --------   --------   --------   --------   --------   --------   --------   --------
    Total .................         15        8.3         55       30.2         30       16.4         79       51.8
                              ========   ========   ========   ========   ========   ========   ========   ========

Canada
   Development:
    Productive ............         11        7.3         11        3.6
    Non-productive ........          1        0.2          1        0.4
                              --------   --------   --------   --------
    Total .................         12        7.5         12        4.0
                              ========   ========   ========   ========
   Exploratory:
    Productive ............         --         --          1        0.3
    Non-productive ........         --         --          7        2.1
                              --------   --------   --------   --------
    Total .................         --         --          8        2.4
                              ========   ========   ========   ========

WELL DATA

         At December 31, 1999, Chesapeake had interests in 4,719 (2,235.1 net) producing wells, of which 238 (104.6 net) were classified as primarily oil producing wells and 4,481 (2,130.5 net) were classified as primarily gas producing wells.

VOLUMES, REVENUE, PRICES AND PRODUCTION COSTS

         The following table sets forth certain information regarding the production volumes, revenue, average prices received and average production costs associated with Chesapeake's sale of oil and gas for the periods indicated:

                                                         YEARS ENDED
                                                         DECEMBER 31,         SIX MONTHS ENDED    YEAR ENDED
                                                  -------------------------      DECEMBER 31,      JUNE 30,
                                                      1999          1998            1997             1997
                                                  -----------   -----------   ----------------   -----------
NET PRODUCTION:
  Oil (MBbl) ..................................         4,147         5,976           1,857            2,770
  Gas (MMcf) ..................................       108,610        94,421          27,326           62,005
  Gas equivalent (MMcfe) ......................       133,492       130,277          38,468           78,625
OIL AND GAS SALES ($ IN 000'S):
  Oil .........................................   $    66,413   $    75,877      $   34,523      $    57,974
  Gas .........................................       214,032       181,010          61,134          134,946
                                                  -----------   -----------      ----------      -----------
          Total oil and gas sales .............   $   280,445   $   256,887      $   95,657      $   192,920
                                                  ===========   ===========      ==========      ===========
AVERAGE SALES PRICE:
  Oil ($ per Bbl) .............................   $     16.01   $     12.70      $    18.59      $     20.93
  Gas ($ per Mcf) .............................   $      1.97   $      1.92      $     2.24      $      2.18
  Gas equivalent ($ per Mcfe) .................   $      2.10   $      1.97      $     2.49      $      2.45
OIL AND GAS COSTS ($ PER MCFE):
  Production expenses .........................   $       .35   $       .39      $      .20      $       .14
  Production taxes ............................   $       .10   $       .06      $      .07      $       .05
  General and administrative ..................   $       .10   $       .15      $      .15      $       .11
  Depreciation, depletion and amortization ....   $       .71   $      1.13      $     1.57      $      1.31

         Included in the above table are the results of Canadian operations during 1999 and 1998. The average sales price for Chesapeake's Canadian gas production was $1.19 and $1.03 during 1999 and 1998, respectively, and the Canadian production expenses were $0.18 and $0.24 per Mcfe, respectively.

DEVELOPMENT, EXPLORATION AND ACQUISITION EXPENDITURES

         The following table sets forth certain information regarding the costs incurred by Chesapeake in its development, exploration and acquisition activities during the periods indicated:

                                                       YEARS ENDED               SIX MONTHS
                                                       DECEMBER 31,                ENDED      YEAR ENDED
                                              ------------------------------    DECEMBER 31,   JUNE 30,
                                                   1999            1998             1997         1997
                                              --------------  --------------    ------------  ----------
                                                                     ($ IN THOUSANDS)
Development and leasehold costs...........       $ 126,865       $ 176,610        $ 144,283   $  324,989
Exploration costs.........................          23,693          68,672           40,534      136,473
Acquisition costs.........................          52,093         740,280           39,245           --
Sales of oil and gas properties...........         (45,635)        (15,712)              --           --
Capitalized internal costs................           2,710           5,262            2,435        3,905
                                                 ---------       ---------        ---------   ----------
          Total...........................       $ 159,726       $ 975,112        $ 226,497   $  465,367
                                                 =========       =========        =========   ==========

ACREAGE

         The following table sets forth as of December 31, 1999 the gross and net acres of both developed and undeveloped oil and gas leases which Chesapeake holds. "Gross" acres are the total number of acres in which Chesapeake owns a working interest. "Net" acres refer to gross acres multiplied by Chesapeake's fractional working interest. Acreage numbers are stated in thousands and do not include options for additional leasehold held by Chesapeake, but not yet exercised.

                                                                TOTAL DEVELOPED
                           DEVELOPED          UNDEVELOPED       AND UNDEVELOPED
                       -----------------   -----------------   -----------------
                        GROSS      NET      GROSS      NET      GROSS      NET
                       -------   -------   -------   -------   -------   -------

Mid-Continent ......     1,439       563       848       306     2,287       869
Gulf Coast .........       230       156       766       666       996       822
Canada .............       100        50       641       305       741       355
Permian Basin ......         5         3        42        23        47        26
Other areas ........        35        18       597       398       632       416
                       -------   -------   -------   -------   -------   -------
          Total ....     1,809       790     2,894     1,698     4,703     2,488
                       =======   =======   =======   =======   =======   =======

MARKETING

         Chesapeake's oil production is sold under market sensitive or spot price contracts. Chesapeake's natural gas production is sold to purchasers under varying percentage-of-proceeds and percentage-of-index contracts or by direct marketing to end users or aggregators. By the terms of the percentage-of-proceeds contracts, Chesapeake receives a percentage of the resale price received by the purchaser for sales of residue gas and natural gas liquids recovered after gathering and processing Chesapeake's gas. The residue gas and natural gas liquids sold by these purchasers are sold primarily based on spot market prices. The revenue received by Chesapeake from the sale of natural gas liquids is included in natural gas sales. During 1999, only sales to Aquila Southwest Pipeline Corporation accounted for more than 10% of Chesapeake's total oil and gas sales. Management believes that the loss of this customer would not have a material adverse effect on Chesapeake's results of operations or its financial position.

         Sales to individual customers constituting 10% or more of total oil and gas sales were as follows from July 1, 1996 to December 31, 1999:

                                                                                                 PERCENT OF
   YEAR ENDED DECEMBER 31,                                                  AMOUNT            OIL AND GAS SALES
   ------------------------------------------------------               --------------        -----------------
                                                                       ($ IN THOUSANDS)
   1999            Aquila Southwest Pipeline Corporation                   $31,505                   11%

   1998            Koch Oil Company                                        $30,564                   12%
                   Aquila Southwest Pipeline Corporation                    28,946                   11


   SIX MONTHS ENDED DECEMBER 31,

   1997            Aquila Southwest Pipeline Corporation                   $20,138                   21%
                   Koch Oil Company                                         18,594                   19
                   GPM Gas Corporation                                      12,610                   13

   FISCAL YEAR ENDED JUNE 30,

   1997            Aquila Southwest Pipeline Corporation                   $53,885                   28%
                   Koch Oil Company                                         29,580                   15
                   GPM Gas Corporation                                      27,682                   14


         Chesapeake Energy Marketing, Inc. ("CEMI"), a wholly-owned subsidiary, provides oil and natural gas marketing services, including commodity price structuring, contract administration and nomination services for Chesapeake, its partners and other oil and natural gas producers in certain geographical areas in which Chesapeake is active.

HEDGING ACTIVITIES

         Periodically Chesapeake utilizes hedging strategies to hedge the price of a portion of its future oil and gas production and to manage fixed interest rate exposure. See "Quantitative and Qualitative Disclosures About Market Risk."

COMPETITION

         The oil and gas industry is highly competitive. Chesapeake competes with major and independent oil and gas companies for the acquisition of leasehold, proved oil and gas properties, as well as for the services and labor required to explore, develop and produce such properties. Many of these competitors have financial, technical and other resources substantially greater than those of Chesapeake.

REGULATION

General

         Numerous departments and agencies, federal, state and local, issue rules and regulations binding on the oil and gas industry, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases Chesapeake's cost of doing business and, consequently, affects its profitability.

Exploration and Production

         Chesapeake's operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used or obtained in connection with operations. Chesapeake's operations are also subject to various conservation regulations. These include the regulation of the size of drilling and spacing units and the density of wells which may be drilled and the unitization or pooling of oil and gas properties. In this regard, some states (such as Oklahoma) allow the forced pooling or integration of tracts to facilitate exploration while other states (such as Texas) rely on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units and, therefore, more difficult to develop a prospect if the operator owns less than 100% of the leasehold. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amount of oil and gas Chesapeake can produce from its wells and to limit the number of wells or the locations at which Chesapeake can drill. The full extent of any impact on Chesapeake of such restrictions cannot be predicted.

Environmental and Occupational Regulation

         General. Chesapeake's activities are subject to existing federal, state and local laws and regulations governing environmental quality and pollution control. It is anticipated that, absent the occurrence of an extraordinary event, compliance with existing federal, state and local laws, rules and regulations concerning the protection of the environment and human health will not have a material effect upon the operations, capital expenditures, earnings or the competitive position of Chesapeake. Chesapeake cannot predict what effect additional regulation or legislation, enforcement policies thereunder and claims for damages for injuries to property, employees, other persons and the environment resulting from Chesapeake's operations could have on its activities.

         Activities of Chesapeake with respect to the exploration, development and production of oil and natural gas are subject to stringent environmental regulation by state and federal authorities including the United States Environmental Protection Agency ("EPA"). Such regulation has increased the cost of planning, designing, drilling, operating and in some instances, abandoning wells. In most instances, the regulatory requirements relate to the handling and disposal of drilling and production waste products and waste created by water and air pollution control procedures. Although Chesapeake believes that compliance with environmental regulations will not have a material adverse effect on operations or earnings, risks of substantial costs and liabilities are inherent in oil and gas operations, and there can be no assurance that significant costs and liabilities, including criminal penalties, will not be incurred. Moreover, it is possible that other developments, such as stricter environmental laws and regulations, and claims for damages for injuries to property or persons resulting from Chesapeake's operations could result in substantial costs and liabilities.

         Waste Disposal. Chesapeake currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil and gas. Although Chesapeake has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by Chesapeake or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under Chesapeake's control. State and federal laws applicable to oil and natural gas wastes and properties have gradually become more strict. Under such laws, Chesapeake could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

         Chesapeake generates wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA and various state agencies have limited the disposal options for certain hazardous and nonhazardous wastes and are considering the adoption of stricter disposal standards for nonhazardous wastes. Furthermore, certain wastes generated by Chesapeake's oil and natural gas operations that are currently exempt from treatment as hazardous wastes may in the future be designated as hazardous wastes, and therefore be subject to considerably more rigorous and costly operating and disposal requirements.

         Superfund. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release of a "hazardous substance" into the environment. These persons include the owner and operator of a site and persons that disposed of or arranged for the disposal of the hazardous substances found at a site. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from responsible classes of persons the costs of such action. In the course of its operations, Chesapeake may have generated and may generate wastes that fall within CERCLA's definition of "hazardous substances". Chesapeake may also be or have been an owner of sites on which "hazardous substances" have been released. Chesapeake may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been released. To date, however, neither Chesapeake nor, to its knowledge, its predecessors or successors have been named a potentially responsible party under CERCLA or similar state superfund laws affecting property owned or leased by Chesapeake.

         Air Emissions. The operations of Chesapeake are subject to local, state and federal regulations for the control of emissions of air pollution. Legal and regulatory requirements in this area are increasing, and there can be no assurance that significant costs and liabilities will not be incurred in the future as a result of new regulatory developments. In particular, regulations promulgated under the Clean Air Act Amendments of 1990 may impose additional compliance requirements that could affect Chesapeake's operations. However, it is impossible to predict accurately the effect, if any, of the Clean Air Act Amendments on Chesapeake at this time. Chesapeake may in the future be subject to civil or administrative enforcement actions for failure to comply strictly with air regulations or permits. These enforcement actions are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require Chesapeake to forgo construction or operation of certain air emission sources.

         OSHA. Chesapeake is subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and similar state statutes require Chesapeake to organize information about hazardous materials used, released or produced in its operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens. Chesapeake is also subject to the requirements and reporting set forth in OSHA workplace standards. Chesapeake provides safety training and personal protective equipment to its employees.

         OPA and Clean Water Act. Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as Chesapeake, to prepare and implement spill prevention control plans, countermeasure plans and facilities response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990 ("OPA") amends certain provisions of the federal Water Pollution Control Act of 1972, commonly referred to as the Clean Water Act ("CWA"), and other statutes as they pertain to the prevention of and response to oil spills into navigable waters. The OPA subjects owners of facilities to strict joint and several liability for all containment and cleanup costs and certain other damages arising from a spill, including, but not limited to, the costs of responding to a release of oil to surface waters. The CWA provides penalties for any discharges of petroleum product in reportable quantities and imposes substantial liability for the costs of removing a spill. State laws for the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of releases of petroleum or its derivatives into surface waters or into the ground. Regulations are currently being developed under OPA and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on Chesapeake. In addition, the CWA and analogous state laws require permits to be obtained to authorize discharges into surface waters or to construct facilities in wetland areas. With respect to certain of its operations, Chesapeake is required to maintain such permits or meet general permit requirements. The EPA has adopted regulations concerning discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group permit or seek coverage under an EPA general permit. Chesapeake believes that with respect to existing properties it has obtained, or is included under, such permits and with respect to future operations it will be able to obtain, or be included under, such permits, where necessary. Compliance with such permits is not expected to have a material effect on Chesapeake.

         NORM. Oil and gas exploration and production activities have been identified as generators of concentrations of low-level naturally-occurring radioactive materials ("NORM"). NORM regulations have recently been adopted in several states. Chesapeake is unable to estimate the effect of these regulations, although based upon Chesapeake's preliminary analysis to date, Chesapeake does not believe that its compliance with such regulations will have a material adverse effect on its operations or financial condition.

         Safe Drinking Water Act. Chesapeake's operations involve the disposal of produced saltwater and other nonhazardous oilfield wastes by reinjection into the subsurface. Under the Safe Drinking Water Act ("SDWA"), oil and gas operators, such as Chesapeake, must obtain a permit for the construction and operation of underground Class II injection wells. To protect against contamination of drinking water, periodic mechanical integrity tests are often required to be performed by the well operator. Chesapeake has obtained such permits for the Class II wells it operates. Chesapeake also has disposed of wastes in facilities other than those owned by Chesapeake which are commercial Class II injection wells.

         Toxic Substances Control Act. The Toxic Substances Control Act ("TSCA") was enacted to control the adverse effects of newly manufactured and existing chemical substances. Under the TSCA, the EPA has issued specific rules and regulations governing the use, labeling, maintenance, removal from service and disposal of PCB items, such as transformers and capacitors used by oil and gas companies. Chesapeake may own such PCB items but does not believe compliance with TSCA has had or will have a material adverse effect on Chesapeake's operations or financial condition.

TITLE TO PROPERTIES

         Title to properties is subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, to liens for current taxes not yet due and to other encumbrances. As is customary in the industry in the case of undeveloped properties, only cursory investigation of record title is made at the time of acquisition. Drilling title opinions are usually prepared before commencement of drilling operations. From time to time, Chesapeake's title to oil and gas properties is challenged through legal proceedings. Chesapeake is routinely involved in litigation involving title to certain of its oil and gas properties, some of which management believes could be adverse to Chesapeake, individually or in the aggregate.

OPERATING HAZARDS AND INSURANCE

         The oil and gas business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to Chesapeake due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. Chesapeake's horizontal and deep drilling activities involve greater risk of mechanical problems than vertical and shallow drilling operations.

         Chesapeake maintains a $50 million oil and gas lease operator policy that insures Chesapeake against certain sudden and accidental risks associated with drilling, completing and operating its wells. There can be no assurance that this insurance will be adequate to cover any losses or exposure to liability. Chesapeake also carries comprehensive general liability policies and a $75 million umbrella policy. Chesapeake and its subsidiaries carry workers' compensation insurance in all states in which they operate and a $75 million employment practice liability policy. While Chesapeake believes these policies are customary in the industry, they do not provide complete coverage against all operating risks.

EMPLOYEES

         Chesapeake had 427 full-time employees as of June 30, 2000. No employees are represented by organized labor unions. Chesapeake considers its employee relations to be good.

FACILITIES

         Chesapeake owns an office building complex in Oklahoma City totaling approximately 86,500 square feet and nine acres of land that comprise its headquarters' offices. Chesapeake also owns field offices in Lindsay and

Waynoka, Oklahoma and Garden City, Kansas. Chesapeake leases office space in Oklahoma City and Weatherford, Oklahoma; Fritch and Navasota, Texas; and Dickinson, North Dakota. Chesapeake also has leased office space in College Station, Texas; Wichita, Kansas; and Calgary, Alberta, Canada, which has been sub-leased.

LEGAL PROCEEDINGS

         Chesapeake is subject to ordinary routine litigation incidental to its business. In addition, the following matters are pending or were recently terminated:

Securities Litigation

         On March 3, 2000, the U.S. District Court for the Western District of Oklahoma dismissed a consolidated class action complaint styled In re Chesapeake Energy Corporation Securities Litigation. The complaint, which consolidated twelve purported class action suits filed in August and September 1997, alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 by Chesapeake and certain of its officers and directors. The action was brought on behalf of purchasers of Chesapeake's common stock and common stock options between January 25, 1996 and June 27, 1997. The complaint alleged that the defendants made material misrepresentations and failed to disclose material facts about Chesapeake's exploration and drilling activities in the Louisiana Trend. The Court ruled that Chesapeake had disclosed the precise risks of its Louisiana Trend activities. Plaintiffs have filed a motion to amend their consolidated complaint but no appeal has been filed.

Bayard Drilling Technologies, Inc.

         On July 30, 1998, the plaintiffs in Yuan, et al. v. Bayard, et al. filed an amended class action complaint in the U.S. District Court for the Western District of Oklahoma alleging violations of Sections 11 and 12 of the Securities Act of 1933 and Section 408 of the Oklahoma Securities Act by Chesapeake and others. The action, originally filed in February 1998, was brought purportedly on behalf of investors who purchased Bayard common stock in, or traceable to, Bayard's initial public offering in November 1997. The defendants include officers and directors of Bayard who signed the registration statement, selling shareholders, including Chesapeake, and underwriters of the offering. Total proceeds of the offering were $254 million, of which Chesapeake received net proceeds of $90 million.

         Plaintiffs allege that Chesapeake, which owned 30.1% of Bayard's outstanding common stock prior to the offering, was a controlling person of Bayard. Plaintiffs also allege that Chesapeake had established an interlocking financial relationship with Bayard and was a customer of Bayard's drilling services under allegedly below-market terms. Plaintiffs assert that the Bayard prospectus contained material omissions and misstatements relating to (i) Chesapeake's financial "problems" and their impact on Bayard's operating results, (ii) increased costs associated with Bayard's growth strategy, (iii) undisclosed pending related-party transactions between Bayard and third parties other than Chesapeake, (iv) Bayard's planned use of offering proceeds and (v) Bayard's capital expenditures and liquidity. The alleged defective disclosures are claimed to have resulted in a decline in Bayard's share price following the public offering. Plaintiffs seek a determination that the suit is a proper class action and damages in an unspecified amount or rescission, together with interest and costs of litigation, including attorneys' fees.

         On August 24, 1999, the District Court entered an order granting in part and denying in part defendants' motion to dismiss the action. The court dismissed plaintiffs' claims against Chesapeake under Section 15 of the Securities Act of 1933 alleging that Chesapeake was a "controlling person" of Bayard. The Court denied that portion of defendants' motion seeking dismissal of plaintiffs' claims under Sections 11 and 12(a)(2) of the Securities Act of 1933 and Section 408 of the Oklahoma Securities Act. Of these, only the Section 11 claim and the Section 408 claim are asserted against Chesapeake. Discovery is proceeding in the case and trial is presently scheduled to be held in May 2001.

         Chesapeake believes that it has meritorious defenses to these claims and intends to defend this action vigorously. No estimate of loss or range of estimate of loss, if any, can be made at this time. Bayard, which was acquired by Nabors Industries, Inc. in April 1999, has been reimbursing Chesapeake for its costs of defense as incurred.

Patent Litigation

         In Union Pacific Resources Company v. Chesapeake, et al., filed in October 1996 in the U.S. District Court for the Northern District of Texas, Fort Worth Division, UPRC asserted that Chesapeake had infringed UPRC's patent covering a "geosteering" method utilized in drilling horizontal wells. Following a trial to the court in June 1999, the court ruled on September 21, 1999 that the patent was invalid. Because the patent was declared invalid, the court held that Chesapeake could not have infringed the patent, dismissed all of UPRC's claims with prejudice and assessed court costs against UPRC. The court concluded that the UPRC patent was invalid for failure to definitively describe the patented method in the patent claims and for failure to provide sufficient disclosure in the patent to enable one of ordinary skill in the art to practice the patented method. Appeals of the judgment by both Chesapeake and UPRC are pending in the Federal Circuit Court of Appeals. Management is unable to predict the outcome of these appeals but believes the invalidity of the patent will be upheld on appeal. Chesapeake has appealed the trial court's ruling denying Chesapeake's request for attorneys' fees.

West Panhandle Field Cessation Cases

         A subsidiary of Chesapeake, Chesapeake Panhandle Limited Partnership ("CP") (f/k/a MC Panhandle, Inc.), and two subsidiaries of Kinder Morgan, Inc. are defendants in 13 lawsuits filed between June 1997 and January 1999 by royalty owners seeking the cancellation of oil and gas leases in the West Panhandle Field in Texas. MC Panhandle, Inc., which Chesapeake acquired in April 1998, has owned the leases since January 1, 1997. The co-defendants are prior lessees.

         The plaintiffs in these cases claim the leases terminated upon the cessation of production for various periods primarily during the 1960s. In addition, plaintiffs seek to recover conversion damages, exemplary damages, attorneys' fees and interest. Defendants assert that any cessation of production was excused and have pled affirmative defenses of limitations, waiver, temporary estoppel, laches and title by adverse possession. Four of the 13 cases have been tried; no trial dates have been set for the other cases.

         Following are the cases pending or tried in the District Court of Moore County, Texas, 69th Judicial District:

         Lois Law, et al. v. NGPL, et al., No. 97-70, filed December 22, 1997, jury trial in June 1999, verdict for CP and co-defendants. The jury found plaintiffs' claims were barred by adverse possession, laches and revivor. On January 19, 2000, the court granted plaintiffs' motion for judgment notwithstanding verdict and entered judgment in favor of plaintiffs. In addition to quieting title to the lease (including existing gas wells and all attached equipment) in plaintiffs, the court awarded actual damages against CP in the amount of $716,400 and exemplary damages in the amount of $25,000. The court further awarded, jointly and severally from all defendants, $160,000 in attorneys' fees and interest and court costs. CP and the other defendants have appealed and posted supersedeas bonds.

         Joseph H. Pool, et al. v. NGPL, et al., No. 98-30, first filed December 17, 1997, refiled May 11, 1998, jury trial in June 1999, verdict for CP and co-defendants. The jury found plaintiffs' claims were barred by laches and adverse possession. On September 28, 1999, the court granted plaintiffs' motion for judgment notwithstanding verdict and entered judgment in favor of plaintiffs. In addition to quieting title to the lease (including existing gas wells and all attached equipment) in plaintiffs, the court awarded actual damages as of June 28, 1999 of $545,000 from CP and $235,000 jointly and severally from the other two defendants. The court further awarded, jointly and severally from all defendants, $77,500 of attorneys' fees in the event of an appeal, $1,900 of sanctions, interest and court costs. CP and the other two defendants filed an appeal of the judgment in the Court of Appeals for the Seventh District of Texas in Amarillo on October 12, 1999, and they have each posted a supersedeas bond.

         Joseph H. Pool, et al. v. NGPL, et al., No. 98-36, first filed February 2, 1998, refiled May 20, 1998, jury trial in July 1999, verdict for plaintiffs. The jury found that the defendants were bad-faith trespassers and produced gas from the leases as a result of fraud. On September 28, 1999, the court entered final judgment for plaintiffs terminating the lease, quieting title to the lease (including existing gas wells and all attached equipment) in plaintiffs as of June 1, 1999 and awarding actual damages of $1.5 million, attorneys' fees of $97,500 in the event of an appeal, interest and court costs. CP's liability for this award is joint and several with the other two defendants. The court also awarded exemplary damages of $1.2 million against each of CP and the other two defendants. CP and the other two defendants filed an appeal of the judgment in the Court of Appeals for the Seventh District of Texas in Amarillo on October 12, 1999, and they have each posted a supersedeas bond.

         A. C. Smith, et al. v. NGPL, et al., No. 98-47, first filed January 26, 1998, refiled May 29, 1998. On June 18, 1999, the court granted plaintiffs' motion for summary judgment in part, finding that the lease had terminated due to the cessation of production, subject to the defendants' affirmative defenses.

         Joseph H. Pool, et al. v. NGPL, et al., No. 98-35, first filed February 2, 1998, refiled May 20, 1998. On December 3, 1999, the Court entered a partial summary judgment finding the lease had terminated and that defendants' affirmative defenses all failed as a matter of law except with respect to the defense of revivor against certain of the plaintiffs. CP and the other defendants filed a motion to reconsider on December 22, 1999.

         Joseph H. Pool, et al. v. NGPL, et al., No. 98-49, first filed March 10, 1998, refiled May 29, 1998.

         Joseph H. Pool, et al. v. NGPL, et al., No. 98-50, first filed March 18, 1998, refiled May 29, 1998.

         Joseph H. Pool, et al. v. NGPL, et al., No. 98-51, first filed December 2, 1997, refiled May 29, 1998.

         Joseph H. Pool, et al. v. NGPL, et al., No. 98-48, first filed February 2, 1998, refiled May 29, 1998.

         Joseph H. Pool, et al. v. NGPL, et al., No. 98-70, first filed March 23, 1998, refiled October 22, 1998.

         The Pool cases listed above were first filed in the U.S. District Court, Northern District of Texas, Amarillo Division. Other related cases pending are the following:

         Phillip Thompson, et al. v. NGPL, et al, U.S. District Court, Northern District of Texas, Amarillo Division, Nos. 2:98-CV-012 and 2:98-CV-106, filed January 8, 1998 and March 18, 1998, respectively (actions consolidated), jury trial in May 1999, verdict for CP and co-defendants. The jury found plaintiffs' claims were barred by the payment of shut-in royalties, laches, and revivor. Plaintiffs have filed a motion for a new trial.

         Craig Fuller, et al. v. NGPL, et al., District Court of Carson County, Texas, 100th Judicial District, No. 8456, filed June 23, 1997, cross motions for summary judgment pending.

         Pace v. NGPL et al., U.S. District Court, Northern District of Texas, Amarillo Division, filed January 29, 1999. Defendants' motion for summary judgment pending.

         Chesapeake has previously established an accrued liability that management believes will be sufficient to cover the estimated costs of litigation for each of these cases. Because of the inconsistent verdicts reached by the juries in the four cases tried to date and because the amount of damages sought is not specified in all of the other cases, the outcome of the remaining trials and the amount of damages that might ultimately be awarded could differ from management's estimates. Management believes, however, that the leases are valid, there is no basis for exemplary damages and that any findings of fraud or bad faith will be overturned on appeal. CP and the other defendants intend to vigorously defend against the plaintiffs' claims.

INCORPORATION

         Chesapeake was organized as a Delaware corporation on December 26, 1991 and was reincorporated as an Oklahoma corporation on December 31, 1996.

                                   MANAGEMENT

INFORMATION REGARDING DIRECTORS

         Aubrey K. McClendon, age 41, has served as Chairman of the Board, Chief Executive Officer and a director since co-founding Chesapeake in 1989. From 1982 to 1989, Mr. McClendon was an independent producer of oil and gas in affiliation with Tom L. Ward, Chesapeake's President and Chief Operating Officer. Mr. McClendon is a member of the Board of Visitors of the Fuqua School of Business at Duke University. Mr. McClendon is a 1981 graduate of Duke University.

         Tom L. Ward, age 41, has served as President, Chief Operating Officer and a director of Chesapeake since co-founding Chesapeake in 1989. From 1982 to 1989, Mr. Ward was an independent producer of oil and gas in affiliation with Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer. Mr. Ward is a member of the Board of Trustees of Anderson University in Anderson, Indiana. Mr. Ward graduated from the University of Oklahoma in 1981.

         Breene M. Kerr, age 71, has been a director of Chesapeake since 1993. He is President of Brookside Company, Easton, Maryland. In 1969, Mr. Kerr founded Kerr Consolidated, Inc., which was sold in 1996. In 1969, Mr. Kerr co-founded the Resource Analysis and Management Group and remained its senior partner until 1982. From 1967 to 1969, he was Vice President of Kerr-McGee Chemical Corporation. From 1951 through 1967, Mr. Kerr worked for Kerr-McGee Corporation as a geologist and land manager. Mr. Kerr has served as chairman of the Investment Committee for the Massachusetts Institute of Technology and is a life member of the Corporation (Board of Trustees) of that university. He served as a director of Kerr-McGee Corporation from 1957 to 1981. Mr. Kerr currently is a trustee of the Brookings Institution in Washington, D.C., and has been an associate director since 1987 of Aven Gas & Oil, Inc., an oil and gas property management company located in Oklahoma City. Mr. Kerr graduated from the Massachusetts Institute of Technology in 1951.

         Edgar F. Heizer, Jr., age 71, has been a director of Chesapeake since 1993. From 1985 to the present, Mr. Heizer has been a private venture capitalist. He founded Heizer Corporation, a publicly traded business development company, in 1969 and served as Chairman and Chief Executive Officer from 1969 until 1986, when Heizer Corporation was reorganized into a number of public and private companies. Mr. Heizer was Assistant Treasurer of the Allstate Insurance Company from 1962 to 1969 in charge of Allstate's venture capital operations. He was employed by Booz, Allen and Hamilton from 1958 to 1962, Kidder, Peabody & Co. from 1956 to 1958, and Arthur Andersen & Co. from 1954 to 1956. He serves on the advisory board of the Kellogg School of Management at Northwestern University. Mr. Heizer is a director of Material Science Corporation, a New York Stock Exchange listed company in Elk Grove, Illinois, and several private companies. Mr. Heizer graduated from Northwestern University in 1951 and from Yale University Law School in 1954.

         Frederick B. Whittemore, age 69, has been a director of Chesapeake since 1993. Mr. Whittemore has been an advisory director of Morgan Stanley Dean Witter & Co. since 1989 and was a managing director or partner of the predecessor firms of Morgan Stanley Dean Witter & Co. from 1967 to 1989. He was Vice-Chairman of the American Stock Exchange from 1982 to 1984. Mr. Whittemore is a director of Partner Reinsurance Company, Bermuda; Maxcor Financial Group Inc., New York; SunLife of New York, New York; KOS Pharmaceuticals, Inc., Miami, Florida; and Southern Pacific Petroleum, Australia, NL. Mr. Whittemore graduated from Dartmouth College in 1953 and from the Amos Tuck School of Business Administration in 1954.

         Shannon T. Self, age 43, has been a director of Chesapeake since 1993. He is a shareholder in the law firm of Self, Giddens & Lees, Inc., a professional corporation, in Oklahoma City, which he co-founded in 1991. Mr. Self was an associate and shareholder in the law firm of Hastie and Kirschner, Oklahoma City, from 1984 to 1991 and was employed by Arthur Young & Co. from 1979 to 1980. Mr. Self is a member of the Visiting Committee of Northwestern University School of Law and for part of 1999 was a director of The Rock Island Group, a private computer firm in Oklahoma City. Mr. Self is a Certified Public Accountant. He graduated from the University of Oklahoma in 1979 and from Northwestern University Law School in 1984.

INFORMATION REGARDING OFFICERS

Executive Officers

         In addition to Messrs. McClendon and Ward, the following are also executive officers of Chesapeake.

         Marcus C. Rowland, age 48, was appointed Executive Vice President in March 1998 and has been Chesapeake's Chief Financial Officer since 1993. He served as Senior Vice President from September 1997 to March 1998 and as Vice President - Finance from 1993 until 1997. From 1990 until his association with Chesapeake, Mr. Rowland was Chief Operating Officer of Anglo-Suisse, L.P. assigned to the White Nights Russian Enterprise, a joint venture of Anglo-Suisse, L.P. and Phibro Energy Corporation, a major foreign operation which was granted the right to engage in oil and gas operations in Russia. Prior to his association with White Nights Russian Enterprise, Mr. Rowland owned and managed his own oil and gas company and prior to that was Chief Financial Officer of a private exploration company in Oklahoma City from 1981 to 1985. Mr. Rowland is a Certified Public Accountant. Mr. Rowland graduated from Wichita State University in 1975.


         Martha A. Burger, age 47, has served as Treasurer since 1995, as Senior Vice President - Human Resources since March 2000 and as Secretary since November 1999. She was Chesapeake's Vice President - Human Resources from 1998 until March 2000 and Human Resources Manager from 1996 to 1998. From 1994 to 1995, she served in various accounting positions with Chesapeake including Assistant Controller - Operations. From 1989 to 1993, Ms. Burger was employed by Hadson Corporation as Assistant Treasurer and from 1993 to 1994 served as Vice President and Controller of Hadson Corporation. Prior to joining Hadson Corporation, Ms. Burger was employed by The Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co. Ms. Burger is a Certified Public Accountant and graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

         Michael A. Johnson, age 35, has served as Senior Vice President - Accounting since March 2000. He served as Vice President of Accounting and Financial Reporting from March 1998 to March 2000 and as Assistant Controller to Chesapeake from 1993 to 1998. From 1991 to 1993 Mr. Johnson served as Project Manager for Phibro Energy Production, Inc., a Russian joint venture. From 1987 to 1991 he served as audit manager for Arthur Andersen & Co. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

Other Officers

         Steven C. Dixon, age 42, has been Senior Vice President - Operations since 1995 and served as Vice President - Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

         J. Mark Lester, age 47, has been Senior Vice President - Exploration since 1995 and served as Vice President - Exploration from 1989 to 1995. From 1986 to 1989, Mr. Lester was self-employed and acted as a consultant to Messrs. McClendon and Ward. He was employed by various independent oil companies in Oklahoma City from 1980 to 1986, and was employed by Union Oil Company of California from 1977 to 1980 as a geophysicist. Mr. Lester graduated from Purdue University in 1975 and in 1977.

         Henry J. Hood, age 40, was appointed Senior Vice President - Land and Legal in 1997 and served as Vice President - Land and Legal from 1995 to 1997. Mr. Hood was retained as a consultant to Chesapeake during the two years prior to his joining Chesapeake, and he was associated with the law firm of White, Coffey, Galt & Fite from 1992 to 1995. Mr. Hood was associated with or a partner of the law firm of Watson & McKenzie from 1987 to 1992. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma College of Law in 1985.

         Thomas L. Winton, age 53, has served as Senior Vice President - Information Technology and Chief Information Officer since July 1998. From 1985 until his association with Chesapeake, Mr. Winton served as the Director, Information Services Department, at Union Pacific Resources Company. Prior to that period Mr. Winton held the positions of Regional Manager - Information Services from 1984 until 1985 and Manager - Technical Applications Planning and Development from 1980 until 1984 with UPRC. Mr. Winton also served as an analyst and supervisor in the Operations Research Division, Conoco Inc., from 1973 until 1980. Mr. Winton graduated from Oklahoma Christian University in 1969, Creighton University in 1973 and the University of Houston in 1980. Mr. Winton also completed the Tuck Executive Program, Amos Tuck School of Business, Dartmouth College in 1987.

         Douglas J. Jacobson, age 46, has served as Senior Vice President - Acquisitions & Divestitures since August 1999. Prior to joining Chesapeake, Mr. Jacobson was employed by Samson Investment Company from 1980 until August 1999, where he served as Senior Vice President - Project Development and Marketing from 1996 until 1999. Mr. Jacobson has served on various Oklahoma legislative commissions intended to address issues in the oil and gas industry, including the Commission of Oil and Gas Production Practices and the Natural Gas Policy Commission. Mr. Jacobson is a Certified Public Accountant and graduated from John Brown University in 1976 and from the University of Arkansas in 1977.

         Thomas S. Price, Jr., age 48, has served as Senior Vice President - Corporate Development since March 2000, as Vice President - Corporate Development since 1992 and was a consultant to Chesapeake during the prior two years. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1990 and by Flag-Redfern Oil Company from 1984 to 1988. Mr. Price is Vice Chairman of the Mid-Continent Oil and Gas Association and a member of the Petroleum Investor Relations Association and the National Investor Relations Institute. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989 and from the American Graduate School of International Management in 1992.

         James C. Johnson, age 42, was appointed President of Chesapeake Energy Marketing, Inc., a wholly-owned subsidiary of Chesapeake, in January 2000. He served as Vice President - Contract Administration for Chesapeake from 1997 to January 2000 and as Manager - Contract Administration from 1996 to 1997. From 1980 to 1996, Mr. Johnson held various gas marketing and land positions with Enogex, Inc., Delhi Gas Pipeline Corporation, TXO Production Corp. and Gulf Oil Corporation. Mr. Johnson is a member of the Natural Gas Association of Oklahoma and graduated from the University of Oklahoma in 1980.

         Stephen W. Miller, age 43, has served as Vice President - Operations since 1996 and served as District Manager - College Station District from 1994 to 1996. Mr. Miller held various engineering positions in the oil and gas industry from 1980 to 1993. Mr. Miller is a registered Professional Engineer in Texas, is a member of the Society of Petroleum Engineers and graduated from Texas A & M University in 1980.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

           In 1997 Chesapeake changed its fiscal year end to December 31 from June 30. The following table sets forth for the fiscal years ended December 31, 1999 and 1998, the transition period for the six months ended December 31, 1997 and the fiscal year ended June 30, 1997 the compensation earned in each period by (i) Chesapeake's chief executive officer, and (ii) the four other most highly compensated executive officers:

                                                      ANNUAL COMPENSATION
                                             -----------------------------------------
                                                                                          SECURITIES
                                                                                          UNDERLYING
                                                                           OTHER           OPTION               ALL
      NAME AND PRINCIPAL          PERIOD                                   ANNUAL          AWARDS (#           OTHER
      POSITION                    ENDING      SALARY        BONUS      COMPENSATION(a)     OF SHARES)(b)  COMPENSATION(c)
      -----------------------   ---------    ---------    ----------   ---------------    --------------  ---------------
      Aubrey K. McClendon
       Chairman of the Board
        and Chief Executive
        Officer                  12/31/99    $ 350,000     $300,000       $  137,029          500,000        $ 19,500
                                 12/31/98    $ 350,000     $325,000       $  115,429        1,505,808 (d)    $ 10,000
                                 12/31/97    $ 150,000     $200,000       $   92,625          457,800 (d)    $     --
                                  6/30/97    $ 250,000     $310,000       $   76,950          463,000 (d)    $ 11,050

      Tom L. Ward
        President and Chief
        Operating Officer        12/31/99    $ 350,000     $300,000       $  113,331          500,000        $ 20,000
                                 12/31/98    $ 350,000     $325,000       $  115,977        1,505,808 (d)    $ 10,000
                                 12/31/97    $ 150,000     $200,000       $   93,026          457,800 (d)    $     --
                                  6/30/97    $ 250,000     $310,000       $   77,908          463,000 (d)    $ 13,700

      Marcus C. Rowland
       Executive Vice
       President and Chief
       Financial Officer         12/31/99    $ 262,500     $110,000       $   41,428          125,000        $  6,000
                                 12/31/98    $ 250,000     $175,000          (e)              397,476 (d)    $ 10,000
                                 12/31/97    $ 112,500     $100,000          (e)              131,600 (d)    $     --
                                  6/30/97    $ 185,000     $155,000          (e)               36,000 (d)    $  9,500

      Steven C. Dixon
        Senior Vice President
        - Operations             12/31/99    $ 190,000     $ 55,000          (e)               40,000        $ 11,500
                                 12/31/98    $ 190,000     $110,000          (e)              206,120 (d)    $ 10,000
                                 12/31/97    $  87,500     $ 50,000          (e)               92,000 (d)    $     --
                                  6/30/97    $ 145,000     $105,000          (e)               30,000 (d)    $ 11,500

      J. Mark Lester
        Senior Vice President
        - Exploration            12/31/99    $ 177,500     $ 55,000          (e)               40,000        $ 11,980
                                 12/31/98    $ 175,000     $100,000          (e)              153,691 (d)    $ 10,000
                                 12/31/97    $  80,000     $ 40,000          (e)               69,700 (d)    $  2,660
                                  6/30/97    $ 132,500     $ 70,000          (e)               19,500 (d)    $ 10,400

----------

(a) Represents the cost of personal benefits provided by Chesapeake, including for fiscal year 1999 personal accounting support ($65,175 for Messrs. McClendon and Ward), personal vehicle ($18,000 for Messrs. McClendon and Ward and $12,000 for Mr. Rowland), travel allowance ($50,000 for Mr. McClendon, $25,904 for Mr. Ward and $25,000 for Mr. Rowland) and country club membership dues ($3,854 for Mr. McClendon, $4,252 for Mr. Ward and $4,428 for Mr. Rowland).

(b) No awards of restricted stock or payments under long-term incentive plans were made by Chesapeake to any of the named executives in any period covered by the table.

(c) Represents Chesapeake's matching contributions to the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan.

(d) Includes both (i) option grants which were canceled and (ii) replacement options which were granted at 60% of the original number of options granted.

(e) Other annual compensation did not exceed the lesser of $50,000 ($25,000 for the transition period) or 10% of the executive officer's salary and bonus during the period.

STOCK OPTIONS GRANTED DURING 1999

         The following table sets forth information concerning options to purchase common stock granted during 1999 to the executive officers named in the Summary Compensation Table. Amounts represent stock options granted under Chesapeake's 1994 and 1999 stock option plans and include both incentive and non-qualified stock options. One-fourth of each option grant becomes exercisable on each of the first four grant date anniversaries. The exercise price of each option represents the market price of the common stock on the date of grant.


                                             INDIVIDUAL GRANTS
                        ---------------------------------------------------------        POTENTIAL REALIZABLE
                                         PERCENT OF                                        VALUE AT ASSUMED
                        NUMBER OF      TOTAL OPTIONS                                     ANNUAL RATE OF STOCK
                        SECURITIES       GRANTED TO                                       PRICE APPRECIATION
                        UNDERLYING      EMPLOYEES IN     EXERCISE                          FOR OPTION TERM(a)
                          OPTIONS        YEAR ENDED      PRICE PER     EXPIRATION      ------------------------
NAME                      GRANTED         12/31/99         SHARE           DATE            5%             10%
--------------------    ----------     -------------     ---------     ----------      ---------      ---------
Aubrey K. McClendon       500,000        17.9%              $0.94        3/5/09        $ 295,580      $ 749,059

Tom L. Ward               500,000        17.9%              $0.94        3/5/09        $ 295,580      $ 749,059

Marcus C. Rowland         125,000         4.5%              $0.94        3/5/09        $  73,895      $ 187,265

Steven C. Dixon            40,000         1.4%              $0.94        3/5/09        $  23,646      $  59,925

J. Mark Lester             40,000         1.4%              $0.94        3/5/09        $  23,646      $  59,925

----------
(a) The assumed annual rates of stock price appreciation of 5% and 10% are set by the Securities and Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

AGGREGATED OPTION EXERCISES IN 1999 AND DECEMBER 31, 1999 OPTION VALUES

         The following table sets forth information about options exercised by the named executive officers during 1999 and the unexercised options to purchase common stock held by them at December 31, 1999.

                                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                        SHARES                    UNDERLYING UNEXERCISED               IN-THE-MONEY
                       ACQUIRED                     OPTIONS AT 12/31/99           OPTIONS AT 12/31/99(a)
                          ON        VALUE       ---------------------------   ---------------------------
      NAME             EXERCISE   REALIZED(b)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------    --------   -----------   -----------   -------------   -----------   -------------
Aubrey K. McClendon          --   $        --       722,953       1,629,355   $   585,434   $   2,131,694


Tom L. Ward             315,000   $   329,544       722,953       1,629,355   $   585,434   $   2,131,694

Marcus C. Rowland       139,871   $   305,642            --         423,105            --   $     552,631

Steven C. Dixon              --            --       416,434         194,586   $   504,871   $     250,833

J. Mark Lester               --            --       115,827         155,264   $   151,094   $     201,680

----------
(a) At December 31, 1999, the closing price of the common stock on the New York Stock Exchange was $2.38. "In-the-money options" are stock options with respect to which the market value of the underlying shares of common stock exceeded the exercise price at December 31, 1999. The values shown were determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of common stock on December 31, 1999.

(b) Represents amounts determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of common stock on the exercise date.

EMPLOYMENT AGREEMENTS

Chesapeake has employment agreements with Messrs. McClendon and Ward, each of which provides, among other things, for an annual base salary of not less than $350,000, bonuses at the discretion of the Board of Directors, eligibility for stock options and benefits, including an automobile and travel allowance, club membership and personal accounting support. Each agreement has a term of five years commencing July 1, 1998, which term is automatically extended for one additional year on each June 30 unless one of the parties provides 30 days prior notice of non-extension. In addition, for each calendar year during which the employment agreements are in effect, Messrs. McClendon and Ward each agree to hold shares of Chesapeake's common stock having an aggregate investment value equal to 500% of his annual base salary and bonus.

Under the employment agreements, Messrs. McClendon and Ward are permitted to participate in all of the wells spudded by or on behalf of Chesapeake during each calendar quarter. In order to participate, at least 30 days prior to the beginning of a calendar quarter the executive must notify the disinterested members of the Compensation Committee whether the executive elects to participate and, if so, the percentage working interest the executive will take in each well spudded by or on behalf of Chesapeake during such quarter. The participation election by Messrs. McClendon or Ward may not exceed a 2.5% working interest in a well and is not effective for any well where Chesapeake's working interest after elections by Messrs. McClendon and Ward to participate would be reduced to below 12.5%. Once an executive elects to participate, the percentage cannot be adjusted during the calendar quarter without the prior written consent of the disinterested directors, and no such adjustment has ever been requested or granted. For each well in which the executive participates, Chesapeake bills to the executive an amount equal to the executive's participation percentage multiplied by the costs of drilling and operating incurred in drilling the well, together with leasehold costs in an amount determined by Chesapeake to approximate what third parties pay for similar leasehold in the area of the well. Payment is due within 150 days for invoices received prior to June 30, 2000 and within 90 days for invoices received subsequent to such date. The executive also receives a proportionate share of revenue from the well less certain charges by Chesapeake for marketing the production. As a result of marketing arrangements with other participants in Chesapeake's wells to correct the timing of the receipt of revenues, Chesapeake has advanced to the executives an amount equal to two months production on each of the wells based on a six-month trailing average of production revenue. As a result of fluctuations in the price and volume of oil and natural gas from the wells, such advance now exceeds two months production. Chesapeake and the executives have agreed that such amount will bear interest, and have also agreed to a payment schedule to reduce such advance to equal one month's production by December 31, 2000. In the event an executive is not in compliance with the foregoing payment obligations, the right to participate in Chesapeake's wells automatically is suspended until the executive is in compliance.

Messrs. McClendon and Ward have agreed that they will not engage in oil and gas operations individually except pursuant to the aforementioned participation in Chesapeake wells and as a result of subsequent operations on properties owned by them or their affiliates as of July 1, 1995. Messrs. McClendon and Ward participated in all wells drilled by Chesapeake from its initial public offering in February 1993 through December 1998 with either a 1.0%, 1.25% or 1.5% working interest. Messrs. McClendon and Ward did not participate in Chesapeake's wells during 1999 or the first quarter of 2000. However, both resumed participation in Chesapeake's wells on April 1, 2000.

Chesapeake and Mr. Rowland have agreed to the following terms of his employment effective August 1, 2000: a 35-month contract term which can be terminated by either party and an initial minimum annual base salary of $250,000 increasing to $275,000 on January 1, 2001. Mr. Rowland's employment agreement requires him to hold 5,000 shares of Chesapeake's common stock throughout the term of the agreement. Under his employment agreement, Mr. Rowland is permitted to continue to conduct oil and gas activities individually and through various related or family-owned entities, but he may not, after August 1, 2000, acquire, attempt to acquire or aid another person in acquiring an interest in any oil and gas exploration, development or production activities within five miles of any operations or ownership interests of Chesapeake or its affiliates.

Chesapeake also has employment agreements with Messrs. Dixon and Lester. These agreements have a term of three years from July 1, 2000, with minimum annual base salaries of $205,000. The agreements require each of them to acquire and continue to hold at least 1,000 shares of Chesapeake's common stock throughout the term of their contract.

Chesapeake may terminate any of the employment agreements with its executive officers at any time without cause; however, upon such termination Messrs. McClendon and Ward are entitled to continue to receive salary and benefits for the balance of the contract term. Mr. Rowland would be entitled to receive six months compensation and benefits if terminated without cause by Chesapeake. Messrs. Dixon and Lester are entitled to three months compensation and benefits if their employment is terminated without cause. Each of the employment agreements for Messrs. McClendon, Ward, Rowland, Dixon and Lester further state that if, during the term of the agreement, there is a change of control and (a) within one year the agreement expires and is not extended, (b) within one year the executive officer resigns as a result of (i) a reduction in the executive officer's compensation, or (ii) a required relocation more than 25 miles from the executive officer's then current place of employment or (c) within two years from the effective date of the change of control (one year for Messrs. Rowland, Dixon and Lester) the executive officer is terminated other than for cause, death or incapacity, then the executive officer will be entitled to a severance payment in an amount equal to 60 months of base compensation (as that term is defined in the agreements) for Messrs. McClendon and Ward and 6 months for Messrs. Rowland, Dixon and Lester. Change of control is defined in Messrs. McClendon and Ward's agreements to include (x) an event which results in a person acquiring beneficial ownership of securities having 35% or more of the voting power of Chesapeake's outstanding voting securities, or (y) within two years of a tender offer or exchange offer for the voting stock of Chesapeake or as a result of a merger, consolidation, sale of assets or contested election, a majority of the members of Chesapeake's Board of Directors is replaced by directors who were not nominated and approved by the Board of Directors. In Messrs. Dixon, Lester and Rowland's agreements, change of control is defined to include (i) the direct or indirect acquisition by any person of beneficial ownership of the right to vote, or securities of Chesapeake representing the right to vote, 51% or more of the combined voting power of Chesapeake's then outstanding securities having the right to vote for the election of directors, or (2) a merger, consolidation, sale of assets or contested election or (3) any combination of (1) and (2) which results in a majority of the members of Chesapeake's board of directors being replaced by directors who were not nominated and approved by the existing board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is composed of Messrs. Heizer and Whittemore. Messrs. McClendon and Ward served on the Compensation Committee until September 1999. Mr. McClendon is Chairman of the Board and Chief Executive Officer of Chesapeake and Mr. Ward is Chesapeake's President and Chief Operating Officer. Messrs. McClendon and Ward administer Chesapeake's 1992 stock option plans. The 1992 Incentive Stock Option Plan was terminated in December 1994 except with respect to the administration of outstanding options. The only options issued under the 1992 NSO Plan during the year ended December 31, 1999 were those to Chesapeake's non-employee directors pursuant to a formula award provision. See "-Directors' Compensation." Messrs. McClendon and Ward also serve on committees which administer Chesapeake's other stock option plans with respect to employee participants who are not executive officers. Messrs. Heizer and Whittemore serve on committees which administer these plans with respect to employee participants who are executive officers. Messrs. McClendon and Ward participate as working interest owners in Chesapeake's oil and gas wells pursuant to the terms of their employment agreements with Chesapeake. See "-Employment Agreements." Accounts receivable from Messrs. McClendon and Ward are generated by joint interest billings relating to such participation and as a result of miscellaneous expenses paid on their behalf by Chesapeake. A subsidiary of Chesapeake extended loans of $5.0 million each to Messrs. McClendon and Ward in 1998 which were paid in full in late 1999. See "Certain Transactions."

DIRECTORS' COMPENSATION

         During 1999, directors who were not employees of Chesapeake ("non-employee directors") received cash compensation of $25,000, comprised of an annual retainer of $5,000, payable in quarterly installments of $1,250, and $5,000 for each meeting of the Board attended, not to exceed $20,000 per year for Board meetings attended. Directors are reimbursed for travel and other expenses. Officers who also serve as directors do not receive fees for serving as directors. Under a formula award provision in the 1992 NSO Plan, non-employee directors were granted ten-year non-qualified options to purchase 6,250 shares of common stock at an exercise price equal to the market price on the first business day of each quarter of 1999 and the first quarter of 2000. Commencing with the second quarter in 2000, the quarterly option grant to non-employee directors increased to 7,500 shares. The options are immediately exercisable upon grant.

                              CERTAIN TRANSACTIONS

         Legal Counsel. Shannon T. Self, a director of Chesapeake, is a shareholder in the law firm of Self, Giddens & Lees, Inc., which provides legal services to Chesapeake. During 1997, 1998 and 1999, the firm billed Chesapeake approximately $414,314, $493,000 and $398,000, respectively for such legal services.

         Oil and Gas Operations. Prior to 1989, Messrs. McClendon and Ward and their affiliates, as independent oil producers, acquired various leasehold and working interests. In 1989, Chesapeake Operating, Inc., a wholly-owned subsidiary of Chesapeake, was formed to drill and operate wells in which Messrs. McClendon and Ward or their affiliates owned working interests. Chesapeake Operating entered into joint operating agreements with Messrs. McClendon and Ward and other working interest owners and billed each for their respective shares of expenses and fees. Chesapeake Operating continues to operate wells in which directors, executive officers and related parties own working interests. In addition, directors, executive officers and related parties have in the past acquired working interests directly and indirectly from Chesapeake and participated in wells drilled by Chesapeake Operating. Chesapeake's non-employee directors have not acquired from Chesapeake interests in any new wells drilled by Chesapeake since their election as directors in 1993 and have no present intention to acquire from Chesapeake interests in any new wells of Chesapeake.

         The table below presents information about drilling, completion, equipping and operating costs billed to the persons named in 1997, 1998 and 1999, the largest amount owed by them during those periods and the balances owed by them at December 31, 1999, 1998, 1997 and 1996. No interest is charged on amounts owing for such costs. The amounts for all other directors and executive officers who are joint working interest owners in Chesapeake wells were insignificant.

                                                        AUBREY K.    TOM L.     MARCUS C.
                                                        MCCLENDON     WARD       ROWLAND
                                                        ---------   ---------   ---------
                                                                   (in 000's)
Amount billed in 1999 ...............................   $   1,421   $   1,366   $      68
Largest outstanding balance  in 1999 (month end) ....   $   1,503   $   1,718   $      29
Balance at December 31, 1999 ........................   $   1,426   $     868   $      16
Amount billed in 1998 ...............................   $   3,950   $   3,902   $     106
Largest outstanding balance in 1998 (month end) .....   $   2,581   $   3,291   $      62
Balance at December 31, 1998 ........................   $   1,541   $   1,444   $      18
Amount billed in 1997 ...............................   $   6,784   $   6,759   $     142
Largest outstanding balance in 1997 (month end) .....   $   4,745   $   4,190   $      60
Balance at December 31, 1997 ........................   $      68   $   2,203   $      36
Balance at December 31, 1996 ........................   $   1,224   $   1,272   $      35

         The amounts advanced to the executive officers during 1998 and 1999 to correct the timing of the receipt of oil and gas revenues on the wells in which the executive officers participated, including accrued interest, equaled $984,000 and $959,208, respectively for Mr. McClendon, $958,000 and $932,223, respectively for Mr. Ward and $29,060 and $25,000, respectively for Mr. Rowland. The amount of these advances in excess of revenue received by Chesapeake and not disbursed bears interest at 9.125%.

         Loans to Executives. In June 1998, Chesapeake extended loans of $5.0 million each to Messrs. McClendon and Ward to pay a portion of the margin debt incurred by them in connection with their purchase of 730,750 shares each of Chesapeake common stock in the open market in February 1997 at an approximate average price of $20.24 per share. Each loan initially had a maturity date of December 31, 1998, which was extended to December 31, 1999. In each case the terms of the loan and the documentation evidencing the loan were negotiated by a committee of independent directors in conjunction with separate legal counsel. Interest accrued on each of the loans at an annual rate of 9.125% and was payable quarterly. Each of the loans was secured by collateral with an indicated fair market value greater than 150% of the unpaid principal balance of the loan. In November 1999, the borrowers repaid the loans in full by surrendering shares of Chesapeake's common stock having a market value equal to the respective amounts owed (principal amount of $3,847,000 for Mr. McClendon and $3,688,000 for Mr. Ward).

         Purchase of Oil and Gas Assets from Executive. In January 2000, Chesapeake purchased Mr. Rowland's interests in the oil and gas wells in which he participated pursuant to his employment agreement. The purchase price for the oil and gas assets was $465,000 and was determined using a methodology similar to that used for similar acquisitions of assets from disinterested third parties. See "Executive Compensation - Employment Agreements."

         Miscellaneous. From time to time, Chesapeake has paid various expenses incurred on behalf of Messrs. McClendon and Ward and their affiliates, creating accounts receivable of Chesapeake. During 1997, 1998 and 1999 additions to accounts receivable (excluding joint interest billings, which are described above) from Messrs. McClendon and Ward and their affiliates were insignificant.

                               SECURITY OWNERSHIP

         The table below sets forth (i) the name and address of each person known by management to own beneficially more than 5% of Chesapeake's outstanding common stock, the number of shares beneficially owned by each such shareholder and the percentage of outstanding shares owned, and (ii) the number and percentage of outstanding shares of common stock beneficially owned by each of Chesapeake's directors and executive officers listed in the Summary Compensation Table in "Executive Compensation" and by all directors and executive officers of Chesapeake as a group. Unless otherwise noted, information is given as of September 22, 2000 and the persons named below have sole voting and/or investment power with respect to such shares.

                                                                   COMMON STOCK
                                         --------------------------------------------------------------
                                         OUTSTANDING           OPTION           TOTAL        PERCENT OF
            BENEFICIAL OWNER               SHARES             SHARES(a)       OWNERSHIP        CLASS
---------------------------------------  ------------        ----------      -----------     ----------
Tom L. Ward(1)(2)......................    10,084,552(b)(c)   1,224,406       11,308,958         7.3%
  6100 North Western Avenue
  Oklahoma City, OK 73118

Aubrey K. McClendon(1)(2)..............     8,776,847(c)(d)   1,224,406       10,001,253         6.5%
  6100 North Western Avenue
  Oklahoma City, OK 73118

Franklin Advisers, Inc.................    10,760,100                --       10,760,100         7.0%
  777 Mariners Island Boulevard
  San Mateo, CA 94404

Loomis, Sayles & Company, L.P..........     8,157,070           386,318(e)     8,543,388(e)      5.6%
  One Financial Center
  Boston, MA 02111

Edgar F. Heizer, Jr.(1)................       709,650           413,500        1,123,150         (3)

Breene M. Kerr(1)......................       376,000(f)        190,000(g)       566,000         (3)

Shannon T. Self(1).....................        31,458(h)        428,166          459,624         (3)

Frederick B. Whittemore(1).............       481,800(i)      1,192,750(g)     1,674,550         1.1%

Steven C. Dixon(2).....................        13,716(c)        462,964          476,680         (3)

J. Mark Lester(2)......................        43,845(c)        109,352          153,197         (3)

Marcus C. Rowland(2)...................        32,548(c)         99,369          131,917         (3)

All directors and executive officers
  as a group...........................    20,598,621         4,599,813       25,198,434        16.0%

----------
(1)  Director

(2)  Executive officer

(3)  Less than 1%

(a) Represents shares of common stock which can be acquired on September 22, 2000 or 60 days thereafter through the exercise of options or conversion of Chesapeake's convertible preferred stock.

(b) Includes 1,444,860 shares held by TLW Investments, Inc., an Oklahoma corporation of which Mr. Ward is sole shareholder and chief executive officer; 1,098,600 shares held by the Aubrey K. McClendon Children's Trust of which Mr. Ward is Trustee; and 21,435 shares held by Mr. Ward's immediate family sharing the same household. Excluded are the shares of common stock beneficially owned by Mr. McClendon which may be attributed to Mr. Ward based on a jointly filed Schedule 13D. Mr. Ward disclaims such ownership.

(c) Includes shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Tom
     L. Ward, 34,042 shares; Aubrey K. McClendon, 81,123 shares; Steven C. Dixon, 13,716 shares; J. Mark Lester, 13,345 shares; and Marcus C. Rowland, 16,403 shares).

(d) Includes 13,560 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner. Excluded are the shares beneficially owned by Mr. Ward which may be attributed to Mr. McClendon based on a jointly filed Schedule 13D. Mr. McClendon disclaims such ownership.

(e) Represents shares of Chesapeake's preferred stock which is convertible into 386,318 shares of Chesapeake's common stock. Excludes any shares that might be issuable with respect to accrued and unpaid dividends.

(f) Includes 250,000 shares held by Talbot Fairfield II Limited Partnership, of which Mr. Kerr is a general partner.

(g) Includes options to purchase shares of Chesapeake's common stock owned by Messrs. Ward and McClendon issued to Messrs. Kerr, and Whittemore (Breene
     M. Kerr, 93,750 shares from Aubrey K. McClendon; Frederick B. Whittemore, 394,688 shares from Aubrey K. McClendon and 355,312 shares from Tom L.
     Ward).

(h) Includes 12,382 shares held by Pearson Street Limited Partnership, an Oklahoma limited partnership of which Mr. Self is sole general partner and the remaining partner is Mr. Self's spouse.

(i) Includes 41,750 shares held by Mr. Whittemore as trustee of the Whittemore Foundation.

                              SELLING SHAREHOLDER

         The selling shareholder, Paribas North America, Inc., beneficially owned as of the date of this prospectus, and is offering pursuant to this prospectus, 389,378 shares of Chesapeake common stock. The selling shareholder does not have, nor within the past three years has it had, any position, office or other material relationship with Chesapeake or any of its predecessors or affiliates.

         Because the selling shareholder, which term includes any donee, pledgee, transferee or other successor in interest of the selling shareholder, may offer all or some portion of the above shares pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling shareholder upon termination of any such sale. In addition, the selling shareholder may have sold, transferred or otherwise disposed of all or a portion of such securities since the date indicated in transactions exempt from the registration requirements of the Securities Act. The selling shareholder may sell all, part or none of the shares listed above.

         We agreed with the selling shareholder to file a registration statement under the Securities Act to register the resale of the shares it received in an exchange transaction on August 31, 2000. The purchase agreement for this transaction has an adjustment provision which requires the selling shareholder to pay us, in cash or shares of our common stock, the difference between the average of the closing prices for the shares during the 30-day period following the date of this prospectus and $5.825 per share. The shares covered by this prospectus will be reduced by any shares used to make this adjustment. We are obligated to make a corresponding adjustment in cash only if the 30-day average price is less than $5.825.

         We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until August 31, 2002 or such time as all of the shares covered by this prospectus have been sold by the selling shareholder.

                        DESCRIPTION OF THE CAPITAL STOCK

         The description of our capital stock set forth below is not complete and is qualified by reference to our Certificate of Incorporation and Bylaws. Copies of the Certificate of Incorporation and Bylaws are available from Chesapeake upon request and both documents have been filed with the Securities and Exchange Commission.

AUTHORIZED CAPITAL STOCK

         Our authorized capital stock consists of 250,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, of which 624,037 shares are designated the 7% Cumulative Convertible Preferred Stock and 250,000 shares are designated the Series A Junior Participating Preferred Stock. As of September 22, 2000, our issued and outstanding capital stock consisted of 152,896,625 shares of common stock and 624,037 shares of convertible preferred stock. No shares of Series A preferred stock are currently outstanding. Also, an additional 16,717,235 shares of common stock were reserved for issuance upon the exercise of outstanding options granted under our stock option plans.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for dividends. In the event of a liquidation or dissolution of Chesapeake, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

         Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

         Our convertible preferred stock is described below under "7% Cumulative Convertible Preferred Stock." The Series A preferred stock is described below under "- Anti-Takeover Provisions - Share Rights Plan."

         We have 9,375,963 shares of authorized preferred stock which are undesignated. The Board of Directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more new series and to fix the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges of each series, including dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights.

         While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on common stock. It also could have the effect of delaying, deferring or preventing a change in control.

7% Cumulative Convertible Preferred Stock

         The Certificate of Designation for the 7% Cumulative Convertible Preferred Stock authorizes the issuance of 624,037 shares, all of which are issued and outstanding. The convertible preferred stock is, and any common stock issued upon the conversion or exchange of convertible preferred stock will be, fully paid and nonassessable. The convertible preferred stock was issued on April 22, 1998.

         Ranking.  The convertible preferred stock ranks:

     o senior to all classes of our common stock and to each other class of capital stock or series of preferred stock that does not expressly provide that it ranks senior to or on a parity with the convertible preferred stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution;
     o on a parity with any class of capital stock or series of preferred stock issued by Chesapeake that expressly provides that it ranks on a parity with the convertible preferred stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution; and
     o junior to each class of capital stock or series of preferred stock issued by Chesapeake that expressly provides that it ranks senior to the convertible preferred stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution.

         Dividends. Holders of convertible preferred stock are entitled to receive cumulative annual cash dividends of $3.50 per share, payable quarterly in arrears out of assets legally available for dividends, on February 1, May 1, August 1 and November 1 of each year commencing August 1, 1998, when, as and if declared by the Board of Directors. Dividends will accumulate and be cumulative (whether or not declared) from the issue date. Dividends will be payable to holders of record as they appear on our stock register on the record date fixed by the Board for a payment. The record date may not be more than 60 days nor less than 10 days preceding the payment date.

         Dividends payable on the convertible preferred stock for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable on the convertible preferred stock for any period less than a full dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months.

         We will not declare and pay any dividends on or redeem or purchase any of our stock ranking junior to or ratably with the convertible preferred stock, unless full cumulative dividends on the convertible preferred stock have been paid or declared and a sum sufficient for the payment of dividends is set apart. However, regardless of whether we have paid full cumulative dividends on the convertible preferred stock, we may do the following:

         (1) declare and pay a dividend on junior stock payable solely in shares of junior stock;
         (2) redeem or purchase stock ranking junior or ratably with the convertible preferred stock by conversion into or exchange for shares of our stock ranking junior to the convertible preferred stock; and
         (3)    make cash payments in lieu of fractional shares.

If full dividends have not been declared and paid or set apart on the convertible preferred stock and any other preferred stock ranking ratably with the convertible preferred stock as to dividends, dividends may be declared and paid on the convertible preferred stock and the other ratable preferred stock. In this case, the dividends shall be declared and paid pro rata so that the amounts of dividends declared per share on the convertible preferred stock and the other ratable preferred stock will in all cases bear the same ratio to each other that accrued and unpaid dividends per share on the shares of the convertible preferred stock and the other preferred stock bear to each other. Moreover, if the dividends are paid in cash on the other ratable preferred stock, dividends will also be paid in cash on the convertible preferred stock.

         Holders of shares of convertible preferred stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments which may be in arrears.

         Our ability to declare and pay cash dividends and make other distributions on our capital stock, including the convertible preferred stock, may be limited by the terms of our indentures and other financing agreements and by Oklahoma law. See "Risk Factors - Existing debt covenants restrict our operations."

         Liquidation Preference. Upon any dissolution, liquidation or winding up of Chesapeake, the holders of convertible preferred stock will be entitled to receive a liquidation preference of $50 per share, plus accrued and


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


unpaid dividends to the date of payment. These amounts will be paid before any payment or distribution is made to holders of common stock or any other stock ranking junior to the convertible preferred stock upon liquidation. The holders of convertible preferred stock and any other shares of stock of Chesapeake that rank on a parity as to liquidation rights with the convertible preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on the stock, in any distribution which is not sufficient to pay in full the amounts to which the holders are entitled. After payment in full of the liquidation preference on the convertible preferred stock, the holders of the convertible preferred stock will have no right or claim to any of our remaining assets. The sale of all or part of our assets and the merger or consolidation of our company into or with another company will not be considered a dissolution, liquidation or winding up of Chesapeake unless the sale, merger or consolidation is in connection with the dissolution, liquidation or winding up of Chesapeake.

         Optional Redemption. The convertible preferred stock may not be redeemed prior to May 1, 2001. Beginning May 1, 2001, we may redeem the convertible preferred stock for the prices set forth in the Certificate of Designation, plus accumulated and accrued dividends. The redemption price is $52.45 per share during the first year and then declines by $.35 per year until May 1, 2008 when the price is $50.00. We may use cash, our common stock or a combination of cash and common stock to redeem the convertible preferred stock. The number of common shares to be delivered as payment will be determined by the market value of the shares at the time of redemption.

         From and after the applicable redemption date, unless we default in the payment of the redemption price, dividends on the shares of convertible preferred stock to be redeemed on the redemption date will cease to accrue, the shares will no longer be deemed to be outstanding, and all rights of the holders of the shares as shareholders will cease, except the right to receive the redemption price.

         If any dividends on convertible preferred stock are in arrears, no shares of convertible preferred stock will be redeemed unless all outstanding shares of the convertible preferred stock are simultaneously redeemed.

         Voting Rights. The holders of the convertible preferred stock have no voting rights except as set forth below or as required by law. In exercising their voting rights, the holders of convertible preferred stock are entitled to one vote per share.

         If the dividends payable on the convertible preferred stock are in arrears for six quarterly periods, the holders of the convertible preferred stock, voting separately as a class with the holders of any other preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of shareholders of Chesapeake to elect two additional directors. These voting rights and the terms of the directors so elected will continue until the dividend arrearage on the convertible preferred stock has been paid in full.

         The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding convertible preferred stock will be required for us to issue any class or series of stock (or security convertible into stock) ranking on a parity or senior to the convertible preferred stock as to dividends, liquidation rights or voting rights and to amend our Certificate of Incorporation so as to affect adversely the rights of holders of the convertible preferred stock, including any increase in the authorized number of shares of preferred stock.

         Conversion Rights. The convertible preferred stock is convertible at any time at the option of the holder into that number of whole shares of our common stock as is equal to the liquidation preference, plus accrued and unpaid dividends to the date the shares of convertible preferred stock are surrendered for conversion, divided by an initial conversion price of $6.95, subject to adjustment upon the occurrence of dilutive events described in the Certificate of Designation. A share of convertible preferred stock called for redemption will be convertible into shares of common stock up to and including the close of business on the date fixed for redemption, unless we default in payment of our redemption obligation.

         Change of Control. Upon a change of control of Chesapeake, holders of convertible preferred stock will, if the market value of our common stock is less than the conversion price, have a one-time option to convert all of their outstanding shares of convertible preferred stock into shares of common stock at an adjusted conversion price equal to the greater of (1) the market value of our common stock as of the date of the change of control and (2)

$3.66. In lieu of issuing the shares of common stock issuable upon conversion in the event of a change of control, we may, at our option, make a cash payment equal to the market value of the common stock otherwise issuable.

         The Certificate of Designation for the convertible preferred stock defines a change of control as any of the following events:

         1. the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets to any person or group, other than to permitted holders;
         2. the adoption of a plan relating to our liquidation or dissolution;
         3. the acquisition, directly or indirectly, by any person or group, other than permitted holders, of beneficial ownership of more than 50% of the aggregate voting power of our voting stock; provided, however, that the permitted holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our Board of Directors; or
         4. during any period of two consecutive years, individuals who at the beginning of the period constituted our Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by our shareholders was approved by two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office. The term "permitted holders" means Aubrey K. McClendon and Tom L. Ward and their respective affiliates.

ANTI-TAKEOVER PROVISIONS

         Our Certificate of Incorporation and Bylaws and the Oklahoma General Corporation Act (the "OGCA") include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock (described above under "Preferred Stock"), restrictions on business combinations and the availability of authorized but unissued common stock.

Classified Board of Directors

         Our Certificate of Incorporation and Bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Directors can only be removed for cause. A staggered board makes it more difficult for shareholders to change the majority of the directors and instead promotes a continuity of existing management.

Oklahoma Business Combination Statute

         Section 1090.3 of the OGCA prevents an "interested shareholder" from engaging in a "business combination" with an Oklahoma corporation for three years following the date the person became an interested shareholder, unless

     o prior to the date the person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination,
     o upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans, or
     o on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.

         The statute defines a "business combination" to include

     o any merger or consolidation involving the corporation and an interested shareholder,
     o any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of the assets of the corporation,
     o subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder,
     o any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series or voting power of the corporation owned by the interested shareholder,
     o the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation, or
     o any share acquisition by the interested shareholder pursuant to Section 1090.1 of the OGCA.

For purposes of Section 1090.3, the term "corporation" also includes the corporation's majority-owned subsidiaries. In addition, Section 1090.3 defines an "interested shareholder," generally, as any person that owns stock having 15% or more of all voting power of the corporation, any person that is an affiliate or associate of the corporation and owned stock having 15% or more of all voting power of the corporation at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

Stock Purchase Provisions

         The Certificate of Incorporation requires the affirmative vote of two-thirds of the votes cast by the holders, voting together as a single class, of all then outstanding shares of capital stock, excluding the votes by an interested shareholder, to approve the purchase of any capital stock of Chesapeake from the interested shareholder at a price in excess of fair market value, unless the purchase is either (1) made on the same terms offered to all holders of the same securities or (2) made on the open market and not the result of a privately negotiated transaction.

Share Rights Plan

         The Rights. On July 7, 1998, our Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock. The distribution was paid on July 27, 1998 to the shareholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A preferred stock at a price of $25.00, subject to adjustment.

         The following is a summary of these rights. The full description and terms of the rights are set forth in a Rights Agreement between Chesapeake and UMB Bank, N.A., as rights agent. Copies of the Rights Agreement and the Certificate of Designation for the Series A preferred stock are available free of charge from Chesapeake, and they are filed with the Securities and Exchange Commission. This summary description of the rights and the Series A preferred stock is not complete and is qualified in its entirety by reference to all the provisions of the Rights Agreement and the Certificate of Designation for the Series A preferred stock.

         Initially, the rights attached to all certificates representing shares of our outstanding common stock, and no separate rights certificates were distributed. The rights will separate from the common stock and the distribution date will occur upon the earlier of

     o 10 days following the date of public announcement that a person or group of persons has become an acquiring person, or
     o 10 business days (or a later date set by the Board of Directors prior to the time a person becomes an acquiring person) following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer upon consummation of which the offeror would, if successful, become an acquiring person. The earlier of these dates is called the "distribution date."

     The term "acquiring person" means any person who or which, together with all of its affiliates and associates, is the beneficial owner of 15% or more of our outstanding common stock, but does not include:

     o Chesapeake or any subsidiary of Chesapeake or any employee benefit plan of Chesapeake,
     o Aubrey K. McClendon, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (each a "McClendon shareholder"),
     o Tom L. Ward, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing, or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (each a "Ward shareholder"),
     o Morgan Guaranty Trust Company of New York, in its capacity as pledgee of shares beneficially owned by a McClendon or Ward shareholder, or both, under pledge agreement(s) in effect on September 11, 1998, to the extent that upon the exercise by the pledgee of any of its rights or duties as pledgee, other than the exercise of any voting power by the pledgee or the acquisition of ownership by the pledgee, it becomes a beneficial owner of the pledged shares, or
     o any person (other than the pledgee just described) that is neither a McClendon nor Ward shareholder, but who or which is the beneficial owner of common stock beneficially owned by a McClendon or Ward shareholder (a "second tier shareholder"), but only if the shares of common stock otherwise beneficially owned by a second tier shareholder ("second tier holder shares") do not exceed the sum of (A) the holder's second tier holder shares held on September 11, 1998 and (B) 1% of the shares of our common stock then outstanding (collectively, "exempt persons").

         The Rights Agreement provides that, until the distribution date, the rights will be transferred with and only with the common stock. Until the distribution date or earlier redemption or expiration of the rights, new common stock certificates issued after July 27, 1998, upon transfer or new issuance of common stock, will contain a notation incorporating the Rights Agreement by reference. Until the distribution date or earlier redemption or expiration of the rights, the surrender for transfer of any certificate for common stock outstanding as of July 27, 1998, even without a notation or a copy of a summary of the rights being attached, will also constitute the transfer of the rights associated with the common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights.

         The rights are not exercisable until the distribution date. The rights will expire on July 27, 2008.

         The purchase price payable, and the number of one one-thousandths of a share of Series A preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

     o in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock;
     o upon the grant to holders of the Series A preferred stock of certain rights or warrants to subscribe for or purchase shares of Series A preferred stock at a price, or securities convertible into Series A preferred stock with a conversion price, less than the then current market price of the Series A preferred stock; or
     o upon the distribution to holders of the Series A preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid or dividends payable in Series A preferred stock) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding rights and the number of one one-thousandths of a share of Series A preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in the common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

         In the event that following a stock acquisition date (the date of public announcement that an acquiring person has become such) Chesapeake is acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise of the right at the then current exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right (the "flip-over right").

         In the event that a person, other than an exempt person, becomes an acquiring person, proper provision will be made so that each holder of a right, other than the acquiring person and its affiliates and associates, will thereafter have the right to receive upon exercise that number of shares of common stock (or, if applicable, cash, other equity securities or property of Chesapeake) having a market value equal to two times the purchase price of the rights (the "flip-in right"). Any rights that are or were at any time owned by an acquiring person will then become void.

         With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. Upon exercise of the rights, no fractional shares of Series A preferred stock will be issued other than fractions which are integral multiples of one one-hundredth of a share of Series A preferred stock. Cash will be paid in lieu of fractional shares of Series A preferred stock that are not integral multiples of one one-hundredth of a share of Series A preferred stock.

         At any time prior to the earlier to occur of (1) 5:00 p.m., Oklahoma City, Oklahoma time on the 10th day after the stock acquisition date or (2) the expiration of the rights, we may redeem the rights in whole, but not in part, at a price of $0.01 per right; provided, that (a) if the Board of Directors authorizes redemption on or after the time a person becomes an acquiring person, then the authorization must be by board approval and (b) the period for redemption may, upon board approval, be extended by amending the Rights Agreement. Board approval means the approval of a majority of the directors of Chesapeake. Immediately upon any redemption of the rights described in this paragraph, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

         The terms of the rights may be amended by the Board of Directors without the consent of the holders of the rights at any time and from time to time provided that any amendment does not adversely affect the interests of the holders of the rights. In addition, during any time that the rights are subject to redemption, the terms of the rights may be amended by the approval of a majority of the directors, including an amendment that adversely affects the interests of the holders of the rights, without the consent of the holders of rights.

         Until a right is exercised, a holder will have no rights as a shareholder of Chesapeake, including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or Chesapeake, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Series A preferred stock (or other consideration).

         The Series A Preferred Stock. Each one-thousandth of a share of the Series A preferred stock (a "preferred share fraction") that may be acquired upon exercise of the rights will be nonredeemable and junior to any other shares of preferred stock that may be issued by Chesapeake.

         Each preferred share fraction will have a minimum preferential quarterly dividend rate of $0.01 per preferred share fraction but will, in any event, be entitled to a dividend equal to the per share dividend declared on the common stock.

         In the event of liquidation, the holder of a preferred share fraction will receive a preferred liquidation payment equal to the greater of $0.01 per preferred share fraction or the per share amount paid in respect of a share of common stock.

         Each preferred share fraction will have one vote, voting together with the common stock. The holders of preferred share fractions, voting as a separate class, will be entitled to elect two directors if dividends on the Series A preferred stock are in arrears for six fiscal quarters.

         In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share fraction will be entitled to receive the per share amount paid in respect of each share of common stock.

         The rights of holders of the Series A preferred stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

         Because of the nature of the Series A preferred stock's dividend, liquidation and voting rights, the economic value of one preferred share fraction that may be acquired upon the exercise of each right should approximate the economic value of one share of our common stock.

SHAREHOLDER ACTION

         Except as otherwise provided by law or in our Certificate of Incorporation or Bylaws. The approval of a majority of the shares of common stock present in person or represented by proxy at a meeting and entitled to vote is sufficient to authorize, affirm, ratify or consent to a matter voted on by shareholders. Our Bylaws provide that all questions submitted to shareholders will be decided by a plurality of the votes cast, unless otherwise required by law, the Certificate of Incorporation, stock exchange requirements or any certificate of designation. The OGCA requires the approval of the holders of a majority of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of the Certificate of Incorporation. The Certificate of Incorporation provides for a vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision inconsistent with the provisions of the Certificate of Incorporation limiting director liability and stock purchases by us, and providing for staggered terms of directors and indemnity for directors. The same vote is required for shareholders to amend, repeal or adopt any provision of the Bylaws.

         Under Oklahoma law, shareholders may take actions without the holding of a meeting by written consent or consents signed by the holders of a sufficient number of shares to approve the transaction had all of the outstanding shares of capital stock entitled to vote been present at a meeting. If shareholder action is taken by written consent, the rules and regulations of the Securities and Exchange Commission require us to send each shareholder entitled to vote on the matter, but whose consent is not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

REGISTRATION RIGHTS

         In connection with our purchase of Gothic's 14.125% Series B Senior Secured Discount Notes and the 11.125% Senior Secured Notes issued by Gothic's operating subsidiary, we entered into registration rights agreements with the noteholders. Including the shares offered by this prospectus, we have registered for resale 9,858,363 shares of our common stock, and we have agreed to register an additional 3,694,939 shares, pursuant to these registration rights agreements. Registration of shares on behalf of selling shareholders results in those shares becoming freely tradeable without restriction. These sales could cause the market price of our stock to decline.

         We are required to bear all of the expenses of registration under these agreements except underwriting discounts and commissions. We may not publicly sell or distribute our common stock or any securities convertible into our common stock during any underwritten offering by the former noteholders of the shares covered by the registration rights agreements for a maximum period of ninety days. If we propose to register shares of common stock under the Securities Act, other than by a registration statement on Form S-8 or Form S-4, the former noteholders have the right to receive notice of and to include the shares covered by the registration rights agreements in such registration, subject to restrictions imposed by the managing underwriter in an underwritten offering.

TRANSFER AGENT AND REGISTRAR

         UMB Bank, N.A. is the transfer agent and registrar for the common stock and the preferred stock.

                              PLAN OF DISTRIBUTION

         The sale or distribution of the shares of common stock offered by this prospectus may be effected directly to purchasers by the selling shareholder (including its respective donees, pledgees, transferees or other successors in interest) as principal or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions).

     o on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale or in the over-the-counter market,
     o in transactions otherwise than on such an exchange or service or in the over-the-counter market or
     o through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of the shares.

Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholder or by agreement between the selling shareholder and underwriters, brokers, dealers or agents, or purchasers. In connection with sales of the shares or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholder may also sell shares short and deliver shares to close out such short positions, or loan or pledge shares to broker-dealers that in turn may sell such shares. The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholder.

         If the selling shareholder effects such transactions by selling shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling shareholder and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of shares by them and any discounts, concessions or commission received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. In addition, the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to sales by the selling shareholder.

         Under the securities laws of certain states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Chesapeake will pay all of the expenses incident to the registration, offering and sale of the shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. Chesapeake has agreed to indemnify the selling shareholder and any underwriters against certain liabilities, including liabilities under the Securities Act. Chesapeake will not receive any of the proceeds from the sale of any of the shares by the selling shareholder.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. We will make copies of this prospectus, as amended or supplemented, available to the selling shareholder and have informed the selling shareholder of the need for delivery of the prospectus to purchasers at or prior to the time of any sale of its shares.

                                 LEGAL MATTERS

         The legality of the common stock offered hereby has been passed upon for Chesapeake by Winstead Sechrest & Minick P.C., Dallas, Texas.

                                     EXPERTS

         The consolidated financial statements of Chesapeake as of December 31 1999 and 1998, and for the years ended December 31, 1999 and 1998, the six months ended December 31, 1997 and the year ended June 30, 1997, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         Certain estimates of oil and gas reserves included in this prospectus were based upon reserve reports, dated December 31, 1999, prepared by Williamson Petroleum Consultants, Inc. and Ryder Scott Company L.P., independent petroleum engineers. These estimates are included in reliance on the authority of each such firm as experts in such matters.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement with the Securities and Exchange Commission relating to the shares of common stock offered by this prospectus. As allowed by the rules of the SEC, this prospectus does not contain all of the information that can be found in the registration statement or in the exhibits to the registration statement. You should read the registration statement and its exhibits for a complete understanding of all of the information included in the registration statement.

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement, including exhibits, any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549 or at its regional public reference rooms in New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on the operations and locations of the public reference rooms. The public filings of Chesapeake are also available from commercial document retrieval services and at the Web site maintained by the SEC at www.sec.gov and at our Web site at www.chkenergy.com. Reports, proxy statements and other information concerning Chesapeake may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         You should rely only on the information included in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any other information. The shares of common stock offered in this prospectus may only be offered in states where the offer is permitted, and the selling shareholder is not making an offer of the shares in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates on the front of those documents unless the information specifically indicates that another date applies.

                                    GLOSSARY

         The terms defined in this section are used throughout this prospectus.

         Bcf. Billion cubic feet.

         Bcfe. Billion cubic feet of gas equivalent.

         Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

         Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

         Commercial Well; Commercially Productive Well. An oil and gas well which produces oil and gas in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

         Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

         Development Well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

         Dry Hole; Dry Well. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

         Exploratory Well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

         Farmout. An assignment of an interest in a drilling location and related acreage conditional upon the drilling of a well on that location.

         Formation. A succession of sedimentary beds that were deposited under the same general geologic conditions.

         Full-Cost Pool. The full-cost pool consists of all costs associated with property acquisition, exploration, and development activities for a company using the full-cost method of accounting. Additionally, any internal costs that can be directly identified with acquisition, exploration and development activities are included. Any costs related to production, general corporate overhead or similar activities are not included.

         Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which a working interest is owned.

         Horizontal Wells. Wells which are drilled at angles greater than 70 from vertical.

         MBbl. One thousand barrels of crude oil or other liquid hydrocarbons.

         MBtu. One thousand Btus.

         Mcf. One thousand cubic feet.

         Mcfe.  One thousand cubic feet of gas equivalent.

         MMBbl. One million barrels of crude oil or other liquid hydrocarbons.

         MMBtu. One million Btus.

         MMcf. One million cubic feet.

         MMcfe. One million cubic feet of gas equivalent.

         Net Acres or Net Wells. The sum of the fractional working interest owned in gross acres or gross wells.

         Present Value. When used with respect to oil and gas reserves, present value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

         Productive Well. A well that is producing oil or gas or that is capable of production.

         Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

         Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

         Proved Undeveloped Location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

         Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells drilled to known reservoir on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

         Royalty Interest. An interest in an oil and gas property entitling the owner to a share of oil or gas production free of costs of production.

         Tcf. One trillion cubic feet.

         Tcfe. One trillion cubic feet of gas equivalent.

         Undeveloped Acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

         Working Interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                        PAGE
                                                                                                        ----
Consolidated Balance Sheets at June 30, 2000 and December 31, 1999 (Unaudited)....................       F-2
Consolidated Statements of Operations for the Three Months and Six Months Ended
June 30, 2000 and 1999 (Unaudited)................................................................       F-3
Consolidated Statements of Cash Flows for the Six Months Ended
June 30, 2000 and 1999 (Unaudited)................................................................       F-4
Consolidated Statements of Comprehensive Income (Loss) for the Three Months and
Six Months Ended June 30, 2000 and 1999 (Unaudited)...............................................       F-5
Notes to Consolidated Financial Statements (Unaudited)............................................       F-6


Report of Independent Accountants for the Years Ended December 31, 1999 and 1998, for the Six
Months Ended December 31, 1997 and for the Year Ended June 30, 1997...............................      F-18
Consolidated Balance Sheets at December 31, 1999 and 1998.........................................      F-19
Consolidated Statements of Operations for the Years Ended December 31, 1999 and 1998, for the Six
Months Ended December 31, 1997 and for the Year Ended June 30, 1997...............................      F-20
Consolidated Statements of Cash Flows for the Years Ended December 31, 1999 and 1998, for the Six
Months Ended December 31, 1997 and for the Year Ended June 30, 1997...............................      F-21
Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Income (Loss) for the
Years Ended December 31, 1999 and 1998, for the Six Months Ended December 31, 1997 and for the
Year Ended June 30, 1997 .........................................................................      F-23
Notes to Consolidated Financial Statements........................................................      F-24

Schedule II - Valuation and Qualifying Accounts...................................................      F-56

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


                                                                                         JUNE 30,      DECEMBER 31,
                                                                                           2000            1999
                                                                                       ------------    ------------
                                                                                              ($ IN THOUSANDS)
                                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ........................................................   $     12,019    $     38,658
  Restricted cash ..................................................................          4,754             192
  Accounts receivable:
    Oil and gas sales ..............................................................         33,380          17,045
    Oil and gas marketing sales ....................................................         29,141          18,199
    Joint interest and other, net of allowances of $1,714,000 and $3,218,000,
      respectively .................................................................         14,399          11,247
    Related parties ................................................................          3,455           4,574
  Inventory ........................................................................          3,596           4,582
  Other ............................................................................          3,025           3,049
                                                                                       ------------    ------------
         Total current assets ......................................................        103,769          97,546
                                                                                       ------------    ------------
PROPERTY AND EQUIPMENT:
  Oil and gas properties, at cost based on full-cost accounting:
    Evaluated oil and gas properties ...............................................      2,422,373       2,315,348
    Unevaluated properties .........................................................         32,146          40,008
    Less: accumulated depreciation, depletion and amortization .....................     (1,719,259)     (1,670,542)
                                                                                       ------------    ------------
                                                                                            735,260         684,814
  Other property and equipment .....................................................         70,155          67,712
  Less: accumulated depreciation and amortization ..................................        (35,099)        (33,429)
                                                                                       ------------    ------------
         Total property and equipment ..............................................        770,316         719,097
                                                                                       ------------    ------------
INVESTMENT IN GOTHIC ENERGY CORPORATION ............................................         87,509          10,000
                                                                                       ------------    ------------
OTHER ASSETS .......................................................................         19,388          23,890
                                                                                       ------------    ------------
TOTAL ASSETS .......................................................................   $    980,982    $    850,533
                                                                                       ============    ============

                                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable and current maturities of long-term debt ...........................   $        799    $        763
  Accounts payable .................................................................         23,768          24,822
  Accrued liabilities and other ....................................................         43,103          34,713
  Revenues and royalties due others ................................................         33,753          27,888
                                                                                       ------------    ------------
         Total current liabilities .................................................        101,423          88,186
                                                                                       ------------    ------------
LONG-TERM DEBT, NET ................................................................        983,230         964,097
                                                                                       ------------    ------------
REVENUES AND ROYALTIES DUE OTHERS ..................................................          8,405           9,310
                                                                                       ------------    ------------
DEFERRED INCOME TAXES ..............................................................          7,904           6,484
                                                                                       ------------    ------------
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred Stock, $.01 par value, 10,000,000 shares authorized; 1,557,037 and
    4,596,400 shares of 7% cumulative convertible stock issued and outstanding at June 30, 2000 and December 31, 1999,
    respectively, entitled in liquidation (including dividends in arrears) to
    $87.4 million and $249.1 million, respectively .................................         77,852         229,820
  Common Stock, par value of $.01, 250,000,000 shares authorized;
    143,297,346 and 105,858,580 shares issued at June 30, 2000 and
    December 31, 1999, respectively ................................................          1,433           1,059
  Paid-in capital ..................................................................        862,230         682,905
  Accumulated earnings (deficit) ...................................................     (1,045,984)     (1,093,929)
  Accumulated other comprehensive income (loss) ....................................         (2,757)            196
  Less:  treasury stock, at cost; 3,806,185 and 10,856,185 common shares at
    June 30, 2000 and December 31, 1999, respectively ..............................        (12,754)        (37,595)
                                                                                       ------------    ------------
         Total stockholders' equity (deficit) ......................................       (119,980)       (217,544)
                                                                                       ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) ...............................   $    980,982    $    850,533
                                                                                       ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                     JUNE 30,                   JUNE 30,
                                                            ------------------------    ------------------------
                                                               2000          1999          2000          1999
                                                            ----------    ----------    ----------    ----------
REVENUES:
 Oil and gas sales ......................................   $  100,221    $   68,272    $  187,514    $  120,078
 Oil and gas marketing sales ............................       34,242        12,620        61,610        26,491
                                                            ----------    ----------    ----------    ----------
     Total revenues .....................................      134,463        80,892       249,124       146,569
                                                            ----------    ----------    ----------    ----------
OPERATING COSTS:
 Production expenses ....................................       12,581        11,183        25,126        25,175
 Production taxes .......................................        5,717         2,798        10,933         4,788
 General and administrative .............................        3,188         3,268         6,220         7,292
 Oil and gas marketing expenses .........................       33,122        11,673        59,666        24,958
 Oil and gas depreciation, depletion and amortization ...       24,877        24,233        49,360        47,386
 Depreciation and amortization of other assets ..........        1,836         1,972         3,702         4,138
                                                            ----------    ----------    ----------    ----------
     Total operating costs ..............................       81,321        55,127       155,007       113,737
                                                            ----------    ----------    ----------    ----------
INCOME FROM OPERATIONS ..................................       53,142        25,765        94,117        32,832
                                                            ----------    ----------    ----------    ----------
OTHER INCOME (EXPENSE):
 Interest and other income ..............................        1,667         2,967         2,859         3,840
 Interest expense .......................................      (21,813)      (20,259)      (42,677)      (40,149)
                                                            ----------    ----------    ----------    ----------
     Total other income (expense) .......................      (20,146)      (17,292)      (39,818)      (36,309)
                                                            ----------    ----------    ----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES .......................       32,996         8,473        54,299        (3,477)
                                                            ----------    ----------    ----------    ----------
INCOME TAX EXPENSE ......................................        1,362           326         1,463           326
                                                            ----------    ----------    ----------    ----------
NET INCOME (LOSS) .......................................       31,634         8,147        52,836        (3,803)
 Preferred stock dividends ..............................       (2,907)       (4,026)       (6,949)       (8,052)
 Gain on redemption of preferred stock ..................        1,481            --        11,895            --
                                                            ----------    ----------    ----------    ----------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS ......   $   30,208    $    4,121    $   57,782    $  (11,855)
                                                            ==========    ==========    ==========    ==========

EARNINGS (LOSS) PER COMMON SHARE:
 Basic ..................................................   $     0.26    $     0.04    $     0.53    $    (0.12)
                                                            ==========    ==========    ==========    ==========
 Assuming Dilution ......................................   $     0.22    $     0.04    $     0.36    $    (0.12)
                                                            ==========    ==========    ==========    ==========

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING:
 Basic ..................................................      116,466        97,049       108,196        97,049
                                                            ==========    ==========    ==========    ==========
 Assuming dilution ......................................      146,113       101,450       146,285        97,049
                                                            ==========    ==========    ==========    ==========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                                SIX MONTHS ENDED
                                                                                    JUNE 30,
                                                                            ------------------------
                                                                               2000          1999
                                                                            ----------    ----------
                                                                                ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) .....................................................   $   52,836    $   (3,803)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Depreciation, depletion and amortization .............................       51,258        49,923
   Amortization of loan costs ...........................................        1,804         1,601
   Amortization of bond discount ........................................           42            35
   (Gain) loss on sale of fixed assets and other ........................           (1)           98
   Equity in losses (earnings) of equity investees ......................          131           (35)
   Bad debt expense .....................................................          256            --
   Other ................................................................          (36)           --
   Deferred income taxes ................................................        1,463           326
                                                                            ----------    ----------
     Cash provided by operating activities before changes in
        current assets and liabilities ..................................      107,753        48,145
   Changes in current assets and liabilities ............................      (23,883)         (579)
                                                                            ----------    ----------
     Cash provided by operating activities ..............................       83,870        47,566
                                                                            ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration and development of oil and gas properties .................      (78,947)      (79,303)
  Purchases of oil and gas properties ...................................      (24,981)       (6,484)
  Sales of oil and gas properties .......................................        1,368        17,387
  Sales of non-oil and gas assets .......................................          835         1,306
  Additions to other property and equipment .............................       (3,390)          (65)
  Long-term loans made to third parties .................................           --          (511)
  Long-term investments .................................................       (2,000)           --
  Investment in Gothic senior discount notes ............................      (22,352)           --
  Other .................................................................       (1,102)          325
                                                                            ----------    ----------
     Cash used in investing activities ..................................     (130,569)      (67,345)
                                                                            ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings ....................................      113,000        14,000
  Payments on long-term borrowings ......................................      (93,500)           --
  Purchase of treasury stock ............................................           --           (53)
  Cash received from exercise of stock options ..........................          764           240
                                                                            ----------    ----------
     Cash provided by financing activities ..............................       20,264        14,187
                                                                            ----------    ----------

EFFECT OF CHANGES IN EXCHANGE RATE ON CASH ..............................         (204)        3,625
                                                                            ----------    ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS ...............................      (26,639)       (1,967)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ..........................       38,658        29,520
                                                                            ----------    ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD ................................   $   12,019    $   27,553
                                                                            ==========    ==========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                   (UNAUDITED)


                                                                            THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                                  JUNE 30,                  JUNE 30,
                                                                         ------------------------   ------------------------
                                                                            2000          1999         2000          1999
                                                                         ----------    ----------   ----------    ----------
                                                                                          ($ in thousands)
Net income (loss) ....................................................   $   31,634    $    8,147   $   52,836    $   (3,803)
Other comprehensive income (loss) - foreign currency translation
  adjustments ........................................................       (2,475)        2,813       (2,953)        3,625
                                                                         ----------    ----------   ----------    ----------
Comprehensive income (loss) ..........................................   $   29,159    $   10,960   $   49,883    $     (178)
                                                                         ==========    ==========   ==========    ==========




              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1. ACCOUNTING PRINCIPLES

         The accompanying unaudited consolidated financial statements of Chesapeake Energy Corporation and Subsidiaries ("Chesapeake") have been prepared in accordance with the instructions to Form 10-Q as prescribed by the Securities and Exchange Commission. All material adjustments (consisting solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods have been reflected. The results for the three and six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year.

         The accompanying unaudited consolidated financial statements relate to the three and six months ended June 30, 2000 (the "Current Quarter" and "Current Period," respectively) and June 30, 1999 (the "Prior Quarter" and "Prior Period," respectively).

2. LEGAL PROCEEDINGS

Bayard Securities Litigation

         This putative class action alleging violations of the Securities Act of 1933 and the Oklahoma Securities Act was first filed in February 1998 against Chesapeake and others on behalf of investors who purchased common stock of Bayard Drilling Technologies, Inc. in, or traceable to, its initial public offering in November 1997. Total proceeds of the offering were $254 million, of which Chesapeake received net proceeds of $90 million as a selling shareholder. Plaintiffs allege that Chesapeake, a major customer of Bayard's drilling services and the owner of 30.1% of Bayard's common stock outstanding prior to the offering, was a controlling person of Bayard. Alleged defective disclosures are claimed to have resulted in a decline in Bayard's share price following the public offering. Plaintiffs seek a determination that the suit is a proper class action and damages in an unspecified amount or rescission, together with interest and costs of litigation, including attorneys' fees.

         On August 24, 1999, the court dismissed plaintiffs' claims against Chesapeake under Section 15 of the Securities Act of 1933 alleging that Chesapeake was a "controlling person" of Bayard. Claims under Section 11 of the Securities Act of 1933 and Section 408 of the Oklahoma Securities Act continue to be asserted against Chesapeake. Chesapeake believes that it has meritorious defenses to these claims and intends to defend this action vigorously. No estimate of loss or range of estimate of loss, if any, can be made at this time. Bayard, which was acquired by Nabors Industries, Inc. in April 1999, has been reimbursing Chesapeake for its costs of defense as incurred.

Patent Litigation

         On September 21, 1999, judgment was entered in favor of Chesapeake in a patent infringement lawsuit tried to the U.S. District Court for the Northern District of Texas, Fort Worth Division. Filed in October 1996, the lawsuit asserted that Chesapeake had infringed a patent belonging to Union Pacific Resources Company. The court declared the patent invalid, held that Chesapeake could not have infringed the patent, dismissed all of UPRC's claims with prejudice and assessed court costs against UPRC. Appeals of the judgment by both Chesapeake and UPRC are pending in the Federal Circuit Court of Appeals. Chesapeake has appealed the trial court's ruling denying Chesapeake's request for attorneys' fees. Management is unable to predict the outcome of these appeals, but believes the invalidity of the patent will be upheld on appeal.

West Panhandle Field Cessation Cases

         A subsidiary of Chesapeake, Chesapeake Panhandle Limited Partnership ("CP") (f/k/a MC Panhandle, Inc.), and two subsidiaries of Kinder Morgan, Inc. are defendants in 13 lawsuits filed between June 1997 and January 1999 by royalty owners seeking the cancellation of oil and gas leases in the West Panhandle Field in Texas. Chesapeake acquired MC Panhandle, Inc. on April 28, 1998. MC Panhandle, Inc. has owned the leases since January 1, 1997, and the co-defendants are prior lessees. Plaintiffs claim the leases terminated upon the cessation of production for various periods occurring primarily during the 1960s. In addition, plaintiffs seek to recover conversion damages, exemplary damages, attorneys' fees and interest. Defendants assert that any cessation of production was excused and have pled affirmative defenses of limitations, waiver, temporary estoppel, laches and title by adverse possession. Four of the 13 cases have been tried, no trial dates have been set for the other cases.


         Of the ten cases filed in the District Court of Moore County, Texas, 69th Judicial District, three have been tried to a jury. Judgment has been entered against CP and its co-defendants in all three cases, although there was initially a jury verdict in two of the cases in favor of defendants. Chesapeake's aggregate liability for these judgments is $1.3 million of actual damages and $1.2 million of exemplary damages, and jointly and severally with the other two defendants, $1.5 million of actual damages and $337,000 of attorneys' fees in the event of an appeal, sanctions, interest and court costs. The court also quieted title to the leases in dispute in plaintiffs. CP and the other defendants have each appealed the judgments and posted supersedeas bonds in all of these cases. There are three related cases pending in other courts. One was tried in the U.S. District Court, Northern District of Texas, Amarillo Division, and resulted in a jury verdict for CP and its co-defendants. Judgment has not yet been entered in that case.

         Chesapeake has previously established an accrued liability that management believes will be sufficient to cover the estimated costs of litigation for each of these cases. Because of the inconsistent verdicts reached by the juries in the four cases tried to date and because the amount of damages sought is not specified in all of the other cases, the outcome of the remaining trials and the amount of damages that might ultimately be awarded could differ from management's estimates. Management believes, however, that the leases are valid, there is no basis for exemplary damages and that any findings of fraud or bad faith will be overturned on appeal. CP and the other defendants intend to vigorously defend against the plaintiffs' claims.

         Chesapeake is currently involved in various other routine disputes incidental to its business operations. While it is not possible to determine the ultimate disposition of these matters, management, after consultation with legal counsel, is of the opinion that the final resolution of all such currently pending or threatened litigation is not likely to have a material adverse effect on the consolidated financial position or results of operations of Chesapeake.

3. NET INCOME (LOSS) PER SHARE

         Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128") requires presentation of "basic" and "diluted" earnings per share, as defined, on the face of the statements of operations for all entities with complex capital structures. SFAS 128 requires a reconciliation of the numerator and denominators of the basic and diluted EPS computations.

         The following weighted securities were not included in the calculation of diluted earnings per share, as the effect was antidilutive:

o In the Prior Period, options to purchase 12.8 million shares of common stock at a weighted average exercise price of $1.77 and the assumed conversion of the outstanding preferred stock (convertible into 33.1 million common shares) were antidilutive as a result of Chesapeake's loss for the period.
o For the Prior Quarter, outstanding options to purchase 2.3 million shares of common stock at a weighted average exercise price of $5.02 were antidilutive because the exercise prices of the options were greater than the average market price of Chesapeake's common stock. Additionally, the assumed conversion of the outstanding preferred stock (convertible into 33.1 million common shares) was not included.
o In the Current Quarter and the Current Period, outstanding options to purchase 0.7 million and 1.6 million shares of common stock, respectively, at a weighted average exercise price of $10.57 and $6.76, respectively, were antidilutive because the exercise prices of the options were greater than the average market price of Chesapeake's common stock.

         A reconciliation for the Current Quarter, Prior Quarter and Current Period is as follows:

                                                     INCOME        SHARES     PER SHARE
                                                   (NUMERATOR)  (DENOMINATOR)  AMOUNT
                                                   ----------    ----------   --------
                                                              (in thousands)
FOR THE QUARTER ENDED JUNE 30, 2000:
BASIC EPS
Income available to common stockholders ........   $   30,208       116,466   $   0.26
                                                                              ========
EFFECT OF DILUTIVE SECURITIES
  Assumed conversion of preferred stock at
     beginning of period .......................        2,907        21,797
  Gain on redemption of preferred stock ........       (1,481)           --
  Employee stock options .......................           --         7,850
                                                   ----------    ----------
DILUTED EPS
Income available to common stockholders
   and assumed conversions .....................   $   31,634       146,113   $   0.22
                                                   ==========    ==========   ========

FOR THE QUARTER ENDED JUNE 30, 1999:
BASIC EPS
  Income available to common stockholders ......   $    4,121        97,049   $   0.04
                                                                              ========
EFFECT OF DILUTIVE SECURITIES
  Employee stock options .......................           --         4,401
                                                   ----------    ----------
DILUTED EPS
Income available to common stockholders
   and assumed conversions .....................   $    4,121       101,450   $   0.04
                                                   ==========    ==========   ========

FOR THE SIX MONTHS ENDED JUNE 30, 2000:
BASIC EPS
Income available to common stockholders ........   $   57,782       108,196   $   0.53
                                                                              ========
EFFECT OF DILUTIVE SECURITIES
  Assumed conversion of preferred stock at
     beginning of period .......................        6,949        31,158
  Gain on redemption of preferred stock ........      (11,895)           --
  Employee stock options .......................           --         6,931
                                                   ----------    ----------
DILUTED EPS
Income available to common stockholders
   and assumed conversions .....................   $   52,836       146,285   $   0.36
                                                   ==========    ==========   ========

         In the Current Quarter, Chesapeake engaged in a number of unsolicited stock exchange transactions with institutional investors. Chesapeake exchanged a total of 24.7 million shares of common stock (newly issued shares), plus a cash payment of $8.3 million, for 2,364,363 shares of its issued and outstanding preferred stock with a liquidation value of $118.2 million plus dividends in arrears of $13.6 million. All preferred shares acquired in these transactions were cancelled and retired and have the status of authorized but unissued shares of undesignated preferred stock. A gain on redemption of the preferred shares equal to $1.5 million was recognized as an increase to net income available to common shareholders in the Current Quarter in determining basic earnings per share. The gain represented the excess of (i) the liquidation value of the preferred shares that were retired plus dividends in arrears which had reduced prior EPS over (ii) the market value of the common stock issued, and the cash payment made, in exchange for the preferred shares.

         In the Current Period, a total of 34.2 million shares of common stock, plus a cash payment of $8.3 million, were exchanged for 3,039,363 shares of preferred stock. These transactions reduced (i) the number of preferred shares from 4.6 million to 1.6 million, (ii) the liquidation value of the preferred stock from $229.8 million to $77.9 million, and (iii) dividends in arrears by $16.8 million to $9.5 million. A gain on redemption of all preferred shares exchanged through June 30, 2000 of $11.9 million ($1.5 million related to the Current Quarter) is reflected in net income available to common shareholders in determining basic earnings per share.

         Subsequent to June 30, 2000, Chesapeake engaged in additional transactions in which 9.2 million shares of common stock (newly issued shares) were exchanged for 933,000 shares of its issued and outstanding preferred stock with a liquidation value of $46.7 million plus dividends in arrears of $6.1 million. A $5.3 million loss on the redemption of these preferred shares will be reflected in net income available to common shareholders in determining earnings per share in the third quarter.

         Chesapeake may acquire additional shares of preferred stock in the future through negotiations with individual holders and, beginning May 1, 2001, it may redeem outstanding shares of preferred stock for $52.45 per share plus accumulated and unpaid dividends in cash and/or common stock.

4. SENIOR NOTES

9.625% Notes

         Chesapeake has outstanding $500 million in aggregate principal amount of 9.625% Senior Notes which mature May 1, 2005. The 9.625% Notes bear interest at the rate of 9.625%, payable semiannually on each May 1 and November 1. The 9.625% Notes are senior, unsecured obligations of Chesapeake and are fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries.

9.125% Notes

         Chesapeake has outstanding $120 million in aggregate principal amount of 9.125% Senior Notes which mature April 15, 2006. The 9.125% Notes bear interest at an annual rate of 9.125%, payable semiannually on each April 15 and October 15. The 9.125% Notes are senior, unsecured obligations of Chesapeake and are fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries.

7.875% Notes

         Chesapeake has outstanding $150 million in aggregate principal amount of 7.875% Senior Notes which mature March 15, 2004. The 7.875% Notes bear interest at the rate of 7.875%, payable semiannually on each March 15 and September 15. The 7.875% Notes are senior, unsecured obligations of Chesapeake and are fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries.

8.5% Notes

         Chesapeake has outstanding $150 million in aggregate principal amount of 8.5% Senior Notes which mature March 15, 2012. The 8.5% Notes bear interest at the rate of 8.5%, payable semiannually on each March 15 and September 15. The 8.5% Notes are senior, unsecured obligations of Chesapeake and are fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries.

         Chesapeake is a holding company and owns no operating assets and has no significant operations independent of its subsidiaries. Chesapeake's obligations under its Senior Notes have been fully and unconditionally guaranteed, on a joint and several basis, by each of Chesapeake's "Restricted Subsidiaries" (as defined in the respective indentures governing the Senior Notes) (collectively, the "Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries is a direct or indirect wholly-owned subsidiary of Chesapeake.

         The Senior Note Indentures contain certain covenants, including covenants limiting Chesapeake and the Guarantor Subsidiaries with respect to asset sales, restricted payments, the incurrence of additional indebtedness and the issuance of preferred stock, liens, sale and leaseback transactions, lines of business, dividend and other payment restrictions affecting Guarantor Subsidiaries, mergers or consolidations, and transactions with affiliates. Chesapeake is obligated to repurchase the 9.625% and 9.125% Senior Notes in the event of a change of control or certain asset sales.

         These senior note indentures also limit Chesapeake's ability to make restricted payments (as defined), including the payment of preferred stock dividends, unless certain tests are met. From December 31, 1998 through March 31, 2000, Chesapeake was unable to meet the requirements to incur additional unsecured indebtedness, and consequently was not able to pay cash dividends on its 7% cumulative convertible preferred stock. Chesapeake had accumulated dividends in arrears of $9.5 million related to its preferred stock as of June 30, 2000. This restriction does not affect Chesapeake's ability to borrow under or expand its secured commercial bank facility. Chesapeake was unable to pay a dividend on the preferred stock on May 1, 2000, the sixth consecutive dividend payment date on which dividends had not been paid. As a result of Chesapeake's failure to pay dividends for six quarterly periods, the holders of preferred stock are entitled to elect two new directors to the Board. Based on the Current Quarter financial results, Chesapeake was able to pay a dividend on the preferred stock on August 1, 2000, although the Board of Directors did not declare a dividend that would have been payable on that date.

         Set forth below are condensed consolidating financial statements of the Guarantor Subsidiaries, Chesapeake's subsidiaries which are not guarantors of the Senior Notes (the "Non-Guarantor Subsidiaries") and Chesapeake. Separate financial statements of each Guarantor Subsidiary have not been provided because management has determined that they are not material to investors.

         Chesapeake Energy Marketing, Inc. ("CEMI") was the only Non-Guarantor Subsidiary for all periods presented. All of Chesapeake's other subsidiaries were Guarantor Subsidiaries during all periods presented.

                      CONDENSED CONSOLIDATING BALANCE SHEET

                               AS OF JUNE 30, 2000
                                ($ IN THOUSANDS)

                                                          ASSETS


                                              GUARANTOR     NON-GUARANTOR
                                             SUBSIDIARIES    SUBSIDIARIES       PARENT       ELIMINATIONS    CONSOLIDATED
                                             ------------    ------------    ------------    ------------    ------------
CURRENT ASSETS:
  Cash and cash equivalents ..............   $     (9,048)   $      5,057    $     20,764    $         --    $     16,773
  Accounts receivable, net ...............         68,523          29,041              --         (17,189)         80,375
  Inventory ..............................          3,375             221              --              --           3,596
  Other ..................................          2,456              28             541              --           3,025
                                             ------------    ------------    ------------    ------------    ------------
     Total current assets ................         65,306          34,347          21,305         (17,189)        103,769
                                             ------------    ------------    ------------    ------------    ------------
PROPERTY AND EQUIPMENT:
  Oil and gas properties .................      2,422,373              --              --              --       2,422,373
  Unevaluated leasehold ..................         32,146              --              --              --          32,146
  Other property and equipment ...........         29,899          20,568          19,688              --          70,155
  Less: accumulated depreciation,
    depletion and amortization ...........     (1,734,280)        (17,974)         (2,104)             --      (1,754,358)
                                             ------------    ------------    ------------    ------------    ------------
     Net property and equipment ..........        750,138           2,594          17,584              --         770,316
                                             ------------    ------------    ------------    ------------    ------------
INVESTMENTS IN SUBSIDIARIES AND
  INTERCOMPANY ADVANCES ..................        922,163              --         432,912      (1,355,075)             --
                                             ------------    ------------    ------------    ------------    ------------
INVESTMENT IN GOTHIC ENERGY
  CORPORATION ............................         10,000              --          77,509              --          87,509
                                             ------------    ------------    ------------    ------------    ------------
OTHER ASSETS .............................          1,438           8,496          17,266          (7,812)         19,388
                                             ------------    ------------    ------------    ------------    ------------
TOTAL ASSETS .............................   $  1,749,045    $     45,437    $    566,576    $ (1,380,076)   $    980,982
                                             ============    ============    ============    ============    ============

                                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Notes payable and current maturities
    of long-term debt ....................   $        799    $         --    $         --    $         --    $        799
  Accounts payable and other .............         61,540          30,312          26,087         (17,315)        100,624
                                             ------------    ------------    ------------    ------------    ------------
     Total current liabilities ...........         62,339          30,312          26,087         (17,315)        101,423
                                             ------------    ------------    ------------    ------------    ------------
LONG-TERM DEBT, NET ......................         64,028              --         919,202              --         983,230
                                             ------------    ------------    ------------    ------------    ------------
REVENUES AND ROYALTIES DUE
  OTHERS .................................          8,405              --              --              --           8,405
                                             ------------    ------------    ------------    ------------    ------------
DEFERRED INCOME TAXES ....................          7,904              --              --              --           7,904
                                             ------------    ------------    ------------    ------------    ------------
INTERCOMPANY PAYABLES ....................      1,473,601          (1,531)     (1,472,070)             --              --
                                             ------------    ------------    ------------    ------------    ------------
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock ...........................             26               1           1,424             (18)          1,433
  Other ..................................        132,742          16,655       1,091,933      (1,362,743)       (121,413)
                                             ------------    ------------    ------------    ------------    ------------
                                                  132,768          16,656       1,093,357      (1,362,761)       (119,980)
                                             ------------    ------------    ------------    ------------    ------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY (DEFICIT) .........   $  1,749,045    $     45,437    $    566,576    $ (1,380,076)   $    980,982
                                             ============    ============    ============    ============    ============

                      CONDENSED CONSOLIDATING BALANCE SHEET

                             AS OF DECEMBER 31, 1999
                                ($ IN THOUSANDS)


                                                            ASSETS


                                                 GUARANTOR     NON-GUARANTOR
                                                SUBSIDIARIES    SUBSIDIARIES       PARENT       ELIMINATIONS    CONSOLIDATED
                                                ------------    ------------    ------------    ------------    ------------
CURRENT ASSETS:
  Cash and cash equivalents .................   $     (6,964)   $     20,409    $     25,405    $         --    $     38,850
  Accounts receivable .......................         45,170          18,297              73         (12,475)         51,065
  Inventory .................................          4,183             399              --              --           4,582
  Other .....................................          1,997             700             352              --           3,049
                                                ------------    ------------    ------------    ------------    ------------
          Total current assets ..............         44,386          39,805          25,830         (12,475)         97,546
                                                ------------    ------------    ------------    ------------    ------------
PROPERTY AND EQUIPMENT:
  Oil and gas properties ....................      2,311,633           3,715              --              --       2,315,348
  Unevaluated leasehold .....................         40,008              --              --              --          40,008
  Other property and equipment ..............         29,088          20,521          18,103              --          67,712
  Less: accumulated depreciation,
     depletion and amortization .............     (1,683,890)        (18,205)         (1,876)             --      (1,703,971)
                                                ------------    ------------    ------------    ------------    ------------
          Net property and equipment ........        696,839           6,031          16,227              --         719,097
                                                ------------    ------------    ------------    ------------    ------------
INVESTMENTS IN SUBSIDIARIES AND
  INTERCOMPANY ADVANCES .....................        806,180              --         493,738      (1,299,918)             --
                                                ------------    ------------    ------------    ------------    ------------
INVESTMENT IN GOTHIC ENERGY
  CORPORATION ...............................         10,000              --              --              --          10,000
OTHER ASSETS ................................          6,402           8,409          16,765          (7,686)         23,890
                                                ------------    ------------    ------------    ------------    ------------
TOTAL ASSETS ................................   $  1,563,807    $     54,245    $    552,560    $ (1,320,079)   $    850,533
                                                ============    ============    ============    ============    ============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Notes payable and current
     maturities of long-term debt ...........   $         --    $        763    $         --    $         --    $        763
  Accounts payable and other ................         63,194          19,265          17,466         (12,502)         87,423
                                                ------------    ------------    ------------    ------------    ------------
          Total current liabilities .........         63,194          20,028          17,466         (12,502)         88,186
                                                ------------    ------------    ------------    ------------    ------------
LONG-TERM DEBT, NET .........................         43,500           1,437         919,160              --         964,097
                                                ------------    ------------    ------------    ------------    ------------
REVENUES AND ROYALTIES DUE
  OTHERS ....................................          9,310              --              --              --           9,310
                                                ------------    ------------    ------------    ------------    ------------
DEFERRED INCOME TAXES .......................          6,484              --              --              --           6,484
                                                ------------    ------------    ------------    ------------    ------------
INTERCOMPANY PAYABLES .......................      1,356,466          (2,450)     (1,354,043)             27              --
                                                ------------    ------------    ------------    ------------    ------------
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock ..............................             27               1           1,048             (17)          1,059
  Other .....................................         84,826          35,229         968,929      (1,307,587)       (218,603)
                                                ------------    ------------    ------------    ------------    ------------
                                                      84,853          35,230         969,977      (1,307,604)       (217,544)
                                                ------------    ------------    ------------    ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT) ...................................   $  1,563,807    $     54,245    $    552,560    $ (1,320,079)   $    850,533
                                                ============    ============    ============    ============    ============

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)


                                                 GUARANTOR  NON-GUARANTOR
                                               SUBSIDIARIES   SUBSIDIARY      PARENT     ELIMINATIONS  CONSOLIDATED
                                               ------------   ----------    ----------   ------------  ------------
FOR THE THREE MONTHS ENDED JUNE 30, 2000
REVENUES:
  Oil and gas sales .........................   $  100,221    $       --    $       --    $       --    $  100,221
  Oil and gas marketing sales ...............           --        79,973            --       (45,731)       34,242
                                                ----------    ----------    ----------    ----------    ----------
     Total revenues .........................      100,221        79,973            --       (45,731)      134,463
                                                ----------    ----------    ----------    ----------    ----------
OPERATING COSTS:
  Production expenses and taxes .............       18,298            --            --            --        18,298
  General and administrative ................        2,841           299            48            --         3,188
  Oil and gas marketing expenses ............           --        78,853            --       (45,731)       33,122
  Oil and gas depreciation, depletion
    and amortization ........................       24,876             1            --            --        24,877
  Other depreciation and amortization .......        1,008            20           808            --         1,836
                                                ----------    ----------    ----------    ----------    ----------
     Total operating costs ..................       47,023        79,173           856       (45,731)       81,321
                                                ----------    ----------    ----------    ----------    ----------
INCOME (LOSS) FROM OPERATIONS ...............       53,198           800          (856)           --        53,142
                                                ----------    ----------    ----------    ----------    ----------
OTHER INCOME (EXPENSE):
  Interest and other income .................        1,165           467        20,945       (20,910)        1,667
  Interest expense ..........................      (21,484)           --       (21,239)       20,910       (21,813)
                                                ----------    ----------    ----------    ----------    ----------
                                                   (20,319)          467          (294)           --       (20,146)
                                                ----------    ----------    ----------    ----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES ...........       32,879         1,267        (1,150)           --        32,996
INCOME TAX EXPENSE ..........................        1,362            --            --            --         1,362
                                                ----------    ----------    ----------    ----------    ----------
NET INCOME (LOSS) ...........................   $   31,517    $    1,267    $   (1,150)   $       --    $   31,634
                                                ==========    ==========    ==========    ==========    ==========

FOR THE THREE MONTHS ENDED JUNE 30, 1999
REVENUES:
  Oil and gas sales .........................   $   68,272    $       --    $       --    $       --    $   68,272
  Oil and gas marketing sales ...............           --        38,420            --       (25,800)       12,620
                                                ----------    ----------    ----------    ----------    ----------
     Total revenues .........................       68,272        38,420            --       (25,800)       80,892
                                                ----------    ----------    ----------    ----------    ----------
OPERATING COSTS:
  Production expenses and taxes .............       13,981            --            --            --        13,981
  General and administrative ................        2,942           324             2            --         3,268
  Oil and gas marketing expenses ............           --        37,473            --       (25,800)       11,673
  Oil and gas depreciation, depletion
    and amortization ........................       24,233            --            --            --        24,233
  Other depreciation and amortization .......        1,138            20           814            --         1,972
                                                ----------    ----------    ----------    ----------    ----------
     Total operating costs ..................       42,294        37,817           816       (25,800)       55,127
                                                ----------    ----------    ----------    ----------    ----------
INCOME (LOSS) FROM OPERATIONS ...............       25,978           603          (816)           --        25,765
                                                ----------    ----------    ----------    ----------    ----------
OTHER INCOME (EXPENSE):
  Interest and other income .................          440         2,408        29,188       (29,069)        2,967
  Interest expense ..........................      (29,009)           --       (20,319)       29,069       (20,259)
                                                ----------    ----------    ----------    ----------    ----------
                                                   (28,569)        2,408         8,869            --       (17,292)
                                                ----------    ----------    ----------    ----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES ...........       (2,591)        3,011         8,053            --         8,473
INCOME TAX EXPENSE ..........................          326            --            --            --           326
                                                ----------    ----------    ----------    ----------    ----------
NET INCOME (LOSS) ...........................   $   (2,917)   $    3,011    $    8,053    $       --    $    8,147
                                                ==========    ==========    ==========    ==========    ==========

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)


                                               GUARANTOR   NON-GUARANTOR
                                             SUBSIDIARIES    SUBSIDIARY       PARENT      ELIMINATIONS   CONSOLIDATED
                                             ------------   -----------    -----------    ------------   ------------
FOR THE SIX MONTHS ENDED JUNE 30, 2000
REVENUES:
  Oil and gas sales ......................   $   187,167    $       347    $        --    $        --    $   187,514
  Oil and gas marketing sales ............            --        149,098             --        (87,488)        61,610
                                             -----------    -----------    -----------    -----------    -----------
     Total revenues ......................       187,167        149,445             --        (87,488)       249,124
                                             -----------    -----------    -----------    -----------    -----------
OPERATING COSTS:
  Production expenses and taxes ..........        35,979             80             --             --         36,059
  General and administrative .............         5,561            590             69             --          6,220
  Oil and gas marketing expenses .........            --        147,154             --        (87,488)        59,666
  Oil and gas depreciation, depletion
    and amortization .....................        49,259            101             --             --         49,360
  Other depreciation and amortization ....         2,034             40          1,628             --          3,702
                                             -----------    -----------    -----------    -----------    -----------
     Total operating costs ...............        92,833        147,965          1,697        (87,488)       155,007
                                             -----------    -----------    -----------    -----------    -----------
INCOME (LOSS) FROM OPERATIONS ............        94,334          1,480         (1,697)            --         94,117
                                             -----------    -----------    -----------    -----------    -----------
OTHER INCOME (EXPENSE):
  Interest and other income ..............         1,963            803         41,912        (41,819)         2,859
  Interest expense .......................       (42,439)           (34)       (42,023)        41,819        (42,677)
                                             -----------    -----------    -----------    -----------    -----------
                                                 (40,476)           769           (111)            --        (39,818)
                                             -----------    -----------    -----------    -----------    -----------
INCOME (LOSS) BEFORE INCOME TAXES ........        53,858          2,249         (1,808)            --         54,299
INCOME TAX EXPENSE .......................         1,463             --             --             --          1,463
                                             -----------    -----------    -----------    -----------    -----------
NET INCOME (LOSS) ........................   $    52,395    $     2,249    $    (1,808)   $        --    $    52,836
                                             ===========    ===========    ===========    ===========    ===========

FOR THE SIX MONTHS ENDED JUNE 30, 1999
REVENUES:
  Oil and gas sales ......................   $   120,078    $        --    $        --    $        --    $   120,078
  Oil and gas marketing sales ............            --         73,258             --        (46,767)        26,491
                                             -----------    -----------    -----------    -----------    -----------
     Total revenues ......................       120,078         73,258             --        (46,767)       146,569
                                             -----------    -----------    -----------    -----------    -----------
OPERATING COSTS:
  Production expenses and taxes ..........        29,963             --             --             --         29,963
  General and administrative .............         6,464            781             47             --          7,292
  Oil and gas marketing expenses .........            --         71,725             --        (46,767)        24,958
  Oil and gas depreciation, depletion
    and amortization .....................        47,386             --             --             --         47,386
  Other depreciation and amortization ....         2,476             40          1,622             --          4,138
                                             -----------    -----------    -----------    -----------    -----------
     Total operating costs ...............        86,289         72,546          1,669        (46,767)       113,737
                                             -----------    -----------    -----------    -----------    -----------
INCOME (LOSS) FROM OPERATIONS ............        33,789            712         (1,669)            --         32,832
                                             -----------    -----------    -----------    -----------    -----------
OTHER INCOME (EXPENSE):
  Interest and other income ..............           707          2,845         58,328        (58,040)         3,840
  Interest expense .......................       (57,415)            --        (40,774)        58,040        (40,149)
                                             -----------    -----------    -----------    -----------    -----------
                                                 (56,708)         2,845         17,554             --        (36,309)
                                             -----------    -----------    -----------    -----------    -----------
INCOME (LOSS) BEFORE INCOME TAXES ........       (22,919)         3,557         15,885             --         (3,477)
INCOME TAX EXPENSE .......................           326             --             --             --            326
                                             -----------    -----------    -----------    -----------    -----------
NET INCOME (LOSS) ........................   $   (23,245)   $     3,557    $    15,885    $        --    $    (3,803)
                                             ===========    ===========    ===========    ===========    ===========

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                    GUARANTOR     NON-GUARANTOR
                                                   SUBSIDIARIES     SUBSIDIARY        PARENT       ELIMINATIONS    CONSOLIDATED
                                                   ------------    ------------    ------------    ------------    ------------
FOR THE SIX MONTHS ENDED JUNE 30, 2000
CASH FLOWS FROM OPERATING ACTIVITIES ............  $     88,395    $     (4,753)   $        228    $         --    $     83,870
                                                   ------------    ------------    ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties ........................      (104,075)          1,515              --              --        (102,560)
  Proceeds from sale of assets ..................           835              --              --              --             835
  Investment in Gothic senior discount notes ....            --         (22,352)             --              --         (22,352)
  Other investments .............................            --              --          (2,000)             --          (2,000)
  Other additions ...............................        (2,570)            (46)         (1,876)             --          (4,492)
                                                   ------------    ------------    ------------    ------------    ------------
                                                       (105,810)        (20,883)         (3,876)             --        (130,569)
                                                   ------------    ------------    ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings ......................       113,000              --              --              --         113,000
  Payments on borrowings ........................       (93,500)             --              --              --         (93,500)
  Cash received from exercise of stock options ..            --              --             764              --             764
  Intercompany advances, net ....................        (8,527)         10,284          (1,757)             --              --
                                                   ------------    ------------    ------------    ------------    ------------
                                                         10,973          10,284            (993)             --          20,264
                                                   ------------    ------------    ------------    ------------    ------------
EFFECT OF EXCHANGE RATE CHANGES
  ON CASH .......................................          (204)             --              --              --            (204)
                                                   ------------    ------------    ------------    ------------    ------------
  Net increase (decrease) in cash ...............        (6,646)        (15,352)         (4,641)             --         (26,639)
  Cash, beginning of period .....................        (7,156)         20,409          25,405              --          38,658
                                                   ------------    ------------    ------------    ------------    ------------
  Cash, end of period ...........................  $    (13,802)   $      5,057    $     20,764    $         --    $     12,019
                                                   ============    ============    ============    ============    ============

FOR THE SIX MONTHS ENDED JUNE 30, 1999
CASH FLOWS FROM OPERATING ACTIVITIES ............  $     22,128    $      8,119    $     17,319    $         --    $     47,566
                                                   ------------    ------------    ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties ........................       (68,400)             --              --              --         (68,400)
  Proceeds from sale of other assets ............         1,306              --              --              --           1,306
  Other additions ...............................           427             308            (986)             --            (251)
                                                   ------------    ------------    ------------    ------------    ------------
                                                        (66,667)            308            (986)             --         (67,345)
                                                   ------------    ------------    ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings ......................        14,000              --              --              --          14,000
  Cash paid for purchase of treasury stock ......            --             (53)             --              --             (53)
  Cash received from exercise of stock options ..            --              --             240              --             240
  Intercompany advances, net ....................        33,665           2,217         (35,882)             --              --
                                                   ------------    ------------    ------------    ------------    ------------
                                                         47,665           2,164         (35,642)             --          14,187
                                                   ------------    ------------    ------------    ------------    ------------
EFFECT OF EXCHANGE RATE CHANGES
  ON CASH .......................................         3,625              --              --              --           3,625
                                                   ------------    ------------    ------------    ------------    ------------
  Net increase (decrease) in cash ...............         6,751          10,591         (19,309)             --          (1,967)
  Cash, beginning of period .....................       (17,319)          7,000          39,839              --          29,520
                                                   ------------    ------------    ------------    ------------    ------------
  Cash, end of period ...........................  $    (10,568)   $     17,591    $     20,530    $         --    $     27,553
                                                   ============    ============    ============    ============    ============

        CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                ($ IN THOUSANDS)

                                                  GUARANTOR     NON-GUARANTOR
                                                SUBSIDIARIES    SUBSIDIARIES      PARENT       ELIMINATIONS   CONSOLIDATED
                                                ------------    ------------   ------------    ------------   ------------
FOR THE THREE MONTHS ENDED JUNE 30, 2000:
  Net income (loss) .........................   $     31,517    $      1,267   $     (1,150)   $         --   $     31,634
  Other comprehensive income (loss) -
    foreign currency translation ............         (2,475)             --             --              --         (2,475)
                                                ------------    ------------   ------------    ------------   ------------
  Comprehensive income ......................   $     29,042    $      1,267   $     (1,150)   $         --   $     29,159
                                                ============    ============   ============    ============   ============

FOR THE THREE MONTHS ENDED JUNE 30, 1999:
  Net income (loss) .........................   $     (2,917)   $      3,011   $      8,053    $         --   $      8,147
  Other comprehensive income (loss) -
    foreign currency translation ............          2,813              --             --              --          2,813
                                                ------------    ------------   ------------    ------------   ------------
  Comprehensive income (loss) ...............   $       (104)   $      3,011   $      8,053    $         --   $     10,960
                                                ============    ============   ============    ============   ============

FOR THE SIX MONTHS ENDED JUNE 30, 2000:
  Net income (loss) .........................   $     52,395    $      2,249   $     (1,808)   $         --   $     52,836
  Other comprehensive income (loss) -
    foreign currency translation ............         (2,953)             --             --              --         (2,953)
                                                ------------    ------------   ------------    ------------   ------------
  Comprehensive income ......................   $     49,442    $      2,249   $     (1,808)   $         --   $     49,883
                                                ============    ============   ============    ============   ============

FOR THE SIX MONTHS ENDED JUNE 30, 1999:
  Net income (loss) .........................   $    (23,245)   $      3,557   $     15,885    $         --   $     (3,803)
  Other comprehensive income (loss) -
    foreign currency translation ............          3,625              --             --              --          3,625
                                                ------------    ------------   ------------    ------------   ------------
  Comprehensive income (loss) ...............   $    (19,620)   $      3,557   $     15,885    $         --   $       (178)
                                                ============    ============   ============    ============   ============

5. INVESTMENT IN GOTHIC ENERGY CORPORATION ("GOTHIC")

         On June 27, 2000, CEMI purchased in a series of private transactions 96% of Gothic's $104 million of 14.125% Series B Senior Secured Discount Notes for consideration of $77.5 million, comprised of $22.4 million in cash and $55.2 million of Chesapeake common stock (9,468,985 shares valued at $5.825 per share), subject to adjustment. The acquired discount notes accrete at a rate per annum of 14.125%, compounded semi-annually to an aggregate principal amount of $99.7 million at May 1, 2002. Thereafter, the discount notes accrue interest at the rate of 14.125% per annum, payable in cash semi-annually in arrears on May 1 and November 1 of each year commencing November 1, 2002. The discount notes mature on May 1, 2006.

         On June 30, 2000, Chesapeake entered into a letter of intent to acquire the common stock of Gothic for 4.0 million shares of Chesapeake common stock. Upon the closing of the transaction, Gothic's shareholders will own approximately 2.7% of Chesapeake's common stock. The total acquisition cost to Chesapeake will be approximately $345 million, including $235 million of Senior Secured Notes issued by Gothic's operating subsidiary. The Gothic acquisition is subject to the completion of definitive documentation and approval by Gothic's shareholders. Completion of the transaction is expected by year-end 2000.

         Also included in Chesapeake's investment in Gothic is Chesapeake's April 1998 investment in Gothic's 12% Preferred Stock with a carrying value of $10.0 million.

6. REVOLVING CREDIT FACILITY

         At June 30, 2000, Chesapeake had a $75 million revolving bank credit facility, maturing in July 2002, with a committed borrowing base of $75 million. As of June 30, 2000, Chesapeake had borrowed $63.0 million under this facility. Borrowings under the facility are secured by certain producing oil and gas properties and bear interest at variable rates, which averaged 10.0% per annum as of June 30, 2000. On August 1, 2000, the revolving bank credit facility and the borrowing base were increased to $100 million.

7. RECENTLY ISSUED ACCOUNTING STANDARDS

         On June 15, 1998, the Financial Accounting Standards Board issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. FAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. FAS 133 (as amended by FAS 137 and FAS 138) is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

         FAS 133 standardizes the accounting for derivative instruments by requiring that all derivatives be recognized as assets and liabilities and measured at fair value. The accounting for changes in the fair value of derivatives (gains and losses) depends on (i) whether the derivative is designated and qualifies as a hedge, and (ii) the type of hedging relationship that exists. Changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in FAS 133 are required to be reported in earnings. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of FAS 133. Chesapeake has not yet determined the impact that adoption of FAS 133 will have on the financial statements. However, Chesapeake believes that its commodity derivatives will be designated as hedges in accordance with the relevant accounting criteria.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Chesapeake Energy Corporation

    In our opinion, the consolidated financial statements as of December 31, 1999 and 1998, for the years ended December 31, 1999 and 1998 and June 30, 1997 and the six months ended December 31, 1997 present fairly, in all material respects, the financial position of Chesapeake Energy Corporation and its subsidiaries ("Chesapeake") at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, the six months ended December 31, 1997, and the year ended June 30, 1997, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of Chesapeake's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP
Oklahoma City, Oklahoma
March 24, 2000

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS



                                                       ASSETS
                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1999            1998
                                                                                      ------------    ------------
                                                                                           ($ IN THOUSANDS)
CURRENT ASSETS:
  Cash and cash equivalents .......................................................   $     38,658    $     29,520
  Restricted cash .................................................................            192           5,754
  Accounts receivable:
    Oil and gas sales .............................................................         17,045          13,835
    Oil and gas marketing sales ...................................................         18,199          19,636
    Joint interest and other, net of allowances of $3,218,000
        and $3,209,000, respectively ..............................................         11,247          27,373
    Related parties ...............................................................          4,574          15,455
  Inventory .......................................................................          4,582           5,325
  Other ...........................................................................          3,049           1,101
                                                                                      ------------    ------------
         Total Current Assets .....................................................         97,546         117,999
                                                                                      ------------    ------------
PROPERTY AND EQUIPMENT:
  Oil and gas properties, at cost based on full-cost accounting:
    Evaluated oil and gas properties ..............................................      2,315,348       2,142,943
    Unevaluated properties ........................................................         40,008          52,687
    Less: accumulated depreciation, depletion and
      amortization ................................................................     (1,670,542)     (1,574,282)
                                                                                      ------------    ------------
                                                                                           684,814         621,348
  Other property and equipment ....................................................         67,712          79,718
  Less: accumulated depreciation and amortization .................................        (33,429)        (37,075)
                                                                                      ------------    ------------
         Total Property and Equipment .............................................        719,097         663,991
                                                                                      ------------    ------------
OTHER ASSETS ......................................................................         33,890          30,625
                                                                                      ------------    ------------
TOTAL ASSETS ......................................................................   $    850,533    $    812,615
                                                                                      ============    ============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable and current maturities of long-term debt ..........................   $        763    $     25,000
  Accounts payable ................................................................         24,822          36,854
  Accrued liabilities and other ...................................................         34,713          46,572
  Revenues and royalties due others ...............................................         27,888          22,858
                                                                                      ------------    ------------
         Total Current Liabilities ................................................         88,186         131,284
                                                                                      ------------    ------------
LONG-TERM DEBT, NET ...............................................................        964,097         919,076
                                                                                      ------------    ------------
REVENUES AND ROYALTIES DUE OTHERS .................................................          9,310          10,823
                                                                                      ------------    ------------
DEFERRED INCOME TAXES .............................................................          6,484              --
                                                                                      ------------    ------------
CONTINGENCIES AND COMMITMENTS (NOTE 4)
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred Stock, $.01 par value, 10,000,000 shares authorized; 4,596,400 and
    4,600,000 shares of 7% cumulative convertible stock issued and outstanding at December 31, 1999 and 1998, respectively,
    entitled in liquidation to $229.8 million and 230.0 million, respectively .....        229,820         230,000
  Common Stock, par value of $.01, 250,000,000 shares authorized;
    105,858,580 and 105,213,750 shares issued at December 31,
    1999 and 1998, respectively ...................................................          1,059           1,052
  Paid-in capital .................................................................        682,905         682,263
  Accumulated earnings (deficit) ..................................................     (1,093,929)     (1,127,195)
  Accumulated other comprehensive income (loss) ...................................            196          (4,726)
  Less:  treasury stock, at cost; 10,856,185 and 8,503,300 common
    shares at December 31, 1999 and 1998, respectively ............................        (37,595)        (29,962)
                                                                                      ------------    ------------
         Total Stockholders' Equity (Deficit) .....................................       (217,544)       (248,568)
                                                                                      ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) ..............................   $    850,533    $    812,615
                                                                                      ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               YEARS ENDED
                                                                               DECEMBER 31,        SIX MONTHS ENDED  YEAR ENDED
                                                                       ---------------------------    DECEMBER 31,    JUNE 30,
                                                                           1999           1998           1997           1997
                                                                       ------------   ------------   ------------   ------------
                                                                                 ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  Oil and gas sales .................................................  $    280,445   $    256,887   $     95,657   $    192,920
  Oil and gas marketing sales .......................................        74,501        121,059         58,241         76,172
                                                                       ------------   ------------   ------------   ------------
    Total Revenues ..................................................       354,946        377,946        153,898        269,092
                                                                       ------------   ------------   ------------   ------------
OPERATING COSTS:
  Production expenses ...............................................        46,298         51,202          7,560         11,445
  Production taxes ..................................................        13,264          8,295          2,534          3,662
  General and administrative ........................................        13,477         19,918          5,847          8,802
  Oil and gas marketing expenses ....................................        71,533        119,008         58,227         75,140
  Oil and gas depreciation, depletion and amortization ..............        95,044        146,644         60,408        103,264
  Depreciation and amortization of other assets .....................         7,810          8,076          2,414          3,782
  Impairment of oil and gas properties ..............................            --        826,000        110,000        236,000
  Impairment of other assets ........................................            --         55,000             --             --
                                                                       ------------   ------------   ------------   ------------
    Total Operating Costs ...........................................       247,426      1,234,143        246,990        442,095
                                                                       ------------   ------------   ------------   ------------
INCOME (LOSS) FROM OPERATIONS .......................................       107,520       (856,197)       (93,092)      (173,003)
                                                                       ------------   ------------   ------------   ------------
OTHER INCOME (EXPENSE):
  Interest and other income .........................................         8,562          3,926         78,966         11,223
  Interest expense ..................................................       (81,052)       (68,249)       (17,448)       (18,550)
                                                                       ------------   ------------   ------------   ------------
                                                                            (72,490)       (64,323)        61,518         (7,327)
                                                                       ------------   ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY
  ITEM ..............................................................        35,030       (920,520)       (31,574)      (180,330)
PROVISION (BENEFIT) FOR INCOME TAXES ................................         1,764             --             --         (3,573)
                                                                       ------------   ------------   ------------   ------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM .............................        33,266       (920,520)       (31,574)      (176,757)
EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt,
    net of applicable income tax of $0 and $3,804,000, respectively .            --        (13,334)            --         (6,620)
                                                                       ------------   ------------   ------------   ------------
NET INCOME (LOSS) ...................................................        33,266       (933,854)       (31,574)      (183,377)
PREFERRED STOCK DIVIDENDS ...........................................       (16,711)       (12,077)            --             --
                                                                       ------------   ------------   ------------   ------------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS ..................  $     16,555   $   (945,931)  $    (31,574)  $   (183,377)
                                                                       ============   ============   ============   ============
EARNINGS (LOSS) PER COMMON SHARE:
  EARNINGS (LOSS) PER COMMON SHARE-BASIC:
    Income (loss) before extraordinary item .........................  $       0.17   $      (9.83)  $      (0.45)  $      (2.69)
    Extraordinary item ..............................................            --          (0.14)            --          (0.10)
                                                                       ------------   ------------   ------------   ------------
    Net income (loss) ...............................................  $       0.17   $      (9.97)  $      (0.45)  $      (2.79)
                                                                       ============   ============   ============   ============
  EARNINGS (LOSS) PER COMMON SHARE-ASSUMING DILUTION:
    Income (loss) before extraordinary item .........................  $       0.16   $      (9.83)  $      (0.45)  $      (2.69)
    Extraordinary item ..............................................            --          (0.14)            --          (0.10)
                                                                       ------------   ------------   ------------   ------------
    Net income (loss) ...............................................  $       0.16   $      (9.97)  $      (0.45)  $      (2.79)
                                                                       ============   ============   ============   ============
  WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
    SHARES OUTSTANDING (IN 000'S):
    Basic ...........................................................        97,077         94,911         70,835         65,767
                                                                       ============   ============   ============   ============
    Assuming dilution ...............................................       102,038         94,911         70,835         65,767
                                                                       ============   ============   ============   ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEARS ENDED
                                                                           DECEMBER 31,     SIX MONTHS ENDED   YEAR ENDED
                                                                     -----------------------   DECEMBER 31,     JUNE 30,
                                                                        1999         1998         1997            1997
                                                                     ----------   ----------   ----------      ----------
                                                                                     ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS) .................................................  $   33,266   $ (933,854)  $  (31,574)     $ (183,377)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO
  CASH PROVIDED BY OPERATING ACTIVITIES:
  Depreciation, depletion and amortization ........................      99,516      152,204       62,028         105,591
  Impairment of oil and gas assets ................................          --      826,000      110,000         236,000
  Impairment of other assets ......................................          --       55,000           --              --
  Deferred taxes ..................................................       1,764           --           --          (3,573)
  Amortization of loan costs ......................................       3,338        2,516          794           1,455
  Amortization of bond discount ...................................          84           98           41             217
  Bad debt expense ................................................           9        1,589           40             299
  Gain on sale of Bayard stock ....................................          --           --      (73,840)             --
  Gain on sale of fixed assets ....................................        (459)         (90)        (209)         (1,593)
  Extraordinary loss ..............................................          --       13,334           --           6,620
  Equity in (earnings) losses from investments and other ..........       1,209          703          592            (499)
                                                                     ----------   ----------   ----------      ----------
  Cash provided by operating activities before changes in current
    assets and liabilities ........................................     138,727      117,500       67,872         161,140
                                                                     ----------   ----------   ----------      ----------
CHANGES IN ASSETS AND LIABILITIES:
  (Increase) decrease in short-term investments ...................          --       12,027       92,127        (102,858)
  (Increase) decrease in accounts receivable ......................      17,592       12,191       (7,173)        (19,987)
  (Increase) decrease in inventory ................................         743          168       (1,584)         (1,467)
  (Increase) decrease in other current assets .....................       3,614        7,637       (1,519)          1,466
  Increase (decrease) in accounts payable, accrued
    liabilities and other .........................................     (23,891)     (46,785)     (11,044)         48,085
  Increase (decrease) in current and non-current revenues
    and royalties due others ......................................       3,517       (8,099)         478          (2,290)
  Increase (decrease) in deferred income taxes ....................       4,720           --           --              --
                                                                     ----------   ----------   ----------      ----------
    Changes in assets and liabilities .............................       6,295      (22,861)      71,285         (77,051)
                                                                     ----------   ----------   ----------      ----------
    Cash provided by operating activities .........................     145,022       94,639      139,157          84,089
                                                                     ----------   ----------   ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration and development of oil and gas properties ...........    (153,268)    (259,710)    (187,252)       (465,367)
  Acquisitions of oil and gas companies and properties, net of
    cash acquired .................................................     (49,893)    (279,924)          --              --
  Divestitures of oil and gas properties ..........................      45,635       15,712           --              --
  Investment in preferred stock of Gothic Energy Corporation ......          --      (39,500)          --              --
  Net proceeds from sale of Bayard stock ..........................          --           --       90,380              --
  Repayment of note receivable ....................................          --        2,000       18,000              --
  Proceeds from sale of investment in PanEast .....................          --       21,245           --              --
  Other proceeds from sales .......................................       5,530        3,600           17           6,428
  Long-term loans made to third parties ...........................          --           --           --         (20,000)
  Investment in oil field service company .........................          --           --         (200)         (3,048)
  Increase in deferred charges ....................................      (5,865)          --           --              --
  Other investments ...............................................        (730)          --      (30,434)         (8,000)
  Other property and equipment additions ..........................      (1,182)     (11,473)     (27,015)        (33,867)
                                                                     ----------   ----------   ----------      ----------
    Cash used in investing activities .............................    (159,773)    (548,050)    (136,504)       (523,854)
                                                                     ----------   ----------   ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock ..........................          --           --           --         288,091
  Proceeds from long-term borrowings ..............................     116,500      658,750           --         342,626
  Payments on long-term borrowings ................................     (98,000)    (474,166)          --        (119,581)
  Dividends paid on common stock ..................................          --       (5,592)      (2,810)             --
  Dividends paid on preferred stock ...............................          --       (8,050)          --              --
  Proceeds from issuance of preferred stock .......................          --      222,663           --              --
  Purchase of treasury stock and preferred stock ..................         (53)     (29,962)          --              --
  Cash received from exercise of stock options ....................         520          154          322           1,387
  Other financing .................................................          --           --         (322)           (379)
                                                                     ----------   ----------   ----------      ----------
    Cash provided by (used in) financing activities ...............      18,967      363,797       (2,810)        512,144
                                                                     ----------   ----------   ----------      ----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH ...........................       4,922       (4,726)          --              --
                                                                     ----------   ----------   ----------      ----------
Net increase (decrease) in cash and cash equivalents ..............       9,138      (94,340)        (157)         72,379
Cash and cash equivalents, beginning of period ....................      29,520      123,860      124,017          51,638
                                                                     ----------   ----------   ----------      ----------
Cash and cash equivalents, end of period ..........................  $   38,658   $   29,520   $  123,860      $  124,017
                                                                     ==========   ==========   ==========      ==========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                                                                     YEARS ENDED
                                                                     DECEMBER 31,      SIX MONTHS ENDED    YEAR ENDED
                                                               -----------------------    DECEMBER 31,      JUNE 30,
                                                                  1999         1998          1997             1997
                                                               ----------   ----------    ----------       ----------
                                                                               ($ IN THOUSANDS)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
CASH PAYMENTS FOR:
  Interest, net of capitalized interest ....................   $   80,684   $   59,881    $   17,367       $   12,919
  Income taxes .............................................   $       --   $       --    $      500       $       --

DETAILS OF ACQUISITION OF ANSON PRODUCTION CORPORATION:
  Fair value of assets acquired ............................   $       --   $       --    $   43,000       $       --
  Accrued liability for estimated cash consideration .......   $       --   $       --    $  (15,500)      $       --
  Stock issued (3,792,724 shares) ..........................   $       --   $       --    $  (27,500)      $       --

DETAILS OF ACQUISITION OF DLB OIL & GAS, INC.:
  Fair value of assets acquired ............................   $       --   $  136,500    $       --       $       --
  Cash consideration .......................................   $       --   $  (17,500)   $       --       $       --
  Stock issued (5,000,000 shares) ..........................   $       --   $  (30,000)   $       --       $       --
  Debt assumed .............................................   $       --   $  (85,000)   $       --       $       --
  Acquisition costs paid ...................................   $       --   $   (4,000)   $       --       $       --

DETAILS OF ACQUISITION OF HUGOTON ENERGY CORPORATION:
  Fair value of assets acquired ............................   $       --   $  343,371    $       --       $       --
  Stock options granted ....................................   $       --   $   (2,050)   $       --       $       --
  Stock issued (25,790,146 shares) .........................   $       --   $ (206,321)   $       --       $       --
  Debt assumed .............................................   $       --   $ (120,000)   $       --       $       --
  Acquisition costs paid ...................................   $       --   $  (15,000)   $       --       $       --

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

         In November 1999, the Chief Executive Officer and Chief Operating Officer of Chesapeake tendered to Chesapeake Energy Marketing, Inc. ("CEMI") 2,320,107 shares of Chesapeake common stock in full satisfaction of two notes payable to CEMI with a combined outstanding balance of $7.6 million.

         During 1999, Chesapeake issued a $2.2 million note payable as consideration for the acquisition of certain oil and gas properties.

         Chesapeake had a financing arrangement with a vendor to supply certain oil and gas equipment inventory, which was terminated during the Transition Period. The total amount owed at June 30, 1997 was $1,380,000. No cash consideration is exchanged for inventory under this financing arrangement until actual draws on the inventory are made.

         In fiscal 1997, Chesapeake recognized income tax benefits of $4,808,000 related to the disposition of stock options by directors and employees of Chesapeake. The tax benefits were recorded as an adjustment to deferred income taxes and paid-in capital.

         Proceeds from the issuance of $500 million of 9.625% senior notes in April 1998 and $300 million of senior notes ($150 million of 7.875% senior notes and $150 million of 8.5% senior notes) in March 1997, are net of $11.7 million and $6.4 million, respectively, in offering fees and expenses which were deducted from the actual cash received.

         On December 22, 1997, Chesapeake declared a dividend of $0.02 per common share, or $1,486,000, which was paid on January 15, 1998. On June 13, 1997 Chesapeake declared a dividend of $0.02 per common share, or $1,405,000, which was paid on July 15, 1997.

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND
                           COMPREHENSIVE INCOME (LOSS)


                                                                                YEARS ENDED
                                                                                 DECEMBER 31,        SIX MONTHS ENDED  YEAR ENDED
                                                                         ---------------------------    DECEMBER 31,    JUNE 30,
                                                                             1999           1998           1997           1997
                                                                         ------------   ------------   ------------   ------------
                                                                                             ($ IN THOUSANDS)
PREFERRED STOCK:
  Balance, beginning of period ......................................... $    230,000   $         --   $         --   $         --
  Purchase of preferred stock ..........................................         (180)            --             --             --
  Issuance of preferred stock ..........................................           --        230,000             --             --
                                                                         ------------   ------------   ------------   ------------
  Balance, end of period ...............................................      229,820        230,000             --             --
                                                                         ------------   ------------   ------------   ------------
COMMON STOCK:
  Balance, beginning of period .........................................        1,052            743            703          3,008
  Issuance of 8,972,000 shares of common stock .........................           --             --             --             90
  Exercise of stock options and warrants ...............................            6             --              2             12
  Issuance of 3,792,724 shares of common stock
     to AnSon Production Corporation ...................................           --             --             38             --
  Issuance of 25,790,146 shares of common stock to
    Hugoton Energy Corporation .........................................           --            258             --             --
  Issuance of 5,000,000 shares of common stock to
    DLB Oil and Gas, Inc. ..............................................           --             50             --             --
  Change in par value and other ........................................            1              1             --         (2,407)
                                                                         ------------   ------------   ------------   ------------
  Balance, end of period ...............................................        1,059          1,052            743            703
                                                                         ------------   ------------   ------------   ------------
PAID-IN CAPITAL:
  Balance, beginning of period .........................................      682,263        460,770        432,991        136,782
  Exercise of stock options and warrants ...............................          514            153            320          1,375
  Issuance of common stock .............................................           --        236,013         27,459        301,593
  Offering expenses and other ..........................................            1        (16,723)            --        (13,974)
  Stock options issued in Hugoton purchase .............................           --          2,050             --             --
  Purchase of preferred stock at discount ..............................          127             --             --             --
  Tax benefit from exercise of stock options ...........................           --             --             --          4,808
  Change in par value ..................................................           --             --             --          2,407
                                                                         ------------   ------------   ------------   ------------
  Balance, end of period ...............................................      682,905        682,263        460,770        432,991
                                                                         ------------   ------------   ------------   ------------
ACCUMULATED EARNINGS (DEFICIT):
  Balance, beginning of period .........................................   (1,127,195)      (181,270)      (146,805)        37,977
  Net income (loss) ....................................................       33,266       (933,854)       (31,574)      (183,377)
  Dividends on common stock ............................................           --         (4,021)        (2,891)        (1,405)
  Dividends on preferred stock .........................................           --         (8,050)            --             --
                                                                         ------------   ------------   ------------   ------------
  Balance, end of period ...............................................   (1,093,929)    (1,127,195)      (181,270)      (146,805)
                                                                         ------------   ------------   ------------   ------------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
  Balance, beginning of period .........................................       (4,726)           (37)            --             --
  Foreign currency translation adjustments .............................        4,922         (4,689)           (37)            --
                                                                         ------------   ------------   ------------   ------------
  Balance, end of period ...............................................          196         (4,726)           (37)            --
                                                                         ------------   ------------   ------------   ------------
TREASURY STOCK - COMMON:
  Balance, beginning of period .........................................      (29,962)            --             --             --
  Exchange of notes receivable for common stock from related parties ...       (7,633)       (29,962)            --             --
                                                                         ------------   ------------   ------------   ------------
  Balance, end of period ...............................................      (37,595)       (29,962)            --             --
                                                                         ------------   ------------   ------------   ------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT) ................................... $   (217,544)  $   (248,568)  $    280,206   $    286,889
                                                                         ============   ============   ============   ============

COMPREHENSIVE INCOME (LOSS):

  Net income (loss) ...................................................  $     33,266   $   (933,854)  $    (31,574)  $   (183,377)
  Other comprehensive income (loss) - foreign currency translation
     adjustments ......................................................         4,922         (4,689)           (37)            --
                                                                         ------------   ------------   ------------   ------------
  Comprehensive income (loss) .........................................  $     38,188   $   (938,543)  $    (31,611)  $   (183,377)
                                                                         ============   ============   ============   ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Company

         Chesapeake is an oil and natural gas exploration and production company engaged in the acquisition, exploration, and development of properties for the production of crude oil and natural gas from underground reservoirs. Chesapeake's properties are located in Oklahoma, Texas, Arkansas, Louisiana, Kansas, Montana, Colorado, North Dakota, New Mexico and British Columbia and Saskatchewan, Canada.

         These consolidated financial statements relate to the years ended December 31, 1999 ("1999"), December 31, 1998 ("1998") and June 30, 1997
("fiscal 1997"). Chesapeake changed its fiscal year end from June 30 to December 31 in 1997. Chesapeake's results of operations and cash flows for the six months ended December 31, 1997 (the "Transition Period") are also included in these consolidated financial statements.

Principles of Consolidation

         The accompanying consolidated financial statements of Chesapeake Energy Corporation include the accounts of its direct and indirect wholly-owned subsidiaries ("Chesapeake"). All significant intercompany accounts and transactions have been eliminated. Investments in companies and partnerships which give Chesapeake significant influence, but not control, over the investee are accounted for using the equity method.

Accounting Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash Equivalents

         For purposes of the consolidated financial statements, Chesapeake considers investments in all highly liquid debt instruments with maturities of three months or less at date of purchase to be cash equivalents.

Investments in Securities

         Chesapeake invests in various equity securities and short-term debt instruments including corporate bonds and auction preferreds, commercial paper and government agency notes. Chesapeake has classified all of its short-term investments in equity and debt instruments as trading securities, which are carried at fair value with unrealized holding gains and losses included in earnings. Investments in equity securities and limited partnerships that do not have readily determinable fair values are stated at cost and are included in noncurrent other assets. In determining realized gains and losses, the cost of securities sold is based on the average cost method.

Inventory

         Inventory consists primarily of tubular goods and other lease and well equipment which Chesapeake plans to utilize in its ongoing exploration and development activities and is carried at the lower of cost or market using the specific identification method.

Oil and Gas Properties

         Chesapeake follows the full-cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. Chesapeake capitalizes internal costs that can be directly identified with its acquisition, exploration and development activities and does not include any costs related to production, general corporate overhead or similar activities (see Note 11). Capitalized costs are amortized on a composite unit-of-production method based on proved oil and gas reserves. As of December 31, 1999, approximately 66% of Chesapeake's proved reserve value (based on SEC PV10%) was evaluated by independent petroleum engineers, with the balance evaluated by Chesapeake's engineers. In addition, Chesapeake's engineers evaluate all properties quarterly. The average composite rates used for depreciation, depletion and amortization were $0.71 ($0.73 in U.S. and $0.52 in Canada) per equivalent Mcf in 1999, $1.13 ($1.17 in U.S. and $0.43 in Canada) per equivalent Mcf in 1998, $1.57 per equivalent Mcf in the Transition Period and $1.31 per equivalent Mcf in fiscal 1997. Chesapeake did not have operations in Canada prior to 1998.

         Proceeds from the sale of properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the value of proved reserves or the underlying value of unproved properties, in which case a gain or loss is recognized. The costs of unproved properties are excluded from amortization until the properties are evaluated. Chesapeake reviews all of its unevaluated properties quarterly to determine whether or not and to what extent proved reserves have been assigned to the properties, and otherwise if impairment has occurred. Unevaluated properties are grouped by major producing area where individual property costs are not significant, and assessed individually when individual costs are significant.

         Chesapeake reviews the carrying value of its oil and gas properties under the full-cost accounting rules of the Securities and Exchange Commission on a quarterly basis. Under these rules, capitalized costs, less accumulated amortization and related deferred income taxes, may not exceed an amount equal to the sum of the present value of estimated future net revenues less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects. During 1998, capitalized costs of oil and gas properties exceeded the estimated present value of future net revenues from Chesapeake's proved reserves, net of related income tax considerations, resulting in writedowns in the carrying value of oil and gas properties of $826 million. During the Transition Period, capitalized costs of oil and gas properties exceeded the estimated present value of future net revenues from Chesapeake's proved reserves, net of related income tax considerations, resulting in a writedown in the carrying value of oil and gas properties of $110 million. During fiscal 1997, capitalized costs of oil and gas properties exceeded the estimated present value of future net revenues from Chesapeake's proved reserves, net of related income tax considerations, resulting in a writedown in the carrying value of oil and gas properties of $236 million.

Other Property and Equipment

         Other property and equipment consists primarily of gas gathering and processing facilities, vehicles, land, office buildings and equipment, and software. Major renewals and betterments are capitalized while the costs of repairs and maintenance are charged to expense as incurred. The costs of assets retired or otherwise disposed of and the applicable accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected in operations. Other property and equipment costs are depreciated on both straight-line and accelerated methods. Buildings are depreciated on a straight-line basis over 31.5 years. All other property and equipment are depreciated over the estimated useful lives of the assets, which range from five to seven years.

Capitalized Interest

         During 1999, 1998, the Transition Period and fiscal 1997, interest of approximately $3.5 million, $6.5 million, $5.1 million and $12.9 million, respectively, was capitalized on significant investments in unproved properties that were not being currently depreciated, depleted, or amortized and on which exploration activities were in progress.

Income Taxes

         Chesapeake has adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires deferred tax liabilities or assets to be recognized for the anticipated future tax effects of temporary differences that arise as a result of the differences in the carrying amounts and the tax bases of assets and liabilities.

Net Income (Loss) Per Share

         Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128") requires presentation of "basic" and "diluted" earnings per share, as defined, on the face of the statement of operations for all entities with complex capital structures. SFAS 128 requires a reconciliation of the numerator and denominator of the basic and diluted EPS computations. For 1998, the Transition Period and fiscal 1997, there was no difference between actual weighted average shares outstanding, which are used in computing basic EPS, and diluted weighted average shares, which are used in computing diluted EPS. Options to purchase 12.9 million, 11.3 million, 8.3 million and 7.9 million shares of common stock at weighted average exercise prices of $1.76, $1.86, $5.49 and $7.09 were outstanding during 1999, 1998, the Transition Period and fiscal 1997 but were not included in the computation of diluted EPS in 1998, the Transition Period and fiscal 1997 because the effect of these outstanding options would be antidilutive. Also, the convertible preferred stock was not included in the 1999 and 1998 calculation because the effect was antidilutive. A reconciliation for 1999 is as follows:

                                                            INCOME            SHARES          PER SHARE
                                                          (NUMERATOR)      (DENOMINATOR)       AMOUNT
                                                          -----------      -------------       ------
         FOR THE YEAR ENDED DECEMBER 31, 1999:
         BASIC EPS
         Income available to common stockholders..        $ 16,555            97,077          $  0.17
                                                                                              =======
         EFFECT OF DILUTIVE SECURITIES
         Employee stock options...................              --             4,961
                                                          --------          --------
         DILUTED EPS
         Income available to common stockholders
            and assumed conversions...............        $ 16,555           102,038          $  0.16
                                                          ========          ========          =======


Gas Imbalances -- Revenue Recognition

         Revenues from the sale of oil and gas production are recognized when title passes, net of royalties. Chesapeake follows the "sales method" of accounting for its gas revenue whereby Chesapeake recognizes sales revenue on all gas sold to its purchasers, regardless of whether the sales are proportionate to Chesapeake's ownership in the property. A liability is recognized only to the extent that Chesapeake has a net imbalance in excess of the remaining gas reserves on the underlying properties. Chesapeake's net imbalance positions at December 31, 1999 and 1998 were not material.

Hedging

         Chesapeake periodically uses certain instruments to hedge its exposure to price fluctuations on oil and natural gas transactions and interest rates. Recognized gains and losses on hedge contracts are reported as a component of the related transaction. Results of oil and gas hedging transactions are reflected in oil and gas sales to the extent related to Chesapeake's oil and gas production, in oil and gas marketing sales to the extent related to Chesapeake's marketing activities, and in interest expense to the extent so related.

Debt Issue Costs

         Included in other assets are costs associated with the issuance of the senior notes. The remaining unamortized costs on these issuances of senior notes at December 31, 1999 totaled $16.6 million and are being amortized over the life of the senior notes.

Comprehensive Income

         In 1998, Chesapeake adopted SFAS No. 130, Reporting Comprehensive Income. This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Income (Loss). The adoption of SFAS 130 had no impact on total stockholders' equity. Prior year financial statements have been reclassified to conform to the SFAS 130 requirements. All balance sheet accounts of foreign operations are translated into U.S. dollars at the year-end rate of exchange and statement of operations items are translated at the weighted average exchange rates for the year.

Reclassifications

         Certain reclassifications have been made to the consolidated financial statements for 1998, the Transition Period, and fiscal 1997 to conform to the presentation used for the 1999 consolidated financial statements.

2. SENIOR NOTES

         On April 22, 1998, Chesapeake issued $500 million principal amount of 9.625% Senior Notes due 2005 ("9.625% Senior Notes"). The 9.625% Senior Notes are redeemable at the option of Chesapeake at any time on or after May 1, 2002 at the redemption prices set forth in the indenture or at the make-whole prices, as set forth in the indenture, if redeemed prior to May 1, 2002. Chesapeake may also redeem at its option up to $167 million of the 9.625% Senior Notes at 109.625% of their principal amount with the proceeds of an equity offering completed prior to May 1, 2001.

         On March 17, 1997, Chesapeake issued $150 million principal amount of 7.875% Senior Notes due 2004 ("7.875% Senior Notes"). The 7.875% Senior Notes are redeemable at the option of Chesapeake at any time prior to March 15, 2004 at the make-whole prices determined in accordance with the indenture.

         Also on March 17, 1997, Chesapeake issued $150 million principal amount of 8.5% Senior Notes due 2012 ("8.5% Senior Notes"). The 8.5% Senior Notes are redeemable at the option of Chesapeake at any time prior to March 15, 2004 at the make-whole prices determined in accordance with the indenture and, on or after March 15, 2004 at the redemption prices set forth therein.

         On April 9, 1996, Chesapeake issued $120 million principal amount of 9.125% Senior Notes due 2006 ("9.125% Senior Notes"). The 9.125% Senior Notes are redeemable at the option of Chesapeake at any time prior to April 15, 2001 at the make-whole prices determined in accordance with the indenture and, on or after April 15, 2001 at the redemption prices set forth therein.

         On May 25, 1995, Chesapeake issued $90 million principal amount of 10.5% Senior Notes due 2002 ("10.5% Senior Notes"). In April 1998, Chesapeake purchased all of its 10.5% Senior Notes for approximately $99 million. The early retirement of these notes resulted in an extraordinary charge of $13.3 million.

         Chesapeake is a holding company and owns no operating assets and has no significant operations independent of its subsidiaries. Chesapeake's obligations under the 9.625% Senior Notes, the 9.125% Senior Notes, the 7.875% Senior Notes and the 8.5% Senior Notes have been fully and unconditionally guaranteed, on a joint and several basis, by each of Chesapeake's "Restricted Subsidiaries" (as defined in the respective indentures governing the Senior Notes) (collectively, the "Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries is a direct or indirect wholly-owned subsidiary of Chesapeake.

         The senior note indentures contain certain covenants, including covenants limiting Chesapeake and the Guarantor Subsidiaries with respect to asset sales; restricted payments; the incurrence of additional indebtedness and the issuance of preferred stock; liens; sale and leaseback transactions; lines of business; dividend and other payment restrictions affecting Guarantor Subsidiaries; mergers or consolidations; and transactions with affiliates. Chesapeake is obligated to repurchase the 9.625% and 9.125% Senior Notes in the event of a change of control or certain asset sales.

         The senior note indentures also limit Chesapeake's ability to make restricted payments (as defined), including the payment of preferred stock dividends, unless certain tests are met. From December 31, 1998 through

December 31, 1999, Chesapeake was unable to meet the requirements to incur additional unsecured indebtedness, and consequently was not able to pay cash dividends on its 7% cumulative convertible preferred stock. Chesapeake had accumulated dividends in arrears of $19.3 million related to its preferred stock as of February 29, 2000. Subsequent payments will be subject to the same restrictions and are dependent upon variables that are beyond Chesapeake's ability to predict. This restriction does not affect Chesapeake's ability to borrow under or expand its secured commercial bank facility. If Chesapeake fails to pay dividends for six quarterly periods, the holders of preferred stock will be entitled to elect two new directors to the Board. Based on current projections of cash flow and fixed charges, Chesapeake does not expect to be able to pay a dividend on the preferred stock on May 1, 2000, which would be the sixth consecutive dividend payment date on which dividends have not been paid.

         Set forth below are condensed consolidating financial statements of the Guarantor Subsidiaries, Chesapeake's subsidiaries which are not guarantors of the Senior Notes (the "Non-Guarantor Subsidiaries") and Chesapeake. Separate audited financial statements of each Guarantor Subsidiary have not been provided because management has determined that they are not material to investors.

         Chesapeake Energy Marketing, Inc. ("CEMI") was a Non-Guarantor Subsidiary for all periods presented. The following were additional Non-Guarantor Subsidiaries: Chesapeake Acquisition Corporation during the Transition Period and Chesapeake Canada Corporation during fiscal 1997. All of Chesapeake's other subsidiaries were Guarantor Subsidiaries during all periods presented.

                      CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 1999
                                ($ IN THOUSANDS)


                                                        ASSETS

                                                             NON-
                                          GUARANTOR       GUARANTOR
                                         SUBSIDIARIES    SUBSIDIARIES       PARENT       ELIMINATIONS    CONSOLIDATED
                                         ------------    ------------    ------------    ------------    ------------
CURRENT ASSETS:
  Cash and cash equivalents ..........   $     (6,964)   $     20,409    $     25,405    $         --    $     38,850
  Accounts receivable ................         45,170          18,297              73         (12,475)         51,065
  Inventory ..........................          4,183             399              --              --           4,582
  Other ..............................          1,997             700             352              --           3,049
                                         ------------    ------------    ------------    ------------    ------------
          Total Current Assets .......         44,386          39,805          25,830         (12,475)         97,546
                                         ------------    ------------    ------------    ------------    ------------
PROPERTY AND EQUIPMENT:
  Oil and gas properties .............      2,311,633           3,715              --              --       2,315,348
  Unevaluated leasehold ..............         40,008              --              --              --          40,008
  Other property and equipment .......         29,088          20,521          18,103              --          67,712
  Less: accumulated depreciation,
     depletion and amortization ......     (1,683,890)        (18,205)         (1,876)             --      (1,703,971)
                                         ------------    ------------    ------------    ------------    ------------
          Net Property and Equipment .        696,839           6,031          16,227              --         719,097
                                         ------------    ------------    ------------    ------------    ------------
INVESTMENTS IN SUBSIDIARIES AND
  INTERCOMPANY ADVANCES ..............        806,180              --         493,738      (1,299,918)             --
                                         ------------    ------------    ------------    ------------    ------------
OTHER ASSETS .........................         16,402           8,409          16,765          (7,686)         33,890
                                         ------------    ------------    ------------    ------------    ------------
TOTAL ASSETS .........................   $  1,563,807    $     54,245    $    552,560    $ (1,320,079)   $    850,533
                                         ============    ============    ============    ============    ============

                                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Notes payable and current
     maturities of long-term debt ....   $         --    $        763    $         --    $         --    $        763
  Accounts payable and other .........         63,194          19,265          17,466         (12,502)         87,423
                                         ------------    ------------    ------------    ------------    ------------
          Total Current Liabilities ..         63,194          20,028          17,466         (12,502)         88,186
                                         ------------    ------------    ------------    ------------    ------------
LONG-TERM DEBT .......................         43,500           1,437         919,160              --         964,097
                                         ------------    ------------    ------------    ------------    ------------
REVENUES AND ROYALTIES DUE
  OTHERS .............................          9,310              --              --              --           9,310
                                         ------------    ------------    ------------    ------------    ------------
DEFERRED INCOME TAXES ................          6,484              --              --              --           6,484
                                         ------------    ------------    ------------    ------------    ------------
INTERCOMPANY PAYABLES ................      1,356,466          (2,450)     (1,354,043)             27              --
                                         ------------    ------------    ------------    ------------    ------------
STOCKHOLDERS' EQUITY (DEFICIT):
  Common Stock .......................             27               1           1,048             (17)          1,059
  Other ..............................         84,826          35,229         968,929      (1,307,587)       (218,603)
                                         ------------    ------------    ------------    ------------    ------------
                                               84,853          35,230         969,977      (1,307,604)       (217,544)
                                         ------------    ------------    ------------    ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT) ...................   $  1,563,807    $     54,245    $    552,560    $ (1,320,079)   $    850,533
                                         ============    ============    ============    ============    ============

                      CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 1998
                                ($ IN THOUSANDS)


                                                         ASSETS



                                                              NON-
                                            GUARANTOR      GUARANTOR
                                          SUBSIDIARIES    SUBSIDIARIES       PARENT       ELIMINATIONS    CONSOLIDATED
                                          ------------    ------------    ------------    ------------    ------------
CURRENT ASSETS:
  Cash and cash equivalents ...........   $    (11,565)   $      7,000    $     39,839    $         --    $     35,274
  Accounts receivable .................         54,384          29,641             270          (7,996)         76,299
  Inventory ...........................          4,919             406              --              --           5,325
  Other ...............................            721              15             365              --           1,101
                                          ------------    ------------    ------------    ------------    ------------
          Total Current Assets ........         48,459          37,062          40,474          (7,996)        117,999
                                          ------------    ------------    ------------    ------------    ------------
PROPERTY AND EQUIPMENT:
  Oil and gas properties ..............      2,142,943              --              --              --       2,142,943
  Unevaluated leasehold ...............         52,687              --              --              --          52,687
  Other property and equipment ........         47,628          15,109          16,981              --          79,718
  Less: accumulated depreciation,
     depletion and amortization .......     (1,601,931)         (8,036)         (1,390)             --      (1,611,357)
                                          ------------    ------------    ------------    ------------    ------------
         Net Property and Equipment ...        641,327           7,073          15,591              --         663,991
                                          ------------    ------------    ------------    ------------    ------------
INVESTMENTS IN SUBSIDIARIES AND
  INTERCOMPANY ADVANCES ...............        473,578              --         481,150        (954,728)             --
                                          ------------    ------------    ------------    ------------    ------------
OTHER ASSETS ..........................         10,610             560          19,455              --          30,625
                                          ------------    ------------    ------------    ------------    ------------
TOTAL ASSETS ..........................   $  1,173,974    $     44,695    $    556,670    $   (962,724)   $    812,615
                                          ============    ============    ============    ============    ============


                                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Notes payable and current
     maturities of long-term debt .....   $     25,000    $         --    $         --    $         --    $     25,000
  Accounts payable and other ..........         80,786          15,992          17,529          (8,023)        106,284
                                          ------------    ------------    ------------    ------------    ------------
          Total Current Liabilities ...        105,786          15,992          17,529          (8,023)        131,284
                                          ------------    ------------    ------------    ------------    ------------
LONG-TERM DEBT ........................             --              --         919,076              --         919,076
                                          ------------    ------------    ------------    ------------    ------------
REVENUES AND ROYALTIES DUE
  OTHERS ..............................         10,823              --              --              --          10,823
                                          ------------    ------------    ------------    ------------    ------------
DEFERRED INCOME TAXES .................             --              --              --              --              --
                                          ------------    ------------    ------------    ------------    ------------
INTERCOMPANY PAYABLES .................      1,338,948          11,376      (1,350,351)             27              --
                                          ------------    ------------    ------------    ------------    ------------
STOCKHOLDERS' EQUITY (DEFICIT):
  Common Stock ........................             26               1           1,042             (17)          1,052
  Other ...............................       (281,609)         17,326         969,374        (954,711)       (249,620)
                                          ------------    ------------    ------------    ------------    ------------
                                              (281,583)         17,327         970,416        (954,728)       (248,568)
                                          ------------    ------------    ------------    ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT) ....................   $  1,173,974    $     44,695    $    556,670    $   (962,724)   $    812,615
                                          ============    ============    ============    ============    ============

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)

                                                                             NON-
                                                           GUARANTOR      GUARANTOR
                                                          SUBSIDIARIES   SUBSIDIARIES      PARENT      ELIMINATIONS   CONSOLIDATED
                                                          ------------   ------------   ------------   ------------   ------------
FOR THE YEAR ENDED DECEMBER 31, 1999:
REVENUES:
Oil and gas sales ......................................  $    279,740   $         --   $         --   $        705   $    280,445
Oil and gas marketing sales ............................            --        194,605             --       (120,104)        74,501
                                                          ------------   ------------   ------------   ------------   ------------
Total Revenues .........................................       279,740        194,605             --       (119,399)       354,946
                                                          ------------   ------------   ------------   ------------   ------------
OPERATING COSTS:
Production expenses and taxes ..........................        59,158            404             --             --         59,562
Oil and gas marketing expenses .........................            --        190,932             --       (119,399)        71,533
Impairment of oil and gas properties ...................            --             --             --             --             --
Impairment of other assets .............................            --             --             --             --             --
Oil and gas depreciation, depletion and amortization ...        94,649            395             --             --         95,044
Other depreciation and amortization ....................         4,474             80          3,256             --          7,810
General and administrative .............................        12,143          1,251             83             --         13,477
                                                          ------------   ------------   ------------   ------------   ------------
Total Operating Costs ..................................       170,424        193,062          3,339       (119,399)       247,426
                                                          ------------   ------------   ------------   ------------   ------------
INCOME (LOSS) FROM OPERATIONS ..........................       109,316          1,543         (3,339)            --        107,520
                                                          ------------   ------------   ------------   ------------   ------------
OTHER INCOME (EXPENSE):
Interest and other income ..............................         3,257          4,823         84,120        (83,638)         8,562
Interest expense .......................................       (82,852)           (96)       (81,742)        83,638        (81,052)
                                                          ------------   ------------   ------------   ------------   ------------
                                                               (79,595)         4,727          2,378             --        (72,490)
                                                          ------------   ------------   ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM ...................................        29,721          6,270           (961)            --         35,030
INCOME TAX EXPENSE (BENEFIT) ...........................         1,764             --             --             --          1,764
                                                          ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM ...................................        27,957          6,270           (961)            --         33,266
EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt,
    net of applicable income tax .......................            --             --             --             --             --
                                                          ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS) ......................................  $     27,957   $      6,270   $       (961)  $         --   $     33,266
                                                          ============   ============   ============   ============   ============

                                                                             NON-
                                                           GUARANTOR      GUARANTOR
                                                          SUBSIDIARIES   SUBSIDIARIES      PARENT      ELIMINATIONS   CONSOLIDATED
                                                          ------------   ------------   ------------   ------------   ------------
FOR THE YEAR ENDED DECEMBER 31, 1998:
REVENUES:
Oil and gas sales ......................................  $    254,541   $         --   $         --   $      2,346   $    256,887
Oil and gas marketing sales ............................            --        225,195             --       (104,136)       121,059
                                                          ------------   ------------   ------------   ------------   ------------
Total Revenues .........................................       254,541        225,195             --       (101,790)       377,946
                                                          ------------   ------------   ------------   ------------   ------------
OPERATING COSTS:
Production expenses and taxes ..........................        59,497             --             --             --         59,497
Oil and gas marketing expenses .........................            --        220,798             --       (101,790)       119,008
Impairment of oil and gas properties ...................       826,000             --             --             --        826,000
Impairment of other assets .............................        47,000          8,000             --             --         55,000
Oil and gas depreciation, depletion and amortization ...       146,644             --             --             --        146,644
Other depreciation and amortization ....................         5,204            126          2,746             --          8,076
General and administrative .............................        18,081          1,766             71             --         19,918
                                                          ------------   ------------   ------------   ------------   ------------
Total Operating Costs ..................................     1,102,426        230,690          2,817       (101,790)     1,234,143
                                                          ------------   ------------   ------------   ------------   ------------
INCOME (LOSS) FROM OPERATIONS ..........................      (847,885)        (5,495)        (2,817)            --       (856,197)
                                                          ------------   ------------   ------------   ------------   ------------
OTHER INCOME (EXPENSE):
Interest and other income ..............................           649          2,259        100,886        (99,868)         3,926
Interest expense .......................................       (96,214)          (382)       (71,521)        99,868        (68,249)
                                                          ------------   ------------   ------------   ------------   ------------
                                                               (95,565)         1,877         29,365             --        (64,323)
                                                          ------------   ------------   ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM ...................................      (943,450)        (3,618)        26,548             --       (920,520)
INCOME TAX EXPENSE (BENEFIT) ...........................            --             --             --             --             --
                                                          ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM ...................................      (943,450)        (3,618)        26,548             --       (920,520)
EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt,
    net of applicable income tax .......................        (2,164)            --        (11,170)            --        (13,334)
                                                          ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS) ......................................  $   (945,614)  $     (3,618)  $     15,378   $         --   $   (933,854)
                                                          ============   ============   ============   ============   ============

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)


                                                                            NON-
                                                           GUARANTOR     GUARANTOR
                                                         SUBSIDIARIES   SUBSIDIARIES      PARENT      ELIMINATIONS   CONSOLIDATED
                                                         ------------   ------------   ------------   ------------   ------------
FOR THE SIX MONTHS ENDED DECEMBER 31, 1997:
REVENUES:
Oil and gas sales .....................................  $     93,384   $      1,199   $         --   $      1,074   $     95,657
Oil and gas marketing sales ...........................            --        101,689             --        (43,448)        58,241
                                                         ------------   ------------   ------------   ------------   ------------
Total Revenues ........................................        93,384        102,888             --        (42,374)       153,898
                                                         ------------   ------------   ------------   ------------   ------------
OPERATING COSTS:
Production expenses and taxes .........................         9,905            189             --             --         10,094
Oil and gas marketing expenses ........................            --        100,601             --        (42,374)        58,227
Impairment of oil and gas properties ..................        96,000         14,000             --             --        110,000
Oil and gas depreciation, depletion and amortization ..        59,758            650             --             --         60,408
Other depreciation and amortization ...................         1,383             40            991             --          2,414
General and administrative ............................         4,598          1,132            117             --          5,847
                                                         ------------   ------------   ------------   ------------   ------------
Total Operating Costs .................................       171,644        116,612          1,108        (42,374)       246,990
                                                         ------------   ------------   ------------   ------------   ------------
INCOME (LOSS) FROM OPERATIONS .........................       (78,260)       (13,724)        (1,108)            --        (93,092)
                                                         ------------   ------------   ------------   ------------   ------------
OTHER INCOME (EXPENSE):
Interest and other income .............................           515            192        110,751        (32,492)        78,966
Interest expense ......................................       (27,481)           (39)       (22,420)        32,492        (17,448)
                                                         ------------   ------------   ------------   ------------   ------------
                                                              (26,966)           153         88,331             --         61,518
                                                         ------------   ------------   ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM ..................................      (105,226)       (13,571)        87,223             --        (31,574)
INCOME TAX EXPENSE (BENEFIT) ..........................            --             --             --             --             --
                                                         ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM ..................................      (105,226)       (13,571)        87,223             --        (31,574)
EXTRAORDINARY ITEM ....................................            --             --             --             --             --
                                                         ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS) .....................................  $   (105,226)  $    (13,571)  $     87,223   $         --   $    (31,574)
                                                         ============   ============   ============   ============   ============

                                                                            NON-
                                                           GUARANTOR     GUARANTOR
                                                         SUBSIDIARIES   SUBSIDIARIES      PARENT      ELIMINATIONS   CONSOLIDATED
                                                         ------------   ------------   ------------   ------------   ------------
FOR THE YEAR ENDED JUNE 30, 1997:
REVENUES:
Oil and gas sales .....................................  $    191,303   $         --   $         --   $      1,617   $    192,920
Oil and gas marketing sales ...........................            --        145,942             --        (69,770)        76,172
                                                         ------------   ------------   ------------   ------------   ------------
Total Revenues ........................................       191,303        145,942             --        (68,153)       269,092
                                                         ------------   ------------   ------------   ------------   ------------
OPERATING COSTS:
Production expenses and taxes .........................        15,107             --             --             --         15,107
Oil and gas marketing expenses ........................            --        143,293             --        (68,153)        75,140
Impairment of oil and gas properties ..................       236,000             --             --             --        236,000
Oil and gas depreciation, depletion and amortization ..       103,264             --             --             --        103,264
Other depreciation and amortization ...................         2,152             80          1,550             --          3,782
General and administrative ............................         6,313            921          1,568             --          8,802
                                                         ------------   ------------   ------------   ------------   ------------
Total Operating Costs .................................       362,836        144,294          3,118        (68,153)       442,095
                                                         ------------   ------------   ------------   ------------   ------------
INCOME (LOSS) FROM OPERATIONS .........................      (171,533)         1,648         (3,118)            --       (173,003)
                                                         ------------   ------------   ------------   ------------   ------------
OTHER INCOME (EXPENSE):
Interest and other income .............................           778            749         49,224        (39,528)        11,223
Interest expense ......................................       (37,644)           (10)       (20,424)        39,528        (18,550)
                                                         ------------   ------------   ------------   ------------   ------------
                                                              (36,866)           739         28,800             --         (7,327)
                                                         ------------   ------------   ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM ..................................      (208,399)         2,387         25,682             --       (180,330)
INCOME TAX EXPENSE (BENEFIT) ..........................        (4,129)            47            509             --         (3,573)
                                                         ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM ..................................      (204,270)         2,340         25,173             --       (176,757)
EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt, net of
     applicable income tax ............................          (769)            --         (5,851)            --         (6,620)
                                                         ------------   ------------   ------------   ------------   ------------

NET INCOME (LOSS) .....................................  $   (205,039)  $      2,340   $     19,322   $         --   $   (183,377)
                                                         ============   ============   ============   ============   ============

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)


                                                           GUARANTOR     NON-GUARANTOR
                                                          SUBSIDIARIES   SUBSIDIARIES      PARENT      ELIMINATIONS   CONSOLIDATED
                                                          ------------   ------------   ------------   ------------   ------------
FOR THE YEAR ENDED DECEMBER 31, 1999:
CASH FLOWS FROM OPERATING ACTIVITIES ...................  $    135,303   $      7,193   $      2,526   $         --   $    145,022
                                                          ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties, net ..........................      (159,888)         2,362             --             --       (157,526)
  Proceeds from sale of assets .........................         2,082          3,448             --             --          5,530
  Other investments ....................................          (480)          (250)            --             --           (730)
  Other additions ......................................        (5,777)           (72)        (1,198)            --         (7,047)
                                                          ------------   ------------   ------------   ------------   ------------
                                                              (164,063)         5,488         (1,198)            --       (159,773)
                                                          ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings ...................       116,500             --             --             --        116,500
  Payments on long-term borrowings .....................       (98,000)            --             --             --        (98,000)
  Cash paid for purchase of preferred stock ............            --            (53)            --             --            (53)
  Exercise of stock options ............................            --             --            520             --            520
  Intercompany advances, net ...........................        15,501            781        (16,282)            --             --
                                                          ------------   ------------   ------------   ------------   ------------
                                                                34,001            728        (15,762)            --         18,967
                                                          ------------   ------------   ------------   ------------   ------------
EFFECT OF EXCHANGE RATE CHANGES
  ON CASH ..............................................         4,922             --             --             --          4,922
                                                          ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents ..........................................        10,163         13,409        (14,434)            --          9,138
Cash, beginning of period ..............................       (17,319)         7,000         39,839             --         29,520
                                                          ------------   ------------   ------------   ------------   ------------
Cash, end of period ....................................  $     (7,156)  $     20,409   $     25,405   $         --   $     38,658
                                                          ============   ============   ============   ============   ============



                                                           GUARANTOR     NON-GUARANTOR
                                                          SUBSIDIARIES   SUBSIDIARIES      PARENT      ELIMINATIONS   CONSOLIDATED
                                                          ------------   ------------   ------------   ------------   ------------
FOR THE YEAR ENDED DECEMBER 31, 1998:
CASH FLOWS FROM OPERATING ACTIVITIES ...................  $     66,960   $    (13,137)  $     40,816   $         --   $     94,639
                                                          ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties ...............................      (523,922)            --             --             --       (523,922)
  Proceeds from sale of assets .........................            --             --          3,600             --          3,600
  Investment in preferred stock of Gothic Energy
     Corporation .......................................       (39,500)            --             --             --        (39,500)
  Repayment of note receivable .........................         2,000             --             --             --          2,000
  Proceeds from sale of PanEast Petroleum Corporation ..            --             --         21,245             --         21,245
  Other additions ......................................        (2,510)         8,408        (17,371)            --        (11,473)
                                                          ------------   ------------   ------------   ------------   ------------
                                                              (563,932)         8,408          7,474             --       (548,050)
                                                          ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings ...................            --             --        658,750             --        658,750
  Payments on long-term borrowings .....................            --             --       (474,166)            --       (474,166)
  Cash received from issuance of preferred stock .......            --             --        222,663             --        222,663
  Cash paid for purchase of treasury stock .............            --             --        (29,962)            --        (29,962)
  Dividends paid on common stock and preferred stock ...            --             --        (13,642)            --        (13,642)
  Exercise of stock options ............................            --             --            154             --            154
  Intercompany advances, net ...........................       476,663          6,035       (482,698)            --             --
                                                          ------------   ------------   ------------   ------------   ------------
                                                               476,663          6,035       (118,901)            --        363,797
                                                          ------------   ------------   ------------   ------------   ------------
EFFECT OF EXCHANGE RATE CHANGES
  ON CASH ..............................................        (4,726)            --             --             --         (4,726)
                                                          ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents ..........................................       (25,035)         1,306        (70,611)            --        (94,340)
Cash, beginning of period ..............................          (284)        13,694        110,450             --        123,860
                                                          ------------   ------------   ------------   ------------   ------------
Cash, end of period ....................................  $    (25,319)  $     15,000   $     39,839   $         --   $     29,520
                                                          ============   ============   ============   ============   ============

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)


                                                 GUARANTOR     NON-GUARANTOR
                                                SUBSIDIARIES   SUBSIDIARIES      PARENT      ELIMINATIONS   CONSOLIDATED
                                                ------------   ------------   ------------   ------------   ------------
FOR THE SIX MONTHS ENDED DECEMBER 31, 1997:
CASH FLOWS FROM OPERATING ACTIVITIES .........  $     28,598   $    (10,842)  $    121,401   $         --   $    139,157
                                                ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties .....................      (187,252)            --             --             --       (187,252)
  Investment in service operations ...........          (200)            --             --             --           (200)
  Other investments ..........................       (26,472)            --         99,380             --         72,908
  Other additions ............................       (22,864)         1,357           (453)            --        (21,960)
                                                ------------   ------------   ------------   ------------   ------------
                                                    (236,788)         1,357         98,927             --       (136,504)
                                                ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid on common stock .............            --             --         (2,810)            --         (2,810)
  Exercise of stock options ..................            --             --            322             --            322
  Other financing ............................            --           (322)            --             --           (322)
  Intercompany advances, net .................       214,135         19,443       (233,578)            --             --
                                                ------------   ------------   ------------   ------------   ------------
                                                     214,135         19,121       (236,066)            --         (2,810)
                                                ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents ................................         5,945          9,636        (15,738)            --           (157)
Cash, beginning of period ....................        (6,534)         4,363        126,188             --        124,017
                                                ------------   ------------   ------------   ------------   ------------
Cash, end of period ..........................  $       (589)  $     13,999   $    110,450   $         --   $    123,860
                                                ============   ============   ============   ============   ============



                                                 GUARANTOR     NON-GUARANTOR
                                                SUBSIDIARIES   SUBSIDIARIES      PARENT      ELIMINATIONS   CONSOLIDATED
                                                ------------   ------------   ------------   ------------   ------------
FOR THE YEAR ENDED JUNE 30, 1997:
CASH FLOWS FROM OPERATING ACTIVITIES .........  $    165,850   $    (11,008)  $    (70,753)  $         --   $     84,089
                                                ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties .....................      (465,424)            57             --             --       (465,367)
  Proceeds from sale of assets ...............         6,428             --             --             --          6,428
  Investment in service operations ...........        (3,048)            --             --             --         (3,048)
  Long-term loans to third parties ...........        (2,000)            --        (18,000)            --        (20,000)
  Other investments ..........................            --             --         (8,000)            --         (8,000)
  Other additions ............................       (24,318)        (1,999)        (7,550)            --        (33,867)
                                                ------------   ------------   ------------   ------------   ------------
                                                    (488,362)        (1,942)       (33,550)            --       (523,854)
                                                ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings ...................        50,000             --        292,626             --        342,626
  Payments on borrowings .....................      (118,901)            --           (680)            --       (119,581)
  Exercise of stock options ..................            --             --          1,387             --          1,387
  Issuance of common stock ...................            --             --        288,091             --        288,091
  Other financing ............................            --             --           (379)            --           (379)
  Intercompany advances, net .................       380,735         14,645       (395,380)            --             --
                                                ------------   ------------   ------------   ------------   ------------
                                                     311,834         14,645        185,665             --        512,144
                                                ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents ................................       (10,678)         1,695         81,362             --         72,379
Cash, beginning of period ....................         4,144          2,668         44,826             --         51,638
                                                ------------   ------------   ------------   ------------   ------------
Cash, end of period ..........................  $     (6,534)  $      4,363   $    126,188   $         --   $    124,017
                                                ============   ============   ============   ============   ============

        CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                ($ IN THOUSANDS)


                                                 GUARANTOR   NON-GUARANTOR
                                               SUBSIDIARIES   SUBSIDIARIES      PARENT      ELIMINATIONS  CONSOLIDATED
                                               ------------   ------------   ------------   ------------  ------------
FOR THE YEAR ENDED DECEMBER 31, 1999:
  Net income (loss) .........................  $     27,957   $      6,270   $       (961)  $         --  $     33,266
  Other comprehensive income (loss) -
    foreign currency translation ............         4,922             --             --             --         4,922
                                               ------------   ------------   ------------   ------------  ------------
  Comprehensive income ......................  $     32,879   $      6,270   $       (961)  $         --  $     38,188
                                               ============   ============   ============   ============  ============

FOR THE YEAR ENDED DECEMBER 31, 1998:
  Net income (loss) .........................  $   (945,614)  $     (3,618)  $     15,378   $         --  $   (933,854)
  Other comprehensive income (loss) -
    foreign currency translation ............        (4,689)            --             --             --        (4,689)
                                               ------------   ------------   ------------   ------------  ------------
  Comprehensive income (loss) ...............  $   (950,303)  $     (3,618)  $     15,378   $         --  $   (938,543)
                                               ============   ============   ============   ============  ============

FOR THE SIX MONTHS ENDED DECEMBER 31, 1997:
  Net income (loss) .........................  $   (105,226)  $    (13,571)  $     87,223   $         --  $    (31,574)
  Other comprehensive income (loss) -
    foreign currency translation ............           (37)            --             --             --           (37)
                                               ------------   ------------   ------------   ------------  ------------
  Comprehensive income (loss) ...............  $   (105,263)  $    (13,571)  $     87,223   $         --  $    (31,611)
                                               ============   ============   ============   ============  ============

FOR THE YEAR ENDED JUNE 30, 1997:
  Net income (loss) .........................  $   (205,039)  $      2,340   $     19,322   $         --  $   (183,377)
  Other comprehensive income (loss) -
    foreign currency translation ............            --             --             --             --            --
                                               ------------   ------------   ------------   ------------  ------------
  Comprehensive income (loss) ...............  $   (205,039)  $      2,340   $     19,322   $         --  $   (183,377)
                                               ============   ============   ============   ============  ============

3. NOTES PAYABLE AND LONG-TERM DEBT

         Notes payable and long-term debt consist of the following:

                                                              DECEMBER 31,
                                                      ---------------------------
                                                          1999           1998
                                                      ------------   ------------
                                                           ($ IN THOUSANDS)
7.875% Senior Notes (see Note 2) ...................  $    150,000   $    150,000
Discount on 7.875% Senior Notes ....................           (73)           (90)
8.5% Senior Notes (see Note 2) .....................       150,000        150,000
Discount on 8.5% Senior Notes ......................          (715)          (774)
9.125% Senior Notes (see Note 2) ...................       120,000        120,000
Discount on 9.125% Senior Notes ....................           (52)           (60)
9.625% Senior Notes (see Note 2) ...................       500,000        500,000
Note payable .......................................         2,200             --
Other collateralized ...............................        43,500         25,000
                                                      ------------   ------------
Total notes payable and long-term debt .............       964,860        944,076
Less-- current maturities ..........................          (763)       (25,000)
                                                      ------------   ------------
Notes payable and long-term debt, net of current
   maturities ......................................  $    964,097   $    919,076
                                                      ============   ============

         The aggregate scheduled maturities of notes payable and long-term debt for the next five fiscal years ending December 31, 2004 and thereafter were as follows as of December 31, 1999 (in thousands of dollars):

  2000...........................................       $     763
  2001...........................................          44,336
  2002...........................................             601
  2003...........................................              --
  2004...........................................         149,927
  After 2004.....................................         769,233
                                                        ---------
                                                        $ 964,860
                                                        =========

4. CONTINGENCIES AND COMMITMENTS

Bayard Securities Litigation

         A purported class action alleging violations of the Securities Act of 1933 and the Oklahoma Securities Act was first filed in February 1998 against Chesapeake and others on behalf of investors who purchased common stock of Bayard Drilling Technologies, Inc. ("Bayard") in, or traceable to, its initial public offering in November 1997. Total proceeds of the offering were $254 million, of which Chesapeake received net proceeds of $90 million as a selling shareholder. Plaintiffs allege that Chesapeake, a major customer of Bayard's drilling services and the owner of 30.1% of Bayard's common stock outstanding prior to the offering, was a controlling person of Bayard. Alleged defective disclosures are claimed to have resulted in a decline in Bayard's share price following the public offering. Plaintiffs seek a determination that the suit is a proper class action and damages in an unspecified amount or rescission, together with interest and costs of litigation, including attorneys' fees.

         On August 24, 1999, the court dismissed plaintiffs' claims against Chesapeake under Section 15 of the Securities Act of 1933 alleging that Chesapeake was a "controlling person" of Bayard. Claims under Section 11 of the Securities Act of 1933 and Section 408 of the Oklahoma Securities Act continue to be asserted against Chesapeake. Chesapeake believes that it has meritorious defenses to these claims and intends to defend this action vigorously. No estimate of loss or range of estimate of loss, if any, can be made at this time. Bayard, which was acquired by Nabors Industries, Inc. in April 1999, has been reimbursing Chesapeake for its costs of defense as incurred.

Patent Litigation

         On September 21, 1999, judgment was entered in favor of Chesapeake in a patent infringement lawsuit tried to the U.S. District Court for the Northern District of Texas, Fort Worth Division. Filed in October 1996, the lawsuit asserted that Chesapeake had infringed a patent belonging to Union Pacific Resources Company. The court declared the patent invalid, held that Chesapeake could not have infringed the patent, dismissed all of UPRC's claims with prejudice and assessed court costs against UPRC. Appeals of the judgment by both Chesapeake and UPRC are pending in the Federal Circuit Court of Appeals. Chesapeake has appealed the trial court's ruling denying Chesapeake's request for attorneys' fees. Management is unable to predict the outcome of these appeals but believes the invalidity of the patent will be upheld on appeal.

West Panhandle Field Cessation Cases

         A subsidiary of Chesapeake, Chesapeake Panhandle Limited Partnership ("CP") (f/k/a MC Panhandle, Inc.), and two subsidiaries of Kinder Morgan, Inc. are defendants in 13 lawsuits filed between June 1997 and January 1999 by royalty owners seeking the cancellation of oil and gas leases in the West Panhandle Field in Texas. Chesapeake acquired MC Panhandle, Inc. on April 28, 1998. MC Panhandle, Inc. has owned the leases since January 1, 1997, and the co-defendants are prior lessees. Plaintiffs claim the leases terminated upon the cessation of production for various periods primarily during the 1960s. In addition, plaintiffs seek to recover conversion damages, exemplary damages, attorneys' fees and interest. Defendants assert that any cessation of production was excused and have pled affirmative defenses of limitations, waiver, temporary estoppel, laches and title by adverse possession.

         Of the ten cases filed in the District Court of Moore County, Texas, 69th Judicial District, three have been tried to a jury. Judgment has been entered against CP and its co-defendants in all three cases, although there was a jury verdict in two of the cases in favor of defendants. Chesapeake's aggregate liability for these judgments is $1.3 million of actual damages and $1.2 million of exemplary damages and, jointly and severally with the other two defendants, $1.5 million of actual damages and $337,000 of attorneys' fees in the event of an appeal, sanctions, interest and court costs. The court also quieted title to the leases in dispute in plaintiffs. CP and the other defendants have each appealed the judgments and posted supersedeas bonds in two of these cases and post-trial motions are pending in the other one. One of the other Moore County, Texas cases has been set for trial in May 2000. There are three related cases pending in other courts. One is set for trial in June 2000, and another, in the U.S. District Court, Northern District of Texas, Amarillo Division, resulted in a jury verdict for CP and its co-defendants. Judgment has not yet been entered in this case.

         Chesapeake has previously established an accrued liability that management believes will be sufficient to cover the estimated costs of litigation for each of these cases. Because of the inconsistent verdicts reached by the juries in the four cases tried to date and because the amount of damages sought is not specified in all of the other cases, the outcome of the remaining trials and the amount of damages that might ultimately be awarded could differ from management's estimates. Management believes, however, that the leases are valid, there is no basis for exemplary damages and that any findings of fraud or bad faith will be overturned on appeal. CP and the other defendants intend to vigorously defend against the plaintiffs' claims.

         Chesapeake is currently involved in various other routine disputes incidental to its business operations. While it is not possible to determine the ultimate disposition of these matters, management, after consultation with legal counsel, is of the opinion that the final resolution of all such currently pending or threatened litigation is not likely to have a material adverse effect on the consolidated financial position or results of operations of Chesapeake.

         Chesapeake has employment contracts with its two principal shareholders and its chief financial officer and various other senior management personnel which provide for annual base salaries, bonus compensation and various benefits. The contracts provide for the continuation of salary and benefits for varying terms in the event of termination of employment without cause. These agreements expire at various times from June 30, 2000 through June 30, 2003.

         Due to the nature of the oil and gas business, Chesapeake and its subsidiaries are exposed to possible environmental risks. Chesapeake has implemented various policies and procedures to avoid environmental contamination and risks from environmental contamination. Chesapeake is not aware of any potential material environmental issues or claims.

5. INCOME TAXES

         The components of the income tax provision (benefit) for each of the periods are as follows:

                                          YEARS ENDED
                                          DECEMBER 31,        SIX MONTHS ENDED  YEAR ENDED
                                   -------------------------     DECEMBER 31,    JUNE 30,
                                      1999           1998           1997           1997
                                   ----------     ----------     ----------     ----------
                                                      ($ IN THOUSANDS)
Current ......................     $       --     $       --     $       --     $       --
Deferred .....................          1,764             --             --         (3,573)
                                   ----------     ----------     ----------     ----------
          Total ..............     $    1,764     $       --     $       --     $   (3,573)
                                   ==========     ==========     ==========     ==========

         The effective income tax expense (benefit) differed from the computed "expected" federal income tax expense (benefit) on earnings before income taxes for the following reasons:

                                              YEARS ENDED
                                              DECEMBER 31,         SIX MONTHS ENDED   YEAR ENDED
                                      --------------------------      DECEMBER 31,      JUNE 30,
                                         1999            1998            1997            1997
                                      ----------      ----------      ----------      ----------
                                                           ($ IN THOUSANDS)
Computed "expected" income tax
  provision (benefit) ...........     $   12,720      $ (322,182)     $  (11,051)     $  (63,116)
Tax percentage depletion ........           (240)           (430)            (48)           (294)
Change in valuation allowance ...        (10,956)        380,969          13,818          64,116
State income taxes and other ....            240         (58,357)         (2,719)         (4,279)
                                      ----------      ----------      ----------      ----------
                                      $    1,764      $       --      $       --      $   (3,573)
                                      ==========      ==========      ==========      ==========

         Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes. The tax effected temporary differences and tax loss carryforwards which comprise deferred taxes are as follows:

                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                    ------------------------------
                                                        1999              1998
                                                    ------------      ------------
                                                          ($ IN THOUSANDS)
Deferred tax liabilities:
Acquisition, exploration and development
  costs and related depreciation, depletion
  and amortization ............................     $    (13,251)     $         --
                                                    ------------      ------------
Deferred tax assets:
Acquisition, exploration and development
  costs and related depreciation, depletion
  and amortization ............................          218,728           242,765

Net operating loss carryforwards ..............          228,279           214,602
Percentage depletion carryforward .............            1,776             1,536
                                                    ------------      ------------
                                                         448,783           458,903
                                                    ------------      ------------
Net deferred tax asset (liability) ............          435,532           458,903
Less: Valuation allowance .....................         (442,016)         (458,903)
                                                    ------------      ------------
Total deferred tax asset (liability) ..........     $     (6,484)     $         --
                                                    ============      ============

         SFAS 109 requires that Chesapeake record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In 1998, Chesapeake recorded an $826 million writedown related to the impairment of oil and gas properties. The writedown and significant tax net operating loss carryforwards (caused primarily by expensing intangible drilling costs for tax purposes) resulted in a net deferred tax asset at December 31, 1999 and 1998. Chesapeake expects to generate future U.S. tax net operating losses for the foreseeable future. Management has determined that it is more likely than not that the net U.S. deferred tax assets will not be realized and has recorded a valuation allowance equal to the net U.S. deferred tax asset.

         At December 31, 1998, $5.7 million of the valuation allowance was related to Chesapeake's Canadian deferred tax assets. During 1999, this valuation allowance was eliminated as part of a purchase price reallocation related to a 1998 acquisition.

         At December 31, 1999, Chesapeake had a U.S. regular tax net operating loss carryforward of approximately $613 million and a U.S. alternative minimum tax net operating loss carryforward of approximately $267 million. The U.S. loss carryforward amounts will expire during the years 2007 through 2019. Chesapeake also had a U.S. percentage depletion carryforward of approximately $5 million at December 31, 1999, which is available to offset future U.S. federal income taxes payable and has no expiration date.

         In accordance with certain provisions of the Tax Reform Act of 1986, a change of greater than 50% of the beneficial ownership of Chesapeake within a three-year period (an "Ownership Change") would place an annual limitation on Chesapeake's ability to utilize its existing tax carryforwards. Under regulations issued by the Internal Revenue Service, Chesapeake has had two Ownership Changes. However, these ownership changes have not resulted in a significant limitation of the tax carryforwards.

6. RELATED PARTY TRANSACTIONS

         Certain directors, shareholders and employees of Chesapeake have acquired working interests in certain of Chesapeake's oil and gas properties. The owners of such working interests are required to pay their proportionate share of all costs. As of December 31, 1999 and 1998, Chesapeake had accounts receivable from related parties, primarily related to such participation, of $4.6 million and $5.6 million, respectively.

         As of December 31, 1998, the Chief Executive Officer and Chief Operating Officer of Chesapeake had notes payable to CEMI in the principal amount of $9.9 million. In November 1999, the Chief Executive Officer and the Chief Operating Officer tendered to CEMI 2,320,107 shares of Chesapeake common stock in full satisfaction of the notes payable to CEMI with a combined outstanding balance of $7.6 million. The common stock was valued at $3.29 per share, which was the market value of the stock at the time of the transaction.

         During 1999, 1998, the Transition Period and fiscal 1997, Chesapeake incurred legal expenses of $398,000, $493,000, $388,000 and $207,000, respectively, for legal services provided by a law firm of which a director is a member.

7. EMPLOYEE BENEFIT PLANS

         Chesapeake maintains the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan, a 401(k) profit sharing plan. Eligible employees may make voluntary contributions to the plan which are matched by Chesapeake for up to 10% of the employee's annual salary with Chesapeake's common stock purchased in the open-market. The amount of employee contribution is limited as specified in the plan. Chesapeake may, at its discretion, make additional contributions to the plan. Chesapeake contributed $1,163,000, $1,359,000, $418,000 and $603,000 to the plan during 1999, 1998, the Transition Period and fiscal 1997, respectively.

8. MAJOR CUSTOMERS AND SEGMENT INFORMATION

         Sales to individual customers constituting 10% or more of total oil and gas sales were as follows:

                                                                                                 PERCENT OF
   YEAR ENDED DECEMBER 31,                                                  AMOUNT            OIL AND GAS SALES
   -------------------------------------------------------             ----------------       -----------------
                                                                       ($ IN THOUSANDS)
   1999            Aquila Southwest Pipeline Corporation                  $  31,505                   11%

   1998            Koch Oil Company                                       $  30,564                   12%
                   Aquila Southwest Pipeline Corporation                     28,946                   11

   SIX MONTHS ENDED DECEMBER 31,

   1997            Aquila Southwest Pipeline Corporation                  $  20,138                   21%
                   Koch Oil Company                                          18,594                   19
                   GPM Gas Corporation                                       12,610                   13

   FISCAL YEAR ENDED JUNE 30,

   1997            Aquila Southwest Pipeline Corporation                  $  53,885                   28%
                   Koch Oil Company                                          29,580                   15
                   GPM Gas Corporation                                       27,682                   14

         Management believes that the loss of any of the above customers would not have a material impact on Chesapeake's results of operations or its financial position.

         Chesapeake believes all of its material operations are part of the oil and gas industry, and therefore reports as a single industry segment. Beginning in 1998, Chesapeake began foreign operations in Canada. The geographic distribution of Chesapeake's revenue, operating income and identifiable assets are summarized below ($ in thousands):


                                          UNITED
                                          STATES           CANADA         CONSOLIDATED
                                          ------           ------         ------------
1999:
Revenue.........................        $ 340,969        $  13,977         $ 354,946
Operating income (loss).........          103,188            4,332           107,520
Identifiable assets.............          735,320          115,213           850,533

1998:
Revenue.........................        $ 369,968        $   7,978         $ 377,946
Operating income (loss).........         (842,798)         (13,399)         (856,197)
Identifiable assets.............          724,713           87,902           812,615

9. STOCKHOLDERS' EQUITY AND STOCK BASED COMPENSATION

         In November 1999, the Chief Executive Officer and the Chief Operating Officer of Chesapeake tendered to CEMI 2,320,107 shares of Chesapeake common stock in full satisfaction of two notes payable to CEMI with a combined outstanding balance of $7.6 million. See Note 6.

         During 1998, Chesapeake's Board of Directors approved the expenditure of up to $30 million to purchase outstanding Company common stock. As of August 25, 1998, Chesapeake had purchased approximately 8.5 million shares of common stock for an aggregate amount of $30 million pursuant to such authorization.

         On April 28, 1998, Chesapeake acquired by merger the Mid-Continent operations of DLB Oil & Gas, Inc. ("DLB") for $17.5 million in cash, 5 million shares of Chesapeake's common stock, and the assumption of $90 million in outstanding debt and working capital obligations.

         On April 22, 1998, Chesapeake issued $230 million (4.6 million shares) of its 7% Cumulative Convertible Preferred Stock, $50 per share liquidation preference, resulting in net proceeds to Chesapeake of $223 million.

         On March 10, 1998, Chesapeake acquired Hugoton Energy Corporation ("Hugoton") pursuant to a merger by issuing approximately 25.8 million shares of Chesapeake's common stock in exchange for 100% of Hugoton's common stock.

         On December 16, 1997, Chesapeake acquired AnSon Production Corporation. Consideration for this merger was approximately $43 million consisting of the issuance of approximately 3.8 million shares of Company common stock and cash consideration in accordance with the terms of the merger agreement.

         On December 2, 1996, Chesapeake completed a public offering of approximately 9.0 million shares of common stock at a price of $33.63 per share, resulting in net proceeds to Chesapeake of approximately $288.1 million.

         A 2-for-1 stock split of the common stock in December 1996 has been given retroactive effect in these financial statements.

Stock Option Plans

         Chesapeake's 1992 Incentive Stock Option Plan (the "ISO Plan") terminated on December 16, 1994. Until then, Chesapeake granted incentive stock options to purchase common stock under the ISO Plan to employees. Subject to any adjustment as provided by the ISO Plan, the aggregate number of shares which may be issued and sold may not exceed 3,762,000 shares. The maximum period for exercise of an option may not be more than 10 years (or five years for an optionee who owns more than 10% of the common stock) from the date of grant, and the exercise price may not be less than the fair market value of the shares underlying the options on the date of grant (or 110% of such value for an optionee who owns more than 10% of the common stock). Options granted become exercisable at dates determined by the Stock Option Committee of the Board of Directors.

         Under Chesapeake's 1992 Nonstatutory Stock Option Plan (the "NSO Plan"), non-qualified options to purchase common stock may be granted only to directors and consultants of Chesapeake. Subject to any adjustment as provided by the NSO Plan, the aggregate number of shares which may be issued and sold may not exceed 3,132,000 shares. The maximum period for exercise of an option may not be more than 10 years from the date of grant, and the exercise price may not be less than the fair market value of the shares underlying the options on the date of grant. Options granted become exercisable at dates determined by the Stock Option Committee of the Board of Directors. The NSO Plan also contains a formula award provision pursuant to which each director who is not an executive officer receives every quarter a ten-year immediately exercisable option to purchase 6,250 shares of common stock at an option price equal to the fair market value of the shares on the date of grant. The amount of the award was changed from 20,000 shares (post-split) to 15,000 shares per year in 1998 and to 25,000 shares per year in 1999. No options can be granted under the NSO Plan after December 10, 2002.

         Under Chesapeake's 1994 Stock Option Plan (the "1994 Plan"), and its 1996 Stock Option Plan (the "1996 Plan"), incentive and nonqualified stock options to purchase Common Stock may be granted to employees and consultants of Chesapeake and its subsidiaries. Subject to any adjustment as provided by the respective plans, the aggregate number of shares which may be issued and sold may not exceed 4,886,910 shares under the 1994 Plan and 6,000,000 shares under the 1996 Plan. The maximum period for exercise of an option may not be more than 10 years from the date of grant and the exercise price of nonqualified stock options may not be less than par value and, under the 1996 Plan, 85% of the fair market value of the shares underlying the options on the date of grant. Options granted become exercisable at dates determined by the Stock Option Committee of the Board of Directors. No options can be granted under the 1994 Plan after October 17, 2004 or under the 1996 Plan after October 14, 2006.

         Under Chesapeake's 1999 Stock Option Plan (the "1999 Plan"), nonqualified stock options to purchase Common Stock may be granted to employees and consultants of Chesapeake and its subsidiaries. Subject to any adjustment as provided by the plan, the aggregate number of shares which may be issued and sold may not exceed 3,000,000 shares. The maximum period for exercise of an option may not be more than 10 years from the date of grant and the exercise price may not be less than the fair market value of the shares underlying the options on the date of grant; provided, however, nonqualified stock options not exceeding 10% of the options issuable under the 1999 Plan may be granted at an exercise price which is not less than 85% of the grant date fair market value. Options granted become exercisable at dates determined by the Stock Option Committee of the Board of Directors. No options can be granted under the 1999 Plan after March 4, 2009.

         Chesapeake has elected to follow APB No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its employee stock options. Under APB No. 25, compensation expense is recognized for the difference between the option price and market value on the measurement date. No compensation expense has been recognized because the exercise price of the stock options granted under the plans equaled the market price of the underlying stock on the date of grant.

         Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if Chesapeake had accounted for its employee stock options under the fair value method of the statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998, the Transition Period and fiscal 1997, respectively: interest rates (zero-coupon U.S. government issues with a remaining life equal to the expected term of the options) of 5.88%, 5.20%, 6.45% and 6.74%; dividend yields of 0.0%, 0.0%, 0.9% and 0.9%; volatility factors of the expected market price of Chesapeake's common stock of .82, .96, .67 and .60; and weighted-average expected life of the options of five years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Chesapeake's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         Chesapeake's pro forma information follows:

                                                      YEARS ENDED
                                                      DECEMBER 31,             SIX MONTHS ENDED   YEAR ENDED
                                              -----------------------------      DECEMBER 31,      JUNE 30,
                                                   1999            1998              1997           1997
                                              -------------   -------------   -----------------   ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net Income (Loss)
  As reported............................       $  33,266       $ (933,854)       $ (31,574)      $(183,377)
  Pro forma..............................          24,802         (948,014)         (35,084)       (190,160)
Basic Earnings (Loss) per Share
  As reported............................       $    0.17       $    (9.97)       $   (0.45)      $   (2.79)
  Pro forma..............................            0.08           (10.12)           (0.50)          (2.89)
Diluted Earnings (Loss) per Share
  As reported............................       $    0.16       $    (9.97)       $   (0.45)      $   (2.79)
  Pro forma..............................            0.08           (10.12)           (0.50)          (2.89)

         For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period, which is four years. Because Chesapeake's stock options vest over four years and additional awards are typically made each year, the above pro forma disclosures are not likely to be representative of the effects on pro forma net income for future years. A summary of Chesapeake's stock option activity and related information follows:

                                                     YEARS ENDED DECEMBER 31,
                                         -------------------------------------------------           SIX MONTHS ENDED
                                                   1999                       1998                  DECEMBER 31, 1997
                                         ------------------------- --------------------------  ----------------------------
                                                     WEIGHTED-AVG               WEIGHTED-AVG                  WEIGHTED-AVG
                                           OPTIONS  EXERCISE PRICE   OPTIONS   EXERCISE PRICE    OPTIONS     EXERCISE PRICE
                                         ---------- -------------- ----------- --------------  ----------    --------------
  Outstanding Beginning of Period...     11,260,375    $   1.86      8,330,381   $   5.49      7,903,659     $  7.09
  Granted...........................      3,210,493        1.11     14,580,063       2.78      3,362,207        8.29
  Exercised.........................       (622,120)       0.99       (108,761)      1.35       (219,349)       3.13
  Cancelled/Forfeited...............       (990,319)       1.87    (11,541,308)      5.64     (2,716,136)      13.87
                                        -----------    --------    -----------   --------     ----------     -------
  Outstanding End of Period.........     12,858,429    $   1.76     11,260,375   $   1.86      8,330,381     $  5.49
                                        -----------    --------    -----------   --------     ----------     -------
  Exercisable End of Period.........      5,040,302                  3,535,126                 3,838,869
                                        -----------                -----------                ----------
  Shares Authorized for Future Grants     2,560,687                  1,761,359                 4,585,973
                                        -----------                -----------                ----------
  Fair Value of Options Granted During
    the Period..........................               $   0.77                  $   2.34                    $  4.98
                                                       --------                  --------                    -------


                                                 YEAR ENDED JUNE 30,
                                                        1997
                                             --------------------------
                                                          WEIGHTED-AVG
                                               OPTIONS   EXERCISE PRICE
                                             ----------  --------------
   Outstanding Beginning of Year......        7,602,884     $  4.66
   Granted............................        3,564,884       19.35
   Exercised..........................       (1,197,998)       1.95
   Cancelled/Forfeited................       (2,066,111)      22.26
                                             ----------     -------
   Outstanding End of Year............        7,903,659     $  7.09
                                             ----------     -------
   Exercisable End of Year............        3,323,824
                                             ----------
   Shares Authorized for Future Grants        5,212,056
                                             ----------
   Fair Value of Options Granted During
     the Year..............................                 $  7.51
                                                            -------

         The following table summarizes information about stock options outstanding at December 31, 1999:

                                      OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                      ----------------------------------------------------     -----------------------------
                         NUMBER         WEIGHTED-AVG.                            NUMBER
       RANGE OF        OUTSTANDING        REMAINING          WEIGHTED-AVG.     EXERCISABLE     WEIGHTED-AVG.
    EXERCISE PRICES    @ 12/31/99     CONTRACTUAL LIFE      EXERCISE PRICE     @ 12/31/99     EXERCISE PRICE
    ---------------   ------------    -----------------     --------------     -----------    --------------
    $0.08 - $0.78        897,982            4.02                $   0.62          897,982         $   0.62
    $0.94 - $0.94      2,538,000            9.04                    0.94           42,500             0.94
    $1.00 - $1.00         31,250            9.01                    1.00           31,250             1.00
    $1.13 - $1.13      6,679,130            8.68                    1.13        1,627,898             1.13
    $1.33 - $2.25      1,320,204            4.34                    2.00        1,320,204             2.00
    $2.38 - $10.69     1,263,300            6.74                    4.75        1,005,405             4.97
    $14.25 - $14.25       27,000            7.32                   14.25           13,500            14.25
    $17.67 - $17.67          938            0.08                   17.67              938            17.67
    $25.88 - $25.88          625            0.08                   25.88              625            25.88
    $30.63 - $30.63      100,000            6.77                   30.63          100,000            30.63
                      ----------            ----                --------       ----------         --------

    $0.08 - $30.63    12,858,429            7.77                $   1.76        5,040,302         $   2.66
                      ==========                                               ==========

         The exercise of certain stock options results in state and federal income tax benefits to Chesapeake related to the difference between the market price of the common stock at the date of disposition and the option price. During fiscal 1997, $4,808,000 was recorded as an adjustment to additional paid-in capital and deferred income taxes with respect to such tax benefits. During 1999, 1998 and the Transition Period, Chesapeake did not recognize any such tax benefits.

10. FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

         Chesapeake has only limited involvement with derivative financial instruments, as defined in Statement of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," and does not use them for trading purposes. Chesapeake's primary objective is to hedge a portion of its exposure to price volatility from producing crude oil and natural gas. These arrangements may expose Chesapeake to credit risk from its counterparties and to basis risk. Chesapeake does not expect that the counterparties will fail to meet their obligations given their high credit ratings.

Hedging Activities

         Periodically Chesapeake utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

         (i) swap arrangements that establish an index-related price above which Chesapeake pays the counterparty and below which Chesapeake is paid by the counterparty,
         (ii) the purchase of index-related puts that provide for a "floor" price below which the counterparty pays Chesapeake the amount by which the price of the commodity is below the contracted floor,
         (iii) the sale of index-related calls that provide for a "ceiling" price above which Chesapeake pays the counterparty the amount by which the price of the commodity is above the contracted ceiling, and

         (iv) basis protection swaps, which are arrangements that guarantee the price differential of oil or gas from a specified delivery point or points.

         Results from commodity hedging transactions are reflected in oil and gas sales to the extent related to Chesapeake's oil and gas production. Chesapeake only enters into commodity hedging transactions related to Chesapeake's oil and gas production volumes or CEMI's physical purchase or sale commitments. Gains or losses on crude oil and natural gas hedging transactions are recognized as price adjustments in the months of related production.

         As of December 31, 1999, Chesapeake had the following open natural gas swap arrangements designed to hedge a portion of Chesapeake's domestic gas production for periods after December 1999:

                                                               NYMEX-INDEX
                                                   VOLUME      STRIKE PRICE
MONTHS                                            (MMBtu)      (PER MMBtu)
------                                          ------------  -------------
April 2000...............................          600,000        $ 2.50
May 2000.................................          620,000          2.50
June 2000................................          600,000          2.50
July 2000................................          620,000          2.50
August 2000..............................          620,000          2.50
September 2000...........................          600,000          2.50
October 2000.............................          620,000          2.50

         If the swap arrangements listed above had been settled on December 31, 1999, Chesapeake would have incurred a gain of $0.5 million.

         As of December 31, 1999, Chesapeake had no open oil swap arrangements.

         Chesapeake has also closed transactions designed to hedge a portion of Chesapeake's domestic oil and natural gas production. The net unrecognized losses resulting from these transactions, $3.9 million as of December 31, 1999, will be recognized as price adjustments in the months of related production. These hedging gains and losses are set forth below ($ in thousands):

                                                HEDGING GAINS (LOSSES)
                                      ---------------------------------------
MONTH                                      GAS           OIL          TOTAL
-----                                 -------------  ------------  ----------
January 2000...................        $     --        $  (995)      $   (995)
February 2000..................              --         (1,061)        (1,061)
March 2000.....................             689           (851)          (162)
April 2000.....................              71           (647)          (576)
May 2000.......................              73           (668)          (595)
June 2000......................              71           (647)          (576)
July 2000......................              73           (231)          (158)
August 2000....................              73             --             73
September 2000.................              71             --             71
October 2000...................              73             --             73
                                       --------        -------       --------
                                       $  1,194        $(5,100)      $ (3,906)
                                       ========        =======       ========

         Subsequent to December 31, 1999, Chesapeake entered into the following natural gas swap arrangements designed to hedge a portion of Chesapeake's domestic gas production for periods after December 1999:

                                                                                          NYMEX - INDEX
                                                                            VOLUME        STRIKE PRICE
MONTHS                                                                      (MMBtu)       (PER MMBtu)
------                                                                   -------------  --------------
April 2000........................................................         8,900,000         $2.593
May 2000..........................................................         3,410,000          2.737
June 2000.........................................................         3,300,000          2.737
July 2000.........................................................         3,410,000          2.741
August 2000.......................................................         3,410,000          2.741
September 2000....................................................         2,100,000          2.696
October 2000......................................................         2,170,000          2.696

         Subsequent to December 31, 1999, Chesapeake entered into the following crude oil swap arrangements designed to hedge a portion of Chesapeake's domestic crude oil production for periods after December 1999:

                                                                             MONTHLY       NYMEX-INDEX
                                                                             VOLUME        STRIKE PRICE
MONTHS                                                                       (Bbls)         (PER Bbl)
------                                                                   ---------------  -------------
March 2000...............................................................     183,000          $27.512
April 2000...............................................................      89,000           27.251

         In addition to commodity hedging transactions related to Chesapeake's oil and gas production, CEMI periodically enters into various hedging transactions designed to hedge against physical purchase and sale commitments made by CEMI. Gains or losses on these transactions are recorded as adjustments to oil and gas marketing sales in the consolidated statements of operations and are not considered by management to be material.

Interest Rate Risk

         Chesapeake also utilizes hedging strategies to manage fixed-interest rate exposure. Through the use of a swap arrangement, Chesapeake believes it can benefit from stable or falling interest rates and reduce its current interest expense. During 1999, Chesapeake's interest rate swap resulted in a $2.0 million reduction of interest expense. The terms of the swap agreement are as follows:

  Months                      Notional Amount        Fixed Rate    Floating Rate
  ------                      ---------------        ----------    -------------
  May 1998 - April 2001           $230,000,000            7%       Average of three-month Swiss Franc LIBOR,
                                                                   Deutsche Mark and Australian Dollar plus 300
                                                                   basis points

  May 2001 - April 2008           $230,000,000            7%       U.S. three-month LIBOR plus 300 basis points

         If the floating rate is less than the fixed rate, the counterparty will pay Chesapeake accordingly. If the floating rate exceeds the fixed rate, Chesapeake will pay the counterparty. The interest rate swap agreement contains a "knock-out provision" whereby the agreement will terminate on or after May 1, 2001 if the average closing price for the previous twenty business days for the shares of Chesapeake's common stock is greater than or equal to $7.50 per share. The agreement also provides for a maximum floating rate of 8.5% from May 2001 through April 2008.

         If the interest rate swap agreement had been settled on December 31, 1999, Chesapeake would have been required to pay the counterparty approximately $16.7 million. However, because of the knock-out provision discussed above and the volatility of interest rates, Chesapeake does not believe that this worst-case scenario is a fair measure of the market value of the swap agreement and, therefore, would not pay this amount to cancel the transaction. Results from interest rate hedging transactions are reflected as adjustments to interest expense in the corresponding months covered by the swap agreement.

         The table below presents principal cash flows and related weighted average interest rates by expected maturity dates. The fair value of the long-term debt has been estimated based on quoted market prices.

                                                                        DECEMBER 31, 1999
                                    ----------------------------------------------------------------------------------------
                                                                        YEARS OF MATURITY
                                    ----------------------------------------------------------------------------------------
                                      2000       2001       2002      2003      2004     THEREAFTER     TOTAL     FAIR VALUE
                                    --------  --------   --------  --------   -------    -----------  --------    ----------
                                                                          ($ IN MILLIONS)
LIABILITIES:
  Long-term debt, including current
    portion - fixed rate........... $  0.8    $   0.8    $  0.6     $   --    $ 150.0      $ 770.0     $922.2       $ 838.7
    Average interest rate..........    9.1%       9.1%      9.1%        --        7.9%         9.3%       9.1%           --
  Long-term debt - variable rate .. $   --    $  43.5    $   --     $   --    $    --      $    --     $ 43.5       $  43.5
    Average interest rate..........     --       9.75%       --         --         --           --       9.75%           --


Concentration of Credit Risk

         Other financial instruments which potentially subject Chesapeake to concentrations of credit risk consist principally of cash, short-term investments in debt instruments and trade receivables. Chesapeake's accounts receivable are primarily from purchasers of oil and natural gas products and exploration and production companies which own interests in properties operated by Chesapeake. The industry concentration has the potential to impact Chesapeake's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Chesapeake generally requires letters of credit for receivables from customers which are judged to have sub-standard credit, unless the credit risk can otherwise be mitigated. The cash and cash equivalents are deposited with major banks or institutions with high credit ratings.

Fair Value of Financial Instruments

         The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by Chesapeake using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

         The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. Chesapeake estimates the fair value of its long-term (including current maturities), fixed-rate debt using primarily quoted market prices. Chesapeake's carrying amount for such debt at December 31, 1999 and 1998 was $921.4 million and $919.1 million, respectively, compared to approximate fair values of $838.7 million and $654.7 million, respectively. The carrying value of other long-term debt approximates its fair value as interest rates are primarily variable, based on prevailing market rates. Chesapeake estimates the fair value of its convertible preferred stock, which was issued in April 1998, using quoted market prices. Chesapeake's carrying amount for such preferred stock at December 31, 1999 and 1998 was $229.8 million and $230.0 million, compared to an approximate fair value of $119.0 million and $48.9 million, respectively.

11. DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES

Net Capitalized Costs

         Evaluated and unevaluated capitalized costs related to Chesapeake's oil and gas producing activities are summarized as follows:

DECEMBER 31, 1999
                                                                    U.S.          CANADA        COMBINED
                                                              --------------  -------------   ------------
                                                                             ($ IN THOUSANDS)
Oil and gas properties:
  Proved.....................................................   $2,193,492      $  121,856      $2,315,348
  Unproved...................................................       36,225           3,783          40,008
                                                                ----------      ----------      ----------
          Total..............................................    2,229,717         125,639       2,355,356
Less accumulated depreciation, depletion and amortization....   (1,645,185)        (25,357)     (1,670,542)
                                                                ----------      ----------      ----------
Net capitalized costs........................................   $  584,532      $  100,282      $  684,814
                                                                ==========      ==========      ==========

DECEMBER 31, 1998
                                                                    U.S.          CANADA        COMBINED
                                                              --------------  -------------   ------------
                                                                             ($ IN THOUSANDS)
Oil and gas properties:
  Proved.....................................................   $2,060,076      $   82,867      $2,142,943
  Unproved...................................................       44,780           7,907          52,687
                                                                ----------      ----------      ----------
          Total..............................................    2,104,856          90,774       2,195,630
Less accumulated depreciation, depletion and amortization....   (1,556,284)        (17,998)     (1,574,282)
                                                                ----------      ----------      ----------
Net capitalized costs........................................   $  548,572      $   72,776      $  621,348
                                                                ==========      ==========      ==========


         Unproved properties not subject to amortization at December 31, 1999 and 1998 consisted mainly of lease acquisition costs. Chesapeake capitalized approximately $3.5 million, $6.5 million, $5.1 million and $12.9 million of interest during 1999, 1998, the Transition Period and fiscal 1997, respectively, on significant investments in unproved properties that were not yet included in the amortization base of the full-cost pool. Chesapeake will continue to evaluate its unevaluated properties; however, the timing of the ultimate evaluation and disposition of the properties has not been determined.

Costs Incurred in Oil and Gas Acquisition, Exploration and Development

         Costs incurred in oil and gas property acquisition, exploration and development activities which have been capitalized are summarized as follows:

YEAR ENDED DECEMBER 31, 1999
                                                                    U.S.          CANADA        COMBINED
                                                              --------------  -------------   ------------
                                                                             ($ IN THOUSANDS)

Development and leasehold costs..........................       $   95,329      $   31,536       $ 126,865
Exploration costs........................................           23,651              42          23,693
Acquisition costs........................................           47,993           4,100          52,093
Sales of oil and gas properties..........................          (44,822)           (813)        (45,635)
Capitalized internal costs...............................            2,710              --           2,710
                                                                ----------      ----------       ---------
          Total..........................................       $  124,861      $   34,865       $ 159,726
                                                                ==========      ==========       =========

YEAR ENDED DECEMBER 31, 1998
                                                                    U.S.          CANADA        COMBINED
                                                              --------------  -------------   ------------
                                                                             ($ IN THOUSANDS)
Development and leasehold costs..........................       $  169,491      $    7,119       $ 176,610
Exploration costs........................................           63,245           5,427          68,672
Acquisition costs........................................          662,104          78,176         740,280
Sales of oil and gas properties..........................          (15,712)             --         (15,712)
Capitalized internal costs...............................            5,262              --           5,262
                                                                ----------      ----------       ---------
          Total..........................................       $  884,390      $   90,722       $ 975,112
                                                                ==========      ==========       =========


SIX MONTHS ENDED DECEMBER 31, 1997
                                                                    U.S.          CANADA        COMBINED
                                                              --------------  -------------   ------------
                                                                             ($ IN THOUSANDS)
Development and leasehold costs..........................       $  144,283      $       --       $ 144,283
Exploration costs........................................           40,534              --          40,534
Acquisition costs........................................           39,245              --          39,245
Capitalized internal costs...............................            2,435              --           2,435
                                                                ----------      ----------       ---------
          Total..........................................       $  226,497      $       --       $ 226,497
                                                                ==========      ==========       =========


YEAR ENDED JUNE 30, 1997
                                                                    U.S.          CANADA        COMBINED
                                                              --------------  -------------   ------------
                                                                             ($ IN THOUSANDS)
Development and leasehold costs..........................       $  324,989      $       --       $ 324,989
Exploration costs........................................          136,473              --         136,473
Capitalized internal costs...............................            3,905              --           3,905
                                                                ----------      ----------       ---------
          Total..........................................       $  465,367      $       --       $ 465,367
                                                                ==========      ==========       =========

Results of Operations from Oil and Gas Producing Activities (unaudited)

         Chesapeake's results of operations from oil and gas producing activities are presented below for 1999, 1998, the Transition Period and fiscal 1997. The following table includes revenues and expenses associated directly with Chesapeake's oil and gas producing activities. It does not include any allocation of Chesapeake's interest costs and, therefore, is not necessarily indicative of the contribution to consolidated net operating results of Chesapeake's oil and gas operations.

YEAR ENDED DECEMBER 31, 1999
                                                                   U.S.           CANADA          COMBINED
                                                              --------------  -------------   ------------
                                                                             ($ IN THOUSANDS)
Oil and gas sales........................................       $  266,468      $   13,977       $ 280,445
Production expenses......................................          (44,165)         (2,133)        (46,298)
Production taxes.........................................          (13,264)             --         (13,264)
Depletion and depreciation...............................          (88,901)         (6,143)        (95,044)
Imputed income tax (provision) benefit (a)...............          (45,052)         (2,565)        (47,617)
                                                                ----------      ----------       ---------
Results of operations from oil and gas producing
  activities.............................................         $ 75,086      $    3,136       $  78,222
                                                                ==========      ==========       =========


YEAR ENDED DECEMBER 31, 1998
                                                                   U.S.           CANADA          COMBINED
                                                              --------------  -------------   ------------
                                                                             ($ IN THOUSANDS)

Oil and gas sales........................................       $  248,909      $    7,978       $ 256,887
Production expenses......................................          (49,368)         (1,834)        (51,202)
Production taxes.........................................           (8,295)             --          (8,295)
Impairment of oil and gas properties.....................         (810,610)        (15,390)       (826,000)
Depletion and depreciation...............................         (143,283)         (3,361)       (146,644)
Imputed income tax (provision) benefit (a)...............          285,981           5,673         291,654
                                                                ----------      ----------       ---------
Results of operations from oil and gas producing
  activities.............................................       $ (476,666)     $   (6,934)      $(483,600)
                                                                ==========      ==========       =========

SIX MONTHS ENDED DECEMBER 31, 1997
                                                                   U.S.           CANADA          COMBINED
                                                              --------------  -------------   ------------
                                                                             ($ IN THOUSANDS)
Oil and gas sales........................................       $   95,657      $       --       $  95,657
Production expenses......................................           (7,560)             --          (7,560)
Production taxes.........................................           (2,534)             --          (2,534)
Impairment of oil and gas properties.....................         (110,000)             --        (110,000)
Depletion and depreciation...............................          (60,408)             --         (60,408)
Imputed income tax (provision) benefit (a)...............           31,817              --          31,817
                                                                ----------      ----------       ---------
Results of operations from oil and gas producing
  activities.............................................       $  (53,028)     $       --       $ (53,028)
                                                                ==========      ==========       =========


YEAR ENDED JUNE 30, 1997
                                                                   U.S.           CANADA          COMBINED
                                                              --------------  -------------   ------------
                                                                             ($ IN THOUSANDS)

Oil and gas sales........................................       $  192,920      $       --       $ 192,920
Production expenses......................................          (11,445)             --         (11,445)
Production taxes.........................................           (3,662)             --          (3,662)
Impairment of oil and gas properties.....................         (236,000)             --        (236,000)
Depletion and depreciation...............................         (103,264)             --        (103,264)
Imputed income tax (provision) benefit (a)...............           60,544              --          60,544
                                                                ----------      ----------       ---------
Results of operations from oil and gas producing
  activities.............................................       $ (100,907)     $       --       $(100,907)
                                                                ==========      ==========       =========

----------

(a) The imputed income tax provision is hypothetical (at the statutory rate) and determined without regard to Chesapeake's deduction for general and administrative expenses, interest costs and other income tax credits and deductions, nor whether the hypothetical tax benefits will be realized.

         Capitalized costs, less accumulated amortization and related deferred income taxes, cannot exceed an amount equal to the sum of the present value (discounted at 10%) of estimated future net revenues less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects. At December 31, 1998 and 1997 and June 30, 1997, capitalized costs of oil and gas properties exceeded the estimated present value of future net revenues for Chesapeake's proved reserves, net of related income tax considerations, resulting in writedowns in the carrying value of oil and gas properties of $826 million, $110 million and $236 million, respectively.

Oil and Gas Reserve Quantities (unaudited)

         The reserve information presented below is based upon reports prepared by independent petroleum engineers and Chesapeake's petroleum engineers.

     o As of December 31, 1999, Williamson Petroleum Consultants, Inc. ("Williamson"), Ryder Scott Company L.P. ("Ryder Scott"), and Chesapeake's internal reservoir engineers evaluated 50%, 16%, and 34% of Chesapeake's combined discounted future net revenues from Chesapeake's estimated proved reserves, respectively.

     o As of December 31, 1998, Williamson, Ryder Scott, H.J. Gruy and Associates, Inc. and Chesapeake's internal reservoir engineers evaluated 63%, 12%, 1% and 24% of Chesapeake's combined discounted future net revenues from Chesapeake's estimated proved reserves, respectively.

     o As of December 31, 1997, Williamson, Porter Engineering Associates, Netherland, Sewell & Associates, Inc. and internal reservoir engineers evaluated approximately 53%, 42%, 3% and 2% of Chesapeake's combined discounted future net revenues from Chesapeake's estimated proved reserves, respectively.

     o As of June 30, 1997, the reserves evaluated by Williamson constituted approximately 41% of Chesapeake's combined discounted future net revenues from Chesapeake's estimated proved reserves, with the remaining reserves being evaluated internally. The reserves evaluated internally in fiscal 1997 were subsequently evaluated by Williamson with a variance of approximately 4% of total proved reserves.

         The information is presented in accordance with regulations prescribed by the Securities and Exchange Commission. Chesapeake emphasizes that reserve estimates are inherently imprecise. Chesapeake's reserve estimates were generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, these estimates are expected to change, and such changes could be material and occur in the near term as future information becomes available.

         Proved oil and gas reserves represent the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. As of December 31, 1997 and June 30, 1997, all of Chesapeake's oil and gas reserves were located in the United States.

         Presented below is a summary of changes in estimated reserves of Chesapeake for 1999, 1998, the Transition Period and fiscal 1997:

DECEMBER 31, 1999
                                                  U.S.                    CANADA                   COMBINED
                                        -----------------------   ----------------------   -----------------------
                                           OIL          GAS          OIL         GAS          OIL          GAS
                                          (MBbl)       (MMcf)       (MBbl)      (MMcf)       (MBbl)       (MMcf)
                                        ----------   ----------   ----------  ----------   ----------   ----------
Proved reserves, beginning of period..      22,560      724,018           33     231,773       22,593      955,791
Extensions, discoveries and other
  Additions ..........................       4,593      158,801           --      37,835        4,593      196,636
Revisions of previous estimates ......       3,404       59,904           --     (98,571)       3,404      (38,667)
Production ...........................      (4,147)     (96,873)          --     (11,737)      (4,147)    (108,610)
Sale of reserves-in-place ............      (4,371)     (31,616)         (33)       (796)      (4,404)     (32,412)
Purchase of reserves-in-place ........       2,756       64,350           --      19,738        2,756       84,088
                                        ----------   ----------   ----------  ----------   ----------   ----------
Proved reserves, end of period .......      24,795      878,584           --     178,242       24,795    1,056,826
                                        ==========   ==========   ==========  ==========   ==========   ==========

Proved developed reserves:
  Beginning of period ................      18,003      552,953           33     105,990       18,036      658,943
                                        ==========   ==========   ==========  ==========   ==========   ==========
  End of period ......................      17,750      627,120           --     136,203       17,750      763,323
                                        ==========   ==========   ==========  ==========   ==========   ==========


DECEMBER 31, 1998
                                                  U.S.                     CANADA                  COMBINED
                                        -----------------------   ----------------------   -----------------------
                                           OIL          GAS          OIL         GAS          OIL          GAS
                                          (MBbl)       (MMcf)       (MBbl)      (MMcf)       (MBbl)       (MMcf)
                                        ----------   ----------   ----------  ----------   ----------   ----------
Proved reserves, beginning of period..      18,226      339,118           --          --       18,226      339,118
Extensions, discoveries and other
  Additions ..........................       3,448       90,879           --          --        3,448       90,879
Revisions of previous estimates ......      (4,082)     (60,477)          --          --       (4,082)     (60,477)
Production ...........................      (5,975)     (86,681)          (1)     (7,740)      (5,976)     (94,421)
Sale of reserves-in-place ............         (30)      (3,515)          --          --          (30)      (3,515)
Purchase of reserves-in-place ........      10,973      444,694           34     239,513       11,007      684,207
                                        ----------   ----------   ----------  ----------   ----------   ----------
Proved reserves, end of period .......      22,560      724,018           33     231,773       22,593      955,791
                                        ==========   ==========   ==========  ==========   ==========   ==========

Proved developed reserves:
  Beginning of period ................      10,087      178,082           --          --       10,087      178,082
                                        ==========   ==========   ==========  ==========   ==========   ==========
  End of period ......................      18,003      552,953           33     105,990       18,036      658,943
                                        ==========   ==========   ==========  ==========   ==========   ==========


DECEMBER 31, 1997
                                                  U.S.                     CANADA                  COMBINED
                                        -----------------------   ----------------------   -----------------------
                                           OIL          GAS          OIL         GAS          OIL          GAS
                                          (MBbl)       (MMcf)       (MBbl)      (MMcf)       (MBbl)       (MMcf)
                                        ----------   ----------   ----------  ----------   ----------   ----------
Proved reserves, beginning of period..      17,373      298,766           --          --       17,373      298,766
Extensions, discoveries and other
  Additions ..........................       5,573       68,813           --          --        5,573       68,813
Revisions of previous estimates ......      (3,428)     (24,189)          --          --       (3,428)     (24,189)
Production ...........................      (1,857)     (27,327)          --          --       (1,857)     (27,327)
Sale of reserves-in-place ............          --           --           --          --           --           --
Purchase of reserves-in-place ........         565       23,055           --          --          565       23,055
                                        ----------   ----------   ----------  ----------   ----------   ----------
Proved reserves, end of period .......      18,226      339,118           --          --       18,226      339,118
                                        ==========   ==========   ==========  ==========   ==========   ==========

Proved developed reserves:
  Beginning of period ................       7,324      151,879           --          --        7,324      151,879
                                        ==========   ==========   ==========  ==========   ==========   ==========
  End of period ......................      10,087      178,082           --          --       10,087      178,082
                                        ==========   ==========   ==========  ==========   ==========   ==========


JUNE 30, 1997
                                                  U.S.                     CANADA                  COMBINED
                                        -----------------------   ----------------------   -----------------------
                                           OIL          GAS          OIL         GAS          OIL          GAS
                                          (MBbl)       (MMcf)       (MBbl)      (MMcf)       (MBbl)       (MMcf)
                                        ----------   ----------   ----------  ----------   ----------   ----------
Proved reserves, beginning of period..      12,258      351,224           --          --       12,258      351,224
Extensions, discoveries and other
  Additions ..........................      13,874      147,485           --          --       13,874      147,485
Revisions of previous estimates ......      (5,989)    (137,938)          --          --       (5,989)    (137,938)
Production ...........................      (2,770)     (62,005)          --          --       (2,770)     (62,005)
Sale of reserves-in-place ............          --           --           --          --           --           --
Purchase of reserves-in-place ........          --           --           --          --           --           --
                                        ----------   ----------   ----------  ----------   ----------   ----------
Proved reserves, end of period .......      17,373      298,766           --          --       17,373      298,766
                                        ==========   ==========   ==========  ==========   ==========   ==========

Proved developed reserves:
  Beginning of period.................       3,648      144,721           --          --        3,648      144,721
                                        ==========   ==========   ==========  ==========   ==========   ==========
  End of period.......................       7,324      151,879           --          --        7,324      151,879
                                        ==========   ==========   ==========  ==========   ==========   ==========

         During 1999, Chesapeake acquired approximately 101 Bcfe of proved reserves through purchases of oil and gas properties for consideration of $52 million. Chesapeake also sold 59 Bcfe of proved reserves for consideration of approximately $46 million. During 1999, Chesapeake recorded upward revisions of 80 Bcfe to the December 31, 1998 estimates of its U.S. reserves, and downward revisions of 99 Bcfe to the December 31, 1998 estimates of its Canadian reserves, for a net Company wide revision of 19 Bcfe, or approximately 1.7%. The upward revisions to its U.S. reserves were caused by higher oil and gas prices at December 31, 1999, and actual performance in excess of predicted performance. Higher prices extend the economic lives of the underlying oil and gas properties and thereby increase the estimated future reserves. The downward revisions to its Canadian reserves were caused by a reduction of Chesapeake's proved undeveloped locations and an increase in projected transportation and operating costs in Canada, which decreased the economic lives of the underlying properties.

         During 1998, Chesapeake acquired approximately 750 Bcfe of proved reserves through mergers or through purchases of oil and gas properties. The total consideration given for the acquisitions was 30.8 million shares of Company common stock, $280 million of cash, the assumption of $205 million of debt, and the incurrence of approximately $20 million of other acquisition related costs. Also during 1998, Chesapeake recorded downward revisions to the December 31, 1997 estimates of approximately 4,082 MBbl and 60,477 MMcf, or approximately 85 Bcfe. These reserve revisions were primarily attributable to lower oil and gas prices at December 31, 1998. The weighted average prices used to value Chesapeake's reserves at December 31, 1998 were $10.48 per barrel of oil and $1.68 per Mcf of gas, as compared to the prices used at December 31, 1997 of $17.62 per barrel of oil and $2.29 per Mcf of gas.

         For the six months ended December 31, 1997, Chesapeake recorded downward revisions to the June 30, 1997 reserve estimates of approximately 3,428 MBbl and 24,189 MMcf, or approximately 45 Bcfe. The reserve revisions were primarily attributable to lower than expected results from development drilling and production which eliminated certain previously established proved reserves.

         On December 16, 1997, Chesapeake acquired AnSon Production Corporation, a privately owned oil and gas producer based in Oklahoma City. Consideration for this acquisition was approximately $43 million. Chesapeake estimates that it acquired approximately 26.4 Bcfe in connection with this acquisition.

         For the fiscal year ended June 30, 1997, Chesapeake recorded downward revisions to the previous year's reserve estimates of approximately 5,989 MBbl and 137,938 MMcf, or approximately 174 Bcfe. The reserve revisions were primarily attributable to the decrease in oil and gas prices between periods, higher drilling and completion costs, and unfavorable developmental drilling and production results during fiscal 1997. Specifically, Chesapeake recorded aggregate downward adjustments to proved reserves of 159 Bcfe for the Knox, Giddings and Louisiana Trend areas.

Standardized Measure of Discounted Future Net Cash Flows (unaudited)

         Statement of Financial Accounting Standards No. 69 ("SFAS 69") prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. Chesapeake has followed these guidelines which are briefly discussed below.

         Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimates are made of quantities of proved reserves and the future periods during which they are expected to be produced based on year-end economic conditions. Estimated future income taxes are computed using current statutory income tax rates including consideration for the current tax basis of the properties and related carryforwards, giving effect to permanent differences and tax credits. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

         The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect Chesapeake's expectations of actual revenue to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

         The following summary sets forth Chesapeake's future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in SFAS 69:

DECEMBER 31, 1999
                                                                     U.S.            CANADA        COMBINED
                                                                 ------------    ------------    ------------
                                                                               ($ IN THOUSANDS)
Future cash inflows (a) ......................................   $  2,555,241    $    437,928    $  2,993,169
Future production costs ......................................       (671,431)       (195,464)       (866,895)
Future development costs .....................................       (209,921)        (20,950)       (230,871)
Future income tax provision ..................................       (219,866)        (29,410)       (249,276)
                                                                 ------------    ------------    ------------
Net future cash flows ........................................      1,454,023         192,104       1,646,127
Less effect of a 10% discount factor .........................       (545,125)        (94,390)       (639,515)
                                                                 ------------    ------------    ------------
Standardized measure of discounted future net cash flows .....   $    908,898    $     97,714    $  1,006,612
                                                                 ============    ============    ============

Discounted (at 10%) future net cash flows before income
 taxes .......................................................   $    991,748    $     97,748    $  1,089,496
                                                                 ============    ============    ============

DECEMBER 31, 1998
                                                                     U.S.            CANADA        COMBINED
                                                                 ------------    ------------    ------------
                                                                               ($ IN THOUSANDS)
Future cash inflows (b) ......................................   $  1,374,280    $    474,143    $  1,848,423
Future production costs ......................................       (432,876)        (52,493)       (485,369)
Future development costs .....................................       (124,717)        (29,634)       (154,351)
Future income tax provision ..................................         (6,464)       (143,747)       (150,211)
                                                                 ------------    ------------    ------------
Net future cash flows ........................................        810,223         248,269       1,058,492
Less effect of a 10% discount factor .........................       (303,096)       (132,281)       (435,377)
                                                                 ------------    ------------    ------------
Standardized measure of discounted future net cash flows .....   $    507,127    $    115,988    $    623,115
                                                                 ============    ============    ============

Discounted (at 10%) future net cash flows before income
  taxes ......................................................   $    504,148    $    156,843    $    660,991
                                                                 ============    ============    ============

DECEMBER 31, 1997
                                                                     U.S.            CANADA        COMBINED
                                                                 ------------    ------------    ------------
                                                                               ($ IN THOUSANDS)
Future cash inflows (c) ......................................   $  1,100,807    $         --    $  1,100,807
Future production costs ......................................       (223,030)             --        (223,030)
Future development costs .....................................       (158,387)             --        (158,387)
Future income tax provision ..................................       (108,027)             --        (108,027)
                                                                 ------------    ------------    ------------
Net future cash flows ........................................        611,363              --         611,363
Less effect of a 10% discount factor .........................       (181,253)             --        (181,253)
                                                                 ------------    ------------    ------------
Standardized measure of discounted future net cash flows .....   $    430,110    $         --    $    430,110
                                                                 ============    ============    ============

Discounted (at 10%) future net cash flows before income
  taxes ......................................................   $    466,509    $         --    $    466,509
                                                                 ============    ============    ============

JUNE 30, 1997
                                                                     U.S.            CANADA        COMBINED
                                                                 ------------    ------------    ------------
                                                                               ($ IN THOUSANDS)
Future cash inflows (d) ......................................   $    954,839    $         --    $    954,839
Future production costs ......................................       (190,604)             --        (190,604)
Future development costs .....................................       (152,281)             --        (152,281)
Future income tax provision ..................................       (104,183)             --        (104,183)
                                                                 ------------    ------------    ------------
Net future cash flows ........................................        507,771              --         507,771
Less effect of a 10% discount factor .........................        (92,273)             --         (92,273)
                                                                 ------------    ------------    ------------
Standardized measure of discounted future net cash flows .....   $    415,498    $         --    $    415,498
                                                                 ============    ============    ============

Discounted (at 10%) future net cash flows before income
  taxes ......................................................   $    437,386    $         --    $    437,386
                                                                 ============    ============    ============


----------

(a) Calculated using weighted average prices of $24.72 per barrel of oil and $2.25 per Mcf of gas.

(b) Calculated using weighted average prices of $10.48 per barrel of oil and $1.68 per Mcf of gas.

(c) Calculated using weighted average prices of $17.62 per barrel of oil and $2.29 per Mcf of gas.

(d) Calculated using weighted average prices of $18.38 per barrel of oil and $2.12 per Mcf of gas.

    The principal sources of change in the standardized measure of discounted future net cash flows are as follows:


DECEMBER 31, 1999
                                                                   U.S.           CANADA          COMBINED
                                                               ------------    ------------    ------------
                                                                             ($ IN THOUSANDS)
Standardized measure, beginning of period ..................   $    507,127    $    115,988    $    623,115
Sales of oil and gas produced, net of production costs .....       (209,039)        (11,844)       (220,883)
Net changes in prices and production costs .................        320,123         (55,156)        264,967
Extensions and discoveries, net of production and
    development costs ......................................        200,787          14,333         215,120
Changes in future development costs ........................        (15,011)         20,679           5,668
Development costs incurred during the period that reduced
    future development costs ...............................         14,114           1,985          16,099
Revisions of previous quantity estimates ...................         88,250         (49,034)         39,216
Purchase of reserves-in-place ..............................         66,895          18,476          85,371
Sales of reserves-in-place .................................        (25,838)           (920)        (26,758)
Accretion of discount ......................................         50,415          15,684          66,099
Net change in income taxes .................................        (85,828)         40,821         (45,007)
Changes in production rates and other ......................         (3,097)        (13,298)        (16,395)
                                                               ------------    ------------    ------------
Standardized measure, end of period ........................   $    908,898    $     97,714    $  1,006,612
                                                               ============    ============    ============


DECEMBER 31, 1998
                                                                   U.S.           CANADA          COMBINED
                                                               ------------    ------------    ------------
                                                                             ($ IN THOUSANDS)
Standardized measure, beginning of period ..................   $    430,110    $         --    $    430,110
Sales of oil and gas produced, net of production costs .....       (191,246)         (6,144)       (197,390)
Net changes in prices and production costs .................       (189,817)             --        (189,817)
Extensions and discoveries, net of production and
    development costs ......................................         85,464              --          85,464
Changes in future development costs ........................         72,279              --          72,279
Development costs incurred during the period that reduced
    future development costs ...............................         28,191              --          28,191
Revisions of previous quantity estimates ...................        (64,770)             --         (64,770)
Purchase of reserves-in-place ..............................        288,694         164,821         453,515
Sales of reserves-in-place .................................         (3,079)             --          (3,079)
Accretion of discount ......................................         46,651              --          46,651
Net change in income taxes .................................         39,377         (40,855)         (1,478)
Changes in production rates and other ......................        (34,727)         (1,834)        (36,561)
                                                               ------------    ------------    ------------
Standardized measure, end of period ........................   $    507,127    $    115,988    $    623,115
                                                               ============    ============    ============

DECEMBER 31, 1997
                                                                   U.S.           CANADA          COMBINED
                                                               ------------    ------------    ------------
                                                                             ($ IN THOUSANDS)
Standardized measure, beginning of period ..................   $    415,498    $         --    $    415,498
Sales of oil and gas produced, net of production costs .....        (85,563)             --         (85,563)
Net changes in prices and production costs .................         26,106              --          26,106
Extensions and discoveries, net of production and
    development costs ......................................         92,597              --          92,597
Changes in future development costs ........................         (7,422)             --          (7,422)
Development costs incurred during the period that reduced
    future development costs ...............................         47,703              --          47,703
Revisions of previous quantity estimates ...................        (62,655)             --         (62,655)
Purchase of reserves-in-place ..............................         25,236              --          25,236
Sales of reserves-in-place .................................             --              --              --
Accretion of discount ......................................         43,739              --          43,739
Net change in income taxes .................................        (14,510)             --         (14,510)
Changes in production rates and other ......................        (50,619)             --         (50,619)
                                                               ------------    ------------    ------------
Standardized measure, end of period ........................   $    430,110    $         --    $    430,110
                                                               ============    ============    ============

JUNE 30, 1997
                                                                   U.S.           CANADA          COMBINED
                                                               ------------    ------------    ------------
                                                                             ($ IN THOUSANDS)

Standardized measure, beginning of period................       $  461,411      $       --       $ 461,411
Sales of oil and gas produced, net of production costs...         (177,813)             --        (177,813)
Net changes in prices and production costs...............          (99,234)             --         (99,234)
Extensions and discoveries, net of production and
    development costs....................................          287,068              --         287,068
Changes in future development costs......................          (12,831)             --         (12,831)
Development costs incurred during the period that reduced
    future development costs.............................           46,888              --          46,888
Revisions of previous quantity estimates.................         (199,738)             --        (199,738)
Purchase of reserves-in-place............................               --              --              --
Sales of reserves-in-place...............................               --              --              --
Accretion of discount....................................           54,702              --          54,702
Net change in income taxes...............................           63,719              --          63,719
Changes in production rates and other....................           (8,674)             --          (8,674)
                                                                ----------      ----------       ---------
Standardized measure, end of period......................       $  415,498      $       --       $ 415,498
                                                                ==========      ==========       =========

12. TRANSITION PERIOD COMPARATIVE DATA

         The following table presents certain financial information for the twelve months ended December 31, 1998 and 1997, and the six months ended December 31, 1997 and 1996, respectively:

                                                                  TWELVE MONTHS ENDED       SIX MONTHS ENDED
                                                                      DECEMBER 31,             DECEMBER 31,
                                                                -----------------------   -----------------------
                                                                    1998         1997         1997          1996
                                                                ----------   -----------  -----------    --------
                                                                             (UNAUDITED)                (UNAUDITED)
                                                                     ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..................................................       $  377,946    $ 302,804   $153,898       $120,186
                                                                 ==========    =========   ========       ========
Gross profit (loss)(a)....................................       $ (856,197)   $(309,041)  $(93,092)      $ 42,946
                                                                 ==========    =========   ========       ========
Income (loss) before income taxes
    And extraordinary item................................       $ (920,520)   $(251,150)  $(31,574)      $ 39,246
Income taxes..............................................               --      (17,898)        --         14,325
                                                                 ----------    ---------   --------       --------
Income (loss) before extraordinary item...................         (920,520)    (233,252)   (31,574)        24,921
Extraordinary item........................................          (13,334)        (177)        --         (6,443)
                                                                 ----------    ---------   --------       --------
Net income (loss).........................................       $ (933,854)   $(233,429)  $(31,574)      $ 18,478
                                                                 ==========    =========   ========       ========
Earnings per share - basic
    Income (loss) before extraordinary item...............       $    (9.83)   $   (3.30)  $  (0.45)      $   0.40
    Extraordinary item....................................            (0.14)          --         --          (0.10)
                                                                 ----------    ---------     ------       --------
    Net income (loss).....................................       $    (9.97)   $   (3.30)  $  (0.45)      $   0.30
                                                                 ==========    =========   ========       ========
Earnings per share - assuming dilution
    Income (loss) before extraordinary item...............       $    (9.83)   $   (3.30)  $  (0.45)      $   0.38
    Extraordinary item....................................            (0.14)          --         --          (0.10)
                                                                 ----------    ---------   --------       --------
    Net income (loss).....................................       $    (9.97)   $   (3.30)  $  (0.45)      $   0.28
                                                                 ==========    =========   ========       ========
Weighted average common shares outstanding (in 000's)
    Basic.................................................           94,911       70,672     70,835         61,985
                                                                 ==========    =========   ========       ========
    Assuming dilution.....................................           94,911       70,672     70,835         66,300
                                                                 ==========    =========   ========       ========

----------

(a) Total revenue less total operating costs.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

         Summarized unaudited quarterly financial data for 1999 and 1998 are as follows ($ in thousands except per share data):

                                                                                    QUARTERS ENDED
                                                                -----------------------------------------------------
                                                                  MARCH 31,    JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                                    1999         1999         1999           1999
                                                                -----------  -----------  -------------  ------------
Net sales................................................         $  65,677   $  80,892     $102,140      $ 106,237
Gross profit (loss)(a)...................................             7,067      25,765       36,498         38,190
Net income (loss)........................................           (11,950)      8,147       18,115         18,954
Net income (loss) per share:
  Basic..................................................             (0.17)       0.04         0.14           0.15
  Diluted................................................             (0.17)       0.04         0.13           0.14


                                                                                 QUARTERS ENDED
                                                                -----------------------------------------------------
                                                                  MARCH 31,    JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                                    1998         1998         1998           1998
                                                                -----------  ----------- -------------   ------------
Net sales................................................         $  76,765   $ 109,310     $106,338      $  85,533
Gross profit (loss)(a)...................................          (246,036)   (218,645)      13,650       (405,166)
Net income (loss) before extraordinary item..............          (256,500)   (234,739)      (4,149)      (425,132)
Net income (loss)........................................          (256,500)   (248,073)      (4,149)      (425,132)
Net income (loss) per share before extraordinary item:
  Basic..................................................             (3.19)      (2.29)       (0.08)         (4.44)
  Diluted................................................             (3.19)      (2.29)       (0.08)         (4.44)


----------

(a) Total revenue less total operating costs.

         Capitalized costs, less accumulated amortization and related deferred income taxes, cannot exceed an amount equal to the sum of the present value of estimated future net revenues less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects. At December 31, 1998, June 30, 1998 and March 31, 1998, capitalized costs of oil and gas properties exceeded the estimated present value of future net revenues for Chesapeake's proved reserves, net of related income tax considerations, resulting in writedowns in the carrying value of oil and gas properties of $360 million, $216 million and $250 million, respectively.

         During the fourth quarter of 1998, Chesapeake incurred a $55 million impairment charge to adjust certain non-oil and gas producing assets to their estimated fair values. Of this amount, $30 million related to Chesapeake's investment in preferred stock of Gothic Energy Corporation, and the remainder was related to certain of Chesapeake's gas processing and transportation assets located in Louisiana.

14. ACQUISITIONS

         During 1998, Chesapeake acquired approximately 750 Bcfe of proved reserves through mergers or through purchases of oil and gas properties. The total consideration given for the acquisitions was $280 million of cash, 30.8 million shares of Company common stock, the assumption of $205 million of debt, and the incurrence of approximately $20 million of other acquisition related costs.

         In March 1998, Chesapeake acquired Hugoton Energy Corporation ("Hugoton") pursuant to a merger by issuing 25.8 million shares of Chesapeake's common stock in exchange for 100% of Hugoton's common stock. The acquisition of Hugoton was accounted for using the purchase method as of March 1, 1998, and the results of operations of Hugoton have been included since that date.

         The following unaudited pro forma information has been prepared assuming Hugoton had been acquired as of the beginning of the periods presented. The pro forma information is presented for informational purposes only and is not necessarily indicative of what would have occurred if the acquisition had been made as of those dates. In addition, the pro forma information is not intended to be a projection of future results and does not reflect the efficiencies expected to result from the integration of Hugoton.

                        Pro Forma Information (Unaudited)

                                                     YEARS ENDED DECEMBER 31,
                                                        1998             1997
                                                    -----------        -------
                                                  ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues........................................     $ 387,638        $ 379,546
Loss before extraordinary item..................      (921,969)        (215,350)
Net loss........................................      (935,303)        (215,527)
Loss before extraordinary item per common share.         (9.41)           (2.23)
Net loss per common share.......................         (9.55)           (2.23)

         Chesapeake acquired other businesses and oil and gas properties during 1999 and 1998. The results of operations of each of these businesses and properties, taken individually, were not material in relation to Chesapeake's consolidated results of operations.

15. SUBSEQUENT EVENTS

         In January and February 2000, Chesapeake engaged in five separate transactions with two institutional investors in which Chesapeake exchanged a total of 8.8 million shares of common stock (both newly issued and treasury shares) for 625,000 shares of its issued and outstanding preferred stock with a liquidation value of $31.3 million plus dividends in arrears of $2.9 million. All preferred shares acquired in these transactions were cancelled and retired and will have the status of authorized but unissued shares of undesignated preferred stock.

         In connection with a potential restructuring of Gothic Energy Corporation ("Gothic"), Chesapeake and Gothic agreed in March 2000 to substantially revise their joint venture originally entered into in March 1998. In addition, Chesapeake granted Gothic an option to redeem the preferred and common shares of Gothic held by Chesapeake in exchange for rights to certain undeveloped leasehold interests covered by the joint venture agreement. The terms of the agreement are subject to certain conditions, including the approval by certain of Gothic's creditors. Significant terms of the proposed agreement are as follows:

     o   the joint venture is extended for three years to April 30, 2006,
     o Chesapeake is granted a right of first refusal on any property disposition by Gothic,
     o   Chesapeake becomes operator of 28 wells currently operated by Gothic,
     o Chesapeake will have the first right to drill, complete and operate wells in certain areas covered by the joint venture,
     o Chesapeake granted Gothic the option to redeem its investment in $50 million liquidation amount of Gothic Series B preferred stock, including dividends in arrears, and 2.4 million shares of Gothic common stock, for a permanent assignment to Chesapeake of certain undeveloped leasehold interests that were originally subject to a reassignment obligation to Gothic.

                                                                     SCHEDULE II


                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                                ($ IN THOUSANDS)




                                                                       ADDITIONS
                                                                  -----------------------
                                                     BALANCE AT                 CHARGED                      BALANCE AT
                                                     BEGINNING     CHARGED      TO OTHER                        END
                    DESCRIPTION                      OF PERIOD    TO EXPENSE    ACCOUNTS        DEDUCTIONS   OF PERIOD
--------------------------------------------------   ----------   ----------   ----------       ----------   ----------
December 31, 1999:
  Allowance for doubtful accounts ................   $    3,209   $        9   $       --       $       --   $    3,218
  Valuation allowance for deferred tax assets ....   $  458,903   $       --   $   (5,931)(a)   $   10,956   $  442,016

December 31, 1998:
  Allowance for doubtful accounts ................   $      691   $    1,589   $    1,000       $       71   $    3,209
  Valuation allowance for deferred tax assets ....   $   77,934   $  380,969   $       --       $       --   $  458,903

December 31, 1997:
  Allowance for doubtful accounts ................   $      387   $       40   $      264       $       --   $      691
  Valuation allowance for deferred tax assets ....   $   64,116   $   13,818   $       --       $       --   $   77,934

June 30, 1997:
  Allowance for doubtful accounts ................   $      340   $      299   $       --       $      252   $      387
  Valuation allowance for deferred tax assets ....   $       --   $   64,116   $       --       $       --   $   64,116


----------

(a) At December 31, 1998, $5.7 million of the valuation allowance was related to Chesapeake's Canadian deferred tax assets. During 1999, this valuation allowance was eliminated as part of a purchase price reallocation related to a 1998 acquisition.